SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.     )

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Check the appropriate box:

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☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

CARDINAL HEALTH, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 7, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), will be held at Cardinal Health’s corporate offices at 7000 Cardinal Place, Dublin, Ohio, on November 7, 2007 at 2:00 p.m., local time, for the following purposes:

1. To elect ten directors, each to serve until the 2008 Annual Meeting and until his or her successor is duly elected and qualified;

2. To ratify the selection of Ernst & Young LLP as Cardinal Health’s independent registered public accounting firm for the fiscal year ending June 30, 2008;

3. To approve the proposed amendment to Cardinal Health’s Code of Regulations to reduce the shareholder supermajority vote requirements to a majority vote;

4. To approve the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan;

5. To vote on two proposals submitted by shareholders if properly presented at the meeting; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the election of the ten directors listed in Proposal 1, FOR Proposal 2, FOR proposal 3, FOR proposal 4, AGAINST proposal 5 and AGAINST proposal 6.

Only shareholders of record at the close of business on September 10, 2007 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a registered shareholder, your admission ticket is attached to your proxy card. You will need to bring it with you to the Annual Meeting, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) in order to be admitted to the Annual Meeting.

By Order of the Board of Directors.

IVAN K. FONG, Secretary

September 28, 2007

Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet pursuant to instructions provided with the proxy.

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PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health,” “we” or “us”), for use at the Cardinal Health Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, November 7, 2007, at our corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time, and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy, together with our Annual Report to Shareholders for the fiscal year ended June 30, 2007, except for any exhibits to the Annual Report on Form 10-K for fiscal 2007 contained therein, and additional information are first being sent to Cardinal Health shareholders on or about October 1, 2007. Exhibits will be provided to any shareholder upon request to our Investor Relations department.

The close of business on September 10, 2007 has been fixed as the record date for the determination of Cardinal Health shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 363,221,234 common shares, without par value. Except as set forth below, holders of common shares at the record date are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote.

The address of our principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2007” refers to the fiscal year ended June 30, 2007.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of sixteen members, who were previously divided into three classes. At the 2005 Annual Meeting of Shareholders, the shareholders voted to amend our Code of Regulations to eliminate the classification of the Board, effective with the election of directors at the 2006 Annual Meeting. Directors elected at the 2005 Annual Meeting will serve out the remainder of their three-year terms before standing for re-election. Directors elected at the 2006 Annual Meeting and directors nominated for election at this Annual Meeting and at subsequent meetings will be elected to serve until the next Annual Meeting.

At the Annual Meeting, Cardinal Health shareholders will be asked to vote for the election of the ten nominees named below, each to serve until the next Annual Meeting and until his or her successor is duly elected and qualified. As we have previously announced, Robert L. Gerbig, a director of Cardinal Health since 1975 whose director term expires at this Annual Meeting, does not intend to stand for election at the Annual Meeting, and no person is being nominated at the Annual Meeting to fill the vacancy on the Board of Directors created by his departure. Instead, the directors expect to reduce the size of the Board to fifteen, effective when Mr. Gerbig ceases to be a director.

Common shares represented by proxies, unless otherwise specified, will be voted for the election of the ten nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may nominate. Proxies may not be voted at the Annual Meeting for more than ten nominees.

Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to our President, any Vice President or Secretary, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of directors to be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of directors is cumulative, the persons named in the enclosed proxy intend to vote the shares represented thereby and by other proxies held by them so as to elect as many of the ten nominees named below as possible.

Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The ten nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of such nominee, but could trigger the policy set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his or her election to tender his or her resignation. See “Corporate Governance—Resignation for Majority Withhold Vote” below.

Set forth below is the following information regarding those persons nominated for election as directors of Cardinal Health (each is currently a director of Cardinal Health) and of those persons serving as directors of Cardinal Health whose terms of office will continue after the Annual Meeting: their names, ages, principal occupations, and positions held during the past five years (unless otherwise stated, the positions listed have been held during the entire past five years); certain other board memberships (which are shown parenthetically); the year in which he or she first became a director of Cardinal Health; and the year in which his or her term as a director is scheduled to expire (information is provided as of September 10, 2007).

Nominees for Election at the 2007 Annual Meeting of Shareholders

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires

Colleen F. Arnold	50	General Manager, Global Application Services of International Business Machines Corporation (‘‘IBM”), a globally integrated innovation company that provides systems and financing, software and services to enterprises and institutions worldwide, January 2007 to present; General Manager, IBM Northern and Eastern Europe, Russia, the Middle East and South Africa of IBM, 2005 to January 2007; General Manager, Global Communications Sector, Sales and Distribution Group of IBM, 2002 to 2005.	August 2007	2007
R. Kerry Clark(1)	55	President and Chief Executive Officer of Cardinal Health, April 2006 to present; Vice Chairman of the Board — P&G Family Health and a director of The Procter & Gamble Company, a marketer of consumer products (‘‘Procter & Gamble”), July 2004 to April 2006; Vice Chairman of the Board and President — Global Market Development and Business Operations of Procter & Gamble, 2002 to July 2004; (director of Textron Inc., an aircraft, automotive and industrial products manufacturer and financial services company).	2006	2007

(1)	Effective November 8, 2007, Mr. Clark will serve as Chairman of the Board and Chief Executive Officer of Cardinal Health and Mr. R. Walter will serve as Executive Director of Cardinal Health.

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires

George H. Conrades	68	Executive Chairman, Akamai Technologies, Inc., an e-business infrastructure provider, April 2005 to present; Chairman and Chief Executive Officer of Akamai Technologies, Inc., April 1999 to April 2005; Venture partner in Polaris Venture Partners, an early stage investment company, August 1998 to present (director of Akamai Technologies, Inc.; and Harley-Davidson, Inc., a motorcycle manufacturer).	1999	2007
Calvin Darden	57	Retired Senior Vice President, U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, January 2000 to April 2005 (director of Target Corporation, an operator of large-format general merchandise discount stores; and Coca-Cola Enterprises, Inc., a marketer, seller, manufacturer and distributor of nonalcoholic beverages).	2005	2007
John F. Finn	59	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, 1985 to present (director of J.P. Morgan Funds, a registered investment company).	1994	2007
Philip L. Francis	60	Chairman and Chief Executive Officer of PetSmart, Inc., a specialty pet retailer, 1999 to present (director of SUPERVALU INC., a grocery retail and supply chain company).	2006	2007
Gregory B. Kenny	54	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper and fiber-optic wire and cable products, August 2001 to present (director of IDEX Corporation, an applied solutions company; and Corn Products International, Inc., a corn refining and ingredient company).	August 2007	2007
Richard C. Notebaert	60	Retired Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, July 2002 to August 2007 (director of Aon Corporation, an insurance brokerage, consulting and underwriting company (“Aon”)).	1999	2007

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires

David W. Raisbeck	58	Vice Chairman of Cargill, Incorporated, a marketer, processor and distributor of agricultural, food, financial and industrial products and services, November 1999 to present (director of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer).	2002	2007
Robert D. Walter(1)	62	Executive Chairman of the Board of Directors of Cardinal Health, April 2006 to present; Chairman and Chief Executive Officer of Cardinal Health, 1971 to April 2006 (director of American Express Company, a travel, financial and network services company). Mr. R. Walter is the father of Matthew D. Walter, a director of Cardinal Health.	1971	2007

Directors Whose Terms Will Continue after the Annual Meeting

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires

J. Michael Losh	61	Former Chief Financial Officer of Cardinal Health (on an interim basis), July 2004 to May 2005; Chairman of Metaldyne Corporation, an automotive parts manufacturer, October 2000 to April 2002; Chief Financial Officer of General Motors Corporation, an automobile manufacturer, 1994 to August 2000 (director of AMB Property Corporation, an industrial real estate owner and operator; Aon; H.B. Fuller Company, a specialty chemicals and industrial adhesives manufacturer; Masco Corp., a manufacturer of home improvement and building products; and TRW Automotive Holdings Corp., a supplier of automotive systems, modules and components).	1996	2008
John B. McCoy	64	Retired Non-Executive Chairman of Corillian Corporation, an online banking and software services company, June 2000 to January 2004; Chief Executive Officer of Bank One Corporation, a bank holding company, 1984 to December 1999 (director of AT&T, Inc., a telecommunications systems company; and ChoicePoint Inc., a provider of data management products and services).	1987	2008

(1)	Effective November 8, 2007, Mr. Clark will serve as Chairman of the Board and Chief Executive Officer of Cardinal Health and Mr. R. Walter will serve as Executive Director of Cardinal Health.

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires

Michael D. O’Halleran	57	Senior Executive Vice President of Aon, September 2004 to present; President and Chief Operating Officer of Aon, April 1999 to September 2004.	1999	2008
Jean G. Spaulding, M.D.	60	Private medical practice in psychiatry, 1977 to present; Consultant, Duke University Health System, a non-profit academic health care system, January 2003 to present; Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, 1998 to present; Vice Chancellor for Health Affairs, Duke University Health System, 1998 to 2002; Trustee, The Duke Endowment, a charitable trust, January 2002 to present.	2002	2008
Matthew D. Walter	38	Chairman and Chief Executive Officer of BoundTree Medical Products, Inc., a provider of medical equipment to the emergency medical market, November 2000 to present; Managing Partner of Talisman Capital, a private investment company, June 2000 to present; Vice President and General Manager of National PharmPak, Inc., a subsidiary of Cardinal Health, July 1996 to September 2000 (director of Bancinsurance Corporation, an insurance holding company). Mr. M. Walter is the son of Robert D. Walter, our Executive Chairman of the Board.	2002	2008

Board of Directors and Committees of the Board

Our Board of Directors held four regular meetings and four special meetings during fiscal 2007. Each director attended 75% or more of the meetings of the Board and Board Committees on which he or she served. All of our directors attended our 2006 Annual Meeting of Shareholders, except Mr. Darden. Absent unusual circumstances, each director is expected to attend the Annual Meeting of Shareholders.

Committees and Committee Charters.  The Board has established the Audit Committee, the Nominating and Governance Committee, the Executive Committee and the Human Resources and Compensation Committee. The charters for each of these committees are available on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance: Board Committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department at (614) 757-5222.

The Audit Committee.  Messrs. Finn (Chairman), Conrades, Francis, Kenny, Losh, O’Halleran and Raisbeck are the current members of the Board’s Audit Committee. The Board of Directors has determined that each of Messrs. Conrades, Finn, Francis, Kenny, Losh, O’Halleran and Raisbeck is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange (“NYSE”) and in accordance with our Corporate Governance Guidelines discussed in more detail below. The Board of Directors also determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on the Audit

Committee of our Board of Directors. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to service on our Audit Committee. During fiscal 2007, the Audit Committee met eleven times and acted once by written action without a meeting.

The Audit Committee’s duties and responsibilities are stated in a written charter, which was adopted by our Board of Directors and was most recently amended on November 8, 2006. The Audit Committee’s primary responsibilities are to represent and assist the Board with the oversight of:

•	the integrity of Cardinal Health’s financial statements;

•	legal and Standards of Business Conduct compliance;

•	the qualifications, independence and performance of our independent auditors; and

•	the qualifications and performance of our internal audit function.

In performing its oversight role with respect to our financial statement and disclosure matters, the Audit Committee reviews quarterly and annual financial statements prior to filing or announcement and considers matters such as the judgment by the independent auditors as to the quality and appropriateness of the application of accounting principles, certain changes or alternatives in financial or accounting practices, proposed or pending changes in accounting or regulatory requirements and the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures.

With respect to our independent auditor, the Audit Committee pre-approves all services provided by the independent auditor and is responsible for its appointment, compensation and retention and the oversight of its work, including any disagreements with management, its independence from Cardinal Health and any regulatory or peer review matters. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department and reviews our compliance with and oversight and enforcement of our Standards of Business Conduct and other legal and regulatory matters, such as our insider trading policy and whistleblower policy.

The Nominating and Governance Committee.  Messrs. Conrades (Chairman), Finn, McCoy and Notebaert are the current members of the Board’s Nominating and Governance Committee. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent, in accordance with the definition of “independent director” in our Corporate Governance Guidelines described in more detail below and consistent with the rules of the NYSE. During fiscal 2007, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee’s duties and responsibilities are stated in a written charter adopted by the Board of Directors and most recently amended on August 8, 2007. The Nominating and Governance Committee’s primary responsibilities are:

•	identifying individuals qualified to become Board members (consistent with criteria approved by the Board);

•	recommending director candidates for the Board;

•	developing and reviewing our Corporate Governance Guidelines; and

•	performing a leadership role in shaping our corporate governance practices.

In fulfilling this role, the Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates, identifies and reviews the qualifications of such candidates, establishes procedures for the consideration of Board candidates recommended by our shareholders, assesses the contributions and independence of individual incumbent directors, recommends to the Board changes in the structure, composition and function of the Board’s committees and oversees the evaluation of the Board’s effectiveness and performance. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under “Corporate Governance — Shareholder Recommendations for Director Nominees” below.

The Executive Committee.  Messrs. R. Walter (Chairman), Clark, Conrades, Finn, McCoy and Notebaert are the current members of the Board’s Executive Committee. The Executive Committee must have at least three members, a majority of whom must be independent in accordance with the definition of “independent director” in our Corporate Governance Guidelines. In addition, the Chairman of the Board, Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Human Resources and Compensation Committee and the Presiding Director are to be members of the Executive Committee. During fiscal 2007, the Executive Committee met six times and acted three times by written action without a meeting.

The Executive Committee operates under a written charter adopted by the Board of Directors on May 2, 2007. The Executive Committee is empowered to exercise substantially all powers and perform all duties of the Board of Directors when the Board is not in session, other than the authority to fill vacancies on the Board or on any committee of the Board, to declare dividends, to elect our Chief Executive Officer, to submit matters for shareholder approval and to act on matters specifically reserved for full Board authority. The Executive Committee acts only when specific authority is delegated to it by the Board or when, in the intervals between meetings of the Board, it is necessary to consider or act promptly.

Human Resources and Compensation Committee.  The members of the Human Resources and Compensation Committee (the “Compensation Committee”) are Ms. Arnold, Messrs. Darden, Gerbig, McCoy and Notebaert and Dr. Spaulding. Mr. Notebaert is the Compensation Committee Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent, in accordance with the definition of “independent director” in our Corporate Governance Guidelines and consistent with the rules of the NYSE. During fiscal 2007, the Compensation Committee met six times and acted three times by written action without a meeting.

Role of the Compensation Committee.  The Compensation Committee’s duties and responsibilities are stated in a written charter. This charter was adopted by our Board of Directors and most recently amended on January 31, 2007. The Compensation Committee’s primary duties and responsibilities are to:

•	develop an executive compensation policy to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the CEO, including relevant performance goals and objectives, and Cardinal Health’s other executive officers, and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board as appropriate;

•	review and report to the Board on the management succession program for the Chief Executive Officer and selected senior executives;

•	oversee workplace diversity initiatives and progress; and

•	consult with management on major policies affecting employee relations.

Compensation decisions for the executive officers of Cardinal Health are made by the Compensation Committee. The details of the processes and procedures involved in making these compensation decisions, including the role of management, are described under “Compensation Discussion and Analysis” beginning on page 18. The Compensation Committee also acts as the administrator with respect to our equity and non-equity incentive plans covering executive officers and other senior management. The Compensation Committee may delegate authority for administration of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers and other key employees of Cardinal Health. However, the Compensation Committee may not delegate any authority under those plans for selection of participants, determination of award amounts or amendments or modifications of awards with respect to our executive officers.

The Compensation Committee’s Compensation Consultant.  During fiscal 2007, the Compensation Committee retained and was advised by Towers Perrin with respect to executive compensation matters. Towers Perrin is one of the three largest diversified human resources consulting firms in the world. In addition to consulting with the Compensation Committee on executive compensation, Towers Perrin, directly or through an affiliate, has the following working relationships with us: (a) Towers Perrin provides executive compensation and other consulting services to management; and (b) Towers Perrin is a 15% partner in a joint venture to which we have outsourced our human resources administrative processes.

Towers Perrin confirmed to us that it has implemented policies and processes to mitigate potential issues of independence when providing consulting services to the Compensation Committee and providing services to us in other areas. These include the following:

•	the individual providing consulting services to the Compensation Committee is not personally involved in doing work in any of the other areas in which Towers Perrin provides services to us;

•	the individual providing consulting services to the Compensation Committee does not share information about the specific work he does on behalf of the Compensation Committee with other Towers Perrin staff providing assistance to us in other areas;

•	the individual providing consulting services to the Compensation Committee is not directly compensated for the total revenues that Towers Perrin generates from us, nor would his compensation be affected if we decided to no longer use Towers Perrin’s services in other areas; and

•	the performance goals of the individual providing consulting services to the Compensation Committee do not have any direct link to the total revenues generated from us.

The Compensation Committee considered these relationships, the level of fees paid to Towers Perrin and its affiliates, and the Towers Perrin policies described above before retaining Towers Perrin to provide executive compensation consulting services to the Compensation Committee during fiscal 2007 and fiscal 2008. The Compensation Committee also considered the quality of the services Towers Perrin provided to the Compensation Committee in the past, and the anticipated ability of Towers Perrin personnel to provide objective and independent assistance and advice to the Compensation Committee.

During fiscal 2007, the Towers Perrin consultant attended all but one of the Compensation Committee’s meetings. The nature and scope of Towers Perrin’s engagement and the material elements of their instructions consisted primarily of the following:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on companies included in the comparator group; and

•	ongoing review, comment, consulting support, advice and recommendations related to:

–	draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during fiscal 2007;

–	compensation for the President and Chief Executive Officer and the other executive officers, including comparative information for similarly-situated executives in our comparator group of companies;

–	plan design for the annual and long-term incentives, including performance measures, performance standards and the individual pay and performance relationship;

–	plan design and benchmarking data with respect to the long-term performance cash program under our 2005 Long-Term Incentive Plan, performance measures and standards under the performance cash program and the weighting of the elements of our long-term incentive compensation plan;

–	director compensation levels and practices, including recommendations with respect to increasing director compensation effective in November 2007 and development of materials distributed to the members of the Compensation Committee related to this proposal;

–	policies and data related to governance and disclosure of executive compensation;

–	counsel on shareholder proposals and inquiries related to executive compensation; and

–	emerging trends in executive compensation.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

In nominating candidates for election as director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the Committee in preparation for the 2008 Annual Meeting of Shareholders should be received no later than June 3, 2008, and must contain the following information:

•	the name and address of the shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Director Qualification Standards

The Nominating and Governance Committee reviews with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the make up of the Board and in developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in our Corporate Governance Guidelines, include an individual’s business experience and skills (including skills in core areas such as operations, management, technology, healthcare industry knowledge, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of potential conflicts with Cardinal Health’s interests. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about Cardinal Health, the Board and its governance practices. The final selection of the Board’s nominees is within the discretion of the Board of Directors. From time to time, the Nominating and Governance Committee engages and pays fees to a search firm to assist with identifying, screening and referring potential candidates.

During fiscal 2007, the Nominating and Governance Committee engaged and paid fees to a search firm to assist with identifying and screening potential candidates, which referred such candidates to the Chairman of the Nominating and Governance Committee. Ms. Arnold was initially identified by such search firm; Mr. Kenny was initially identified by our Chief Executive Officer; and Mr. Francis was initially identified by our Executive Chairman for consideration by the Nominating and Governance Committee as candidates to become members of our Board of Directors.

Communicating with the Board

The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent or non-management directors as a group. Such parties can send communications by e-mail to bod@cardinalhealth.com or by mail to the Board of Directors in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. This centralized process will assist the Board in reviewing and responding to communications. The name or title of any specific intended Board recipient should be noted in the communication. Communications from shareholders are summarized for or provided to the directors, and in all cases the actual communications are made available to the directors upon request.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, the full text of which is available on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance: Corporate governance guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in our Corporate Governance Guidelines, under standards that the Board has adopted to assist it in assessing independence, the Board defines an “independent director” to be a director who:

•	is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, Cardinal Health (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

•	has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $100,000 in direct compensation from Cardinal Health, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

•	does not have any of the following relationships with our internal or external auditor: (a) is not, and whose immediate family member is not, a current partner of our internal or external auditor; (b) is not a current employee of our internal or external auditor; (c) does not have an immediate family member who is a current employee of our internal or external auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) was not during the last three years, and whose immediate family member was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•	is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of our present executive officers serve on that other company’s compensation committee;

•	is not, and whose immediate family member is not, serving as a paid consultant or advisor to Cardinal Health or to any executive officer of Cardinal Health, or a party to a personal services contract with us or with any executive officer of Cardinal Health;

•	is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 1% of such other company’s consolidated gross revenues;

•	is not, and whose spouse is not, an executive officer of a non-profit organization to which we or the Cardinal Health foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 1% of the non-profit organization’s consolidated gross revenues (amounts that we contribute under matching gifts programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis and at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent. References to “us,” “we” or “Cardinal Health” above would include any subsidiary in a consolidated group with Cardinal Health.

In addition to the independence standards applicable to directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us, other than director fees and any regular benefits that other directors receive for services on the Board or Board committees. In addition, no Audit Committee member can be an affiliated person of Cardinal Health.

The Board of Directors has determined that each of Messrs. Conrades, Darden, Finn, Francis, Gerbig, Kenny, Losh, McCoy, Notebaert, O’Halleran and Raisbeck, Ms. Arnold and Dr. Spaulding is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

In determining that the directors listed above are independent, the Nominating and Governance Committee and Board of Directors considered the following transactions, relationships or arrangements. The Board of Directors determined that none of these transactions, relationships or arrangements conflicts with the interests of Cardinal Health or would impair the relevant director’s independence or judgment. These transactions were also reviewed by the Audit Committee and/or our Chief Legal Officer, as applicable, pursuant to our Related Party Transaction Policy and Procedures, as discussed in more detail below under “Certain Relationships and Related Transactions — Policies and Procedures.” Under this policy, these transactions were not determined to constitute related party transactions.

All of the transactions, relationships or arrangements of the types listed below were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2004, 2005 or 2006 or neither the relevant director nor any of his or her family members held an executive officer position or significant ownership interest in such entity.

Business Relationships between Cardinal Health and Entities Related to a Director.

•	We purchase equipment and information technology services from IBM, with which Ms. Arnold holds a non-executive officer position.

•	One of our subsidiaries is a member of an organization that provides services related to the electronic exchange of prescription information. Our subsidiary pays both a membership fee and fees for such services. A family member of Mr. Conrades is an executive officer of such organization.

•	We pay fees for legal services to a law firm in which a family member of Mr. Conrades has an ownership interest, but who does not personally provide such services to us.

•	We receive payments relating to the supply of pharmaceutical and consumer goods from an entity for which Mr. Francis serves as a director.

•	We make payments to Qwest Communications International, Inc., of which Mr. Notebaert served as Chairman and Chief Executive Officer until his retirement in August 2007, related to telephone services and the sublease of office space.

•	We make payments related to insurance brokerage services to Aon Corporation, of which Mr. O’Halleran is an executive officer.

•	We made payments to Cargill, Inc., of which Mr. Raisbeck is Vice Chairman, related to the purchase of raw materials.

Compensation for Services Previously Provided to Cardinal Health.  We issued an option to purchase Cardinal Health common shares to Mr. Losh in connection with his services as our interim Chief Financial Officer during the fiscal year ended June 30, 2005. The option is currently exercisable and expires on July 27, 2014.

Service as Trustee.  Mr. Gerbig serves as the trustee of a foundation established by one of our executive officers.

Presiding Director

An independent director selected annually by the remaining independent directors presides at meetings of the non-management directors and independent directors, and serves as the Presiding Director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. Mr. McCoy is currently the Presiding Director. During fiscal 2007, the independent directors held four meetings in executive session.

Policies on Business Ethics; Chief Ethics and Compliance Officer

All of Cardinal Health’s employees, including our senior executives and directors, are required to comply with our Standards of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our procedures for these matters are set forth in the Standards of Business Conduct.

The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance: Ethics and Compliance Program.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department. Any waiver of the Standards of Business Conduct for directors or executive officers must be approved by the Audit Committee of the Board of Directors. We will disclose future amendments to our Standards of Business Conduct, or waivers from our Standards of Business Conduct for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from our Standards of Business Conduct for our other executive officers and our directors on our website.

We have a Chief Ethics and Compliance Officer who reports to both the Chief Executive Officer and the Audit Committee of the Board of Directors. The Chief Ethics and Compliance Officer is responsible for supporting the Board in its responsibility to evaluate, review and enhance our corporate ethics and compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct.

Resignation for Majority Withheld Vote

As provided in our Corporate Governance Guidelines, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) must promptly tender his or her resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider factors deemed relevant by the committee members including, without limitation, the director’s length of service, the director’s particular qualifications and contributions to us, the reasons underlying the Majority Withheld Vote (if known) and whether these reasons can be cured, and compliance with NYSE listing standards and our Corporate Governance Guidelines. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. We will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered, providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

If one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withheld Vote provision does not apply to contested elections or elections governed by cumulative voting.

Other Corporate Governance Changes

Our Board of Directors also has implemented the following policies and procedures to enhance our corporate governance:

•	the Board and our shareholders approved an amendment to our Code of Regulations that phases out the classification of the Board and corresponding three-year term for directors, providing instead for the annual election of directors beginning with the 2006 Annual Meeting (directors who had been elected previously for three-year terms expiring beyond this Annual Meeting may serve the balance of their terms, so that, upon conclusion of the 2008 Annual Meeting of Shareholders, the declassification of the Board will be complete and all directors will be subject to annual election);

•	the Board annually elects its Presiding Director, who presides at meetings of the non-management directors and independent directors and advises on the selection of committee chairs and the agenda for Board meetings;

•	the Board determined to ask shareholders to ratify the selection of Cardinal Health’s independent registered public accountants on an annual basis;

•	the Board adopted guidelines limiting the number of directorships for board members, which guidelines provide that non-management directors should not serve on more than four public company boards in addition to our Board (current positions in excess of the limits may be maintained);

•	the Board adopted guidelines requiring that when a director’s principal occupation or business association changes substantially during his or her tenure, that director will tender his or her resignation for consideration by the Board;

•	the Board maintains the membership of its Audit Committee such that each current member is an “audit committee financial expert” as determined by the Board;

•	the Board adopted a Policy Regarding Shareholder Approval of Severance Agreement requiring us to obtain shareholder approval before (or if not practicable, to seek shareholder ratification after) entering into new severance agreements or modifying existing severance agreements with covered executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus;

•	beginning with the equity awards for fiscal 2007, the Compensation Committee requires that all persons serving as executive officers and directors of Cardinal Health on the grant date agree to hold the equivalent of the after-tax benefit of such award in common shares until the earlier of (a) the first anniversary of the exercise or vesting of the award, as applicable, or (b) termination of employment or service as a director;

•	the Board authorized directors to be reimbursed by us for participation in certain director education programs;

•	the Board formalized in its Corporate Governance Guidelines its existing practice of conducting individual director evaluations;

•	the Board changed its categorical independence standards to (a) lower the percentage of revenue of an entity related to a director that is represented by a transaction between such entity and Cardinal Health to 1% as the threshold for deeming such transaction to impair a director’s independence, and (b) to limit consulting and personal services arrangements;

•	the Board changed the Corporate Governance Guidelines to provide that a director will not be nominated for election after his or her 72nd birthday absent special circumstances; and

•	the Board adopted a charter for its Executive Committee, which specifies its membership and authority.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

In May 2007, the Board of Directors adopted a written Related Party Transaction Policy and Procedures. This policy requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which Cardinal Health is a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over five percent of our common shares and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.

The following types of transactions have been deemed by the Audit Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by us for service as a director of Cardinal Health reported in our annual proxy statement;

•	employment arrangements, compensation or benefits paid by us for service as an executive officer of Cardinal Health approved by the Compensation Committee or otherwise generally available to employees and reported in our annual proxy statement; and

•	transactions where the related person’s only interest is as a holder of Cardinal Health common shares and all holders receive proportional benefits, such as the payment of regular quarterly dividends.

Related Party Transactions

Since July 1, 2006, there have been no transactions, or currently proposed transactions, in which Cardinal Health was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for those described below. Each of these transactions was ratified by our Audit Committee in compliance with the Related Party Transaction Policy and Procedures described above.

BoundTree Medical Products, Inc.  One of our directors, Mr. Matthew Walter, and his two brothers own a majority of BoundTree Medical Products, Inc. (“BMP”), a company engaged in the emergency medical supply business. Matthew Walter is Chairman and Chief Executive Officer and a director of BMP and he and his brothers are sons of our Executive Chairman of the Board, Mr. Robert Walter. During fiscal 2007, BMP and its affiliates (i) purchased approximately $2,360,000 of product from Cardinal Health and our subsidiaries, and (ii) sold products to Cardinal Health and our subsidiaries totaling approximately $535,000. Such purchases and sales, which are expected to continue in the future, were in the ordinary course of business and represented less than 5% of BMP’s consolidated gross revenues during such period.

Employment of Family Members.  The sister-in-law of Carole S. Watkins, our Chief Human Resources Officer, was employed as a senior vice president of Cardinal Health until March 3, 2006. Ms. Watkins’ sister-in-law’s status as an active employee terminated on June 30, 2006 pursuant to a severance agreement that, among other things, provided that she would receive severance payments until June 30, 2007 and a fiscal 2006 bonus. She received payments of approximately $350,000 in fiscal 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during fiscal 2007 and written representations regarding the same, we believe that all officers and directors of Cardinal Health and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of September 10, 2007 (unless otherwise indicated below), and the percentage of our common shares outstanding on September 10, 2007 represented by such ownership, by:

•	our directors;

•	each person who is known by us to own beneficially more than 5% of our outstanding common shares;

•	our Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all common shares set forth opposite their names:

	Common Shares		Additional
	Number	Percent of	Restricted Share
Name of Beneficial Owner	Beneficially Owned	Class	Units/SARs(19)

Dodge & Cox(1)	42,968,563	11.8%	—
Capital Research and Management Company(2)	33,142,700	9.1	—
FMR Corp.(3)	32,058,303	8.8	—
Wellington Management Company, LLP(4)	20,654,511	5.7	—
Colleen F. Arnold(5)	0	*	434
R. Kerry Clark(6)	166,250	*	149,436
George H. Conrades(5)(8)	37,941	*	473
Calvin Darden(5)(8)	13,221	*	473
John F. Finn(5)(8)(9)	76,697	*	473
Philip L. Francis(5)(8)(10)	14,035	*	1,021
Robert L. Gerbig(5)	96,386	*	—
Jeffrey W. Henderson(6)(7)	54,010	*	46,546
Gregory B. Kenny(5)(8)	174	*	449
J. Michael Losh(5)(8)(11)	250,650	*	473
John B. McCoy(5)(8)(12)	120,526	*	473
Richard C. Notebaert(5)(8)	52,671	*	473
Michael D. O’Halleran(5)	39,294	*	—
Mark W. Parrish(6)(7)(13)	330,871	*	57,328
David W. Raisbeck(5)(8)	32,491	*	473
David L. Schlotterbeck(6)(7)(14)	294,972	*	15,854
Jean G. Spaulding, M.D.(5)(8)(15)	28,377	*	473
Matthew D. Walter(5)(16)	1,291,007	*	473
Robert D. Walter(6)(7)(17)	7,286,462	2.0	817,130
All Executive Officers and Directors as a Group (23 Persons)(18)	10,445,293	2.9	1,129,860

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2007 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Dodge & Cox reported that, as of December 31, 2006, it had sole voting power with respect to 40,302,163 common shares, shared voting power with respect to 402,100 common shares and sole dispositive power with respect to all common shares shown in the table and that the shares are beneficially owned by clients of

Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The number of common shares held by Dodge & Cox may have changed since the filing of the Schedule 13G/A.

(2)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 12, 2007 by Capital Research and Management Company. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company reported that, as of December 29, 2006, it had sole voting power with respect to 8,887,700 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital Research and Management Company may have changed since the filing of the Schedule 13G/A.

(3)	Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 14, 2007 by FMR Corp. (“FMR”) and Edward C. Johnson, III. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that, as of December 31, 2006, it had sole voting power with respect to 1,567,828 common shares and sole dispositive power with respect to all common shares shown in the table. Mr. Johnson reported that, as of December 29, 2006, he had sole voting power with respect to 67,129 shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by FMR and Mr. Johnson may have changed since the filing of the Schedule 13G/A.

(4)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 14, 2007 by Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, LLP reported that, as of December 31, 2006, it had shared voting power with respect to 6,109,853 common shares and shared dispositive power with respect to all common shares shown in the table. The number of common shares held by Wellington Management Company, LLP may have changed since the filing of the Schedule 13G/A.

(5)	Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health directors (except for Mr. R. Walter and Mr. Clark, whose options are set forth in footnote (6) below) include (a) outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 10, 2007, as follows: Ms. Arnold — 0 shares; Mr. Conrades — 32,525 shares; Mr. Darden — 10,104 shares; Mr. Finn — 36,511 shares; Mr. Francis — 6,616 shares; Mr. Gerbig — 30,168 shares; Mr. Kenny — 0 shares; Mr. Losh — 237,971 shares; Mr. McCoy — 33,506 shares; Mr. Notebaert — 32,525 shares; Mr. O’Halleran — 30,836 shares; Mr. Raisbeck — 24,461 shares; Dr. Spaulding — 24,452 shares; and Mr. M. Walter — 24,452 shares; and (b) outstanding restricted share units (“RSUs”) that will be settled in common shares within 60 days of September 10, 2007 as follows: 473 shares for each of Mr. Gerbig and Mr. O’Halleran.

(6)	Common shares and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 10, 2007, as follows: Mr. Clark — 166,250 shares; Mr. Henderson — 48,607 shares; Mr. Parrish — 317,534 shares; Mr. Schlotterbeck — 247,489 shares; and Mr. R. Walter — 3,489,479 shares.

(7)	Common shares and the percent of class listed as being beneficially owned by our named executive officers include common shares in our Employee Stock Purchase Plan as of September 10, 2007, as follows: Mr. Henderson — 1,178 shares; Mr. Parrish — 693 shares; Mr. Schlotterbeck — 1,131 shares; and Mr. R. Walter — 3,574 shares.

(8)	Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health nonemployee directors includes phantom stock held under our Deferred Compensation Plan (or “DCP”) as of September 10, 2007, as follows: Mr. Conrades — 3,931 shares; Mr. Darden — 1,982 shares; Mr. Finn — 7,264 shares; Mr. Francis — 469 shares; Mr. Kenny — 174 shares; Mr. Losh — 3,575 shares; Mr. McCoy — 4,889 shares; Mr. Notebaert — 6,061 shares; Mr. Raisbeck — 4,545 shares; and Dr. Spaulding — 3,775 shares.

(9)	Includes 1,032 common shares held by Mr. Finn’s spouse.

(10)	Includes 1,950 common shares held by Mr. Francis’ spouse for their daughter, and 5,000 shares held by a trust.

(11)	Includes 1,500 common shares held in trust for the benefit of Mr. Losh’s daughters.

(12)	Includes 19,407 common shares held in trust for the benefit of Mr. McCoy, 6,436 common shares held in trust for the benefit of Mr. McCoy’s son, and a total of 55,803 common shares held in grantor retained annuity trusts of which Mr. McCoy is the trustee.

(13)	Includes 1,788 common shares held in the Cardinal Health 401(k) Savings Plan, 143 common shares held in the DCP by Mr. Parrish, and 4,440 unvested restricted shares held by Mr. Parrish.

(14)	Includes 375 common shares held by Mr. Schlotterbeck’s spouse.

(15)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(16)	Includes 17,103 common shares held in trust for the benefit of Mr. M. Walter, 997,663 common shares beneficially owned by Mr. M. Walter through a limited liability company, of which Mr. M. Walter is the manager, 34,502 common shares held in a trust in which Mr. M. Walter holds a one-third economic interest and of which he is a co-trustee, 43,878 common shares held in trusts for the benefit of Mr. M. Walter’s children, 1,804 common shares held by Mr. M. Walter’s spouse, and 78,614 shares held in a grantor retained annuity trust of which Mr. M. Walter is the trustee.

(17)	Includes a total of 2,504,527 common shares held in five grantor retained annuity trusts of which Mr. R. Walter is the trustee, and 929,000 common shares beneficially owned by Mr. R. Walter through three limited liability companies in which Mr. R. Walter holds the controlling interest and is the sole manager.

(18)	Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding options to purchase an aggregate of 5,050,972 common shares that are currently exercisable or will be exercisable within 60 days of September 10, 2007; and (b) outstanding RSUs for 3,413 shares that will be settled in common shares within 60 days of September 10, 2007.

(19)	Additional Restricted Share Units/SARs include (a) unvested RSUs that will not vest within 60 days of September 10, 2007 and vested RSUs that will not be settled in common shares within 60 days of September 10, 2007, as follows: Ms. Arnold — 434 shares; Mr. Clark — 149,436 shares; Mr. Conrades — 473 shares; Mr. Darden — 473 shares; Mr. Finn — 473 shares; Mr. Francis — 1,021 shares; Mr. Henderson — 46,546 shares; Mr. Kenny — 449 shares; Mr. Losh — 473 shares; Mr. McCoy — 473 shares; Mr. Notebaert — 473 shares; Mr. Parrish — 57,328 shares; Mr. Raisbeck — 473 shares; Mr. Schlotterbeck — 15,854 shares; Dr. Spaulding — 473 shares; Mr. M. Walter — 473 shares; and Mr. R. Walter — 362,147 shares; and (b) deferred payment stock appreciation rights for 454,983 shares held by Mr. R. Walter that are currently exercisable, but would be settled in cash.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Fiscal 2007 was a year of strong performance for Cardinal Health on a range of financial and non-financial measures. We achieved or exceeded consolidated financial targets through strong performance in three of our four reportable segments and a disciplined capital deployment approach that included repurchases of $3.8 billion of Cardinal Health shares during the year.

Our key financial goals for fiscal 2007 were set forth in our publicly-announced fiscal 2007 Financial Targets and Goals as modified for the divestiture of substantially all of our Pharmaceutical Technologies and Services segment (the “PTS divestiture”). These goals included several non-GAAP financial measures, which are measures prepared in accordance with generally accepted accounting principles and adjusted to eliminate the effect of special items and impairment charges and other items. Our results for fiscal 2007 against these goals were as follows:

•	revenue growth of 9% against a fiscal 2007 target of 8-10% growth;

•	non-GAAP earnings per share from continuing operations of $3.42 against a fiscal 2007 target of $3.25 — $3.40;

•	non-GAAP return on equity of 16.9% against a fiscal 2007 target of 15-20%; and

•	returning $1.1 billion to shareholders in the form of share buy-backs and dividends in addition to repurchases with the net proceeds of the PTS divestiture, well in excess of our long-term goal of returning 50% of operating cash flow on average.

In addition, for fiscal 2007, our total shareholder return was 10.4%.

We also made considerable strategic and long-term progress as we divested non-strategic businesses, including the $3.2 billion PTS divestiture; completed the acquisition of VIASYS Healthcare Inc. (the “VIASYS acquisition”), which establishes Cardinal Health as a leader in the $4 billion respiratory care market; integrated various internal organizations for greater efficiency; and launched more rigorous career and succession planning and a comprehensive review of job levels and titles across Cardinal Health.

As a result of the progress made and objectives achieved during the year, we funded our Management Incentive Plan (“MIP”) at 116% of target. Our MIP cash awards were determined based on performance against goals established at the beginning of fiscal 2007 (and modified to reflect the PTS divestiture in January 2007) for net operating profit after tax (“NOPAT”) and return on tangible capital (“ROTC”). We exceeded the target 100% award performance goals established for both measures.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to deliver a competitive package to attract, motivate and retain key executives and align their compensation with our overall business goals, core values and shareholder interests. To this end, the Human Resources and Compensation Committee, or Compensation Committee, of our Board of Directors has established an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall company, segment and individual performance;

•	an emphasis on pay-for-performance in long-term incentives, including stock-based awards, to more closely align our executives’ interests with our shareholders’ interests; and

•	individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Compensation Program

Our compensation for the executive officers who are named in the tables beginning on page 33 and who we refer to as our “named executives,” includes the following elements:

•	base salary;

•	annual cash incentives;

•	long-term incentives:

–	stock options;

–	restricted shares or restricted share units, or RSUs; and

–	performance cash;

•	deferred compensation; and

•	other benefits and perquisites.

With minor variations, we rely on these same compensation elements for our other executive officers.

When making compensation-related decisions, we believe it is important to be informed about the current practices of similarly-situated public companies. The Compensation Committee has developed a comparator group (the “Comparator Group”), as discussed at “Compensation Discussion and Analysis — Our Policies, Guidelines and Practices Related to Executive Compensation — Our Comparator Group” on page 30. We define total direct compensation as base salary, and target annual cash incentives and long-term incentives. Our goal for our named executives is to provide total direct compensation that approximates the 60-65th percentile of the Comparator Group, and for fiscal 2007 and fiscal 2008, the actual total direct compensation for each of our named executives was within this range. When the Compensation Committee established this compensation target, it considered that we do not provide wealth accumulation for retirement through pensions or supplemental executive retirement plans (“SERPs”). Our emphasis on long-term incentives and our 401(k) Savings Plan and Deferred Compensation Plan (“DCP”) delivers a competitive package for wealth accumulation and retirement, and also serve to motivate and retain our named executives.

A significant majority of a named executive’s total direct compensation is in the form of annual and long-term performance-based compensation. We consider our annual cash incentive, long-term performance cash incentive and stock options to be performance-based compensation. The charts below show the fiscal 2008 base salary, target annual cash incentive and grant date target long-term incentive value, and performance-based compensation as a percentage of total direct compensation:

Our Compensation Decisions

The Compensation Committee makes compensation decisions after reviewing comparative compensation data from the Comparator Group for similarly-situated executives provided by the Compensation Committee’s compensation consultant and considering overall company, segment and individual performance, employment agreement terms and other factors discussed below. Certain decisions are more formula-driven, while others require more judgment and discretion. For instance, the Compensation Committee considers market data and performance in determining a named executive’s base salary. Target annual and long-term incentive compensation are calculated as a multiple of base salary. The Compensation Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall company, segment and function performance goals and assessing the named executive’s individual performance for a fiscal year. The Compensation Committee uses an evaluation of individual performance in determining increases to base salary and awarding annual incentive compensation and equity grants. We have entered into employment agreements with our Chief Executive Officer and Executive Chairman that limit the Compensation Committee’s discretion with respect to some compensation decisions until those employment agreements expire in 2013 and 2008, respectively, as discussed in more detail on page 27.

Base Salary.  Base salary is an important element of compensation because it provides the named executive with a base level of income. In determining base salaries for our named executives, the Compensation Committee considers:

•	market and competitive data for the executive’s level of responsibility, targeting the 50th percentile of the Comparator Group, and

•	individual performance, experience and skills.

The following table and notes reflect the annualized base salaries of the named executives at the end of fiscal 2007 and the annualized base salaries of the named executives for fiscal 2008 through the date of this proxy statement:

		Fiscal 2007
		Annualized Base		Fiscal 2008
		Salary at		Annualized Base
Name	Title	End of Fiscal Year		Salary
R. Kerry Clark	President and Chief Executive Officer(1)	$1,400,000	(2)	$1,450,000
Jeffrey W. Henderson	Chief Financial Officer	$675,000	(3)	$700,000
Robert D. Walter	Executive Chairman of the Board(1)	$900,000	(4)	$932,000
David L. Schlotterbeck	Chief Executive Officer — Clinical and Medical Products	$725,000		$745,000
Mark W. Parrish	Chief Executive Officer — Healthcare Supply Chain Services	$700,000	(5)	$720,000

(1)	Effective November 8, 2007, Mr. Clark will serve as our Chairman of the Board and Chief Executive Officer and Mr. Walter will serve as our Executive Director.

(2)	Under the terms of our employment agreement with Mr. Clark, we have agreed to pay Mr. Clark an annual base salary of not less than $1,400,000.

(3)	Mr. Henderson’s base salary, as reported in the Summary Compensation Table, was $653,365. In the course of the Compensation Committee’s annual salary review, Mr. Henderson’s annual base salary was increased from $550,000 to $675,000 in September 2006 as a result of his individual performance and based on comparative base salaries for chief financial officers in our Comparator Group.

(4)	Under the terms of our employment agreement with Mr. Walter, we have agreed to pay Mr. Walter an annual base salary of not less than $900,000.

(5)	Mr. Parrish’s base salary, reported in the Summary Compensation Table, was $620,462. Mr. Parrish’s annual base salary was increased to $700,000 in connection with his promotion to his current position in November 2006.

Annual Cash Incentive Compensation.  The Compensation Committee grants our named executives annual cash incentive awards under our MIP based on corporate, segment, function and individual performance. The target amounts are based upon competitive market data for similar positions, targeting the 75th percentile of the Comparator Group, because we believe the performance goals we establish are challenging and, as noted above, a greater portion of our executive compensation is performance-based.

In August 2006, the Compensation Committee established the fiscal 2007 annual incentive targets for our named executives set forth below. In August 2007, the Compensation Committee approved the fiscal 2007 annual incentive cash awards for our named executives (based upon the factors discussed below) and established the fiscal 2008 annual incentive targets for our named executives set forth below:

		Fiscal 2007
		and 2008		Fiscal 2007	Fiscal 2007	Fiscal 2008
		Target Incentive		Annual	Annual	Annual
		Percentage of		Incentive	Incentive	Incentive
Name	Title	Base Salary		Target	Compensation	Target
R. Kerry Clark	President and Chief Executive Officer	160	%(1)	$2,240,000	$2,576,000	$2,320,000
Jeffrey W. Henderson	Chief Financial Officer	100%		$652,740	$788,184	$700,000
Robert D. Walter	Executive Chairman of the Board	150	%(2)	$1,350,000	$1,552,500	$1,398,000
David L. Schlotterbeck	Chief Executive Officer — Clinical and Medical Products	100%		$725,000	$960,988	$745,000
Mark W. Parrish	Chief Executive Officer — Healthcare Supply Chain Services	100	%(3)	$619,838	$689,880	$720,000

(1)	Under the terms of our employment agreement with Mr. Clark, we agreed to set Mr. Clark’s target annual incentive at 160% of his annual base salary for fiscal 2008 and to grant him a minimum annual incentive cash award of $1,120,000 for fiscal 2007.

(2)	Under the terms of our employment agreement with Mr. Walter, we have agreed to set Mr. Walter’s target annual incentive at 150% of his annual base salary.

(3)	The Compensation Committee increased Mr. Parrish’s target annual incentive percentage when he was promoted in November 2006.

At the beginning of each fiscal year, the Compensation Committee reviews and approves overall company performance goals. In addition, the Compensation Committee establishes individual performance objectives for our Chief Executive Officer, such as recruitment and development of leaders within our organization, success at leveraging our scale, organic growth and identification and completion of merger and acquisition opportunities. Our Chief Executive Officer also establishes individual performance goals for our Chief Financial Officer and the Chief Executive Officers of our two business sectors.

In August 2006, the Compensation Committee established performance goals for fiscal 2007, based upon the achievement of a specified level of growth in NOPAT and ROTC. The objective is to drive annual and sustainable year-over-year growth. NOPAT, which is designed to measure profitable enterprise growth, is calculated as: (a) earnings from continuing operations, as disclosed on our statement of earnings, excluding (1) “special items” and “impairment charges and other” line items from our statement of earnings, and (2) other adjustments approved by the Compensation Committee; and then (b) adjusted for taxes. ROTC, a balance sheet metric, was selected for fiscal 2007 as an additional financial performance metric in order to incorporate and drive value creation. ROTC is calculated as NOPAT divided by net tangible capital. Net tangible capital is calculated as total assets less (total liabilities, goodwill and intangibles, cash and equivalents, short term investments available for sale and assets held for sale and discontinued operations) plus (current portion of long-term obligations and short-term borrowings, liabilities from businesses held for sale and discontinued operations, and long-term obligations), adjusted to exclude the after-tax impact on net tangible capital of (a) “special items” and “impairment charges and other” line items from our statement of earnings; and (b) other adjustments approved by the Compensation Committee. In January 2007, the Compensation Committee adjusted the performance goals as a result of our reclassification of substantially all of our Pharmaceutical Technologies and Services (“PTS”) segment as discontinued operations and the discussion below refers to the adjusted goals.

A named executive can receive a cash award of 0-200% of the executive’s annual incentive target, with a threshold cash award level of 60% if a minimum level of both NOPAT and ROTC is obtained. The Compensation

Committee established a schedule of potential cash award percentages based upon achievement of varying NOPAT and ROTC levels. The cash award percentage from the schedule determines the total pool for cash awards under the MIP. The Compensation Committee then allocates a portion of the cash award pool to the four business segments and the corporate function, based upon actual performance relative to performance goals. If we do not achieve the minimum performance goals with respect to either NOPAT or ROTC, but we do satisfy the Section 162(m) overall company performance criterion described on page 32, then any cash awards are in the discretion of the Compensation Committee. The table below shows our performance goals at minimum, target and maximum performance levels, our actual overall company performance for fiscal 2007 and our performance goals for target performance for fiscal 2008:

		Fiscal 2007			Fiscal 2008
	Minimum 60%	Target 100%	Maximum 200%	Actual	Target 100%
Performance Metric	Performance	Performance	Performance	Performance	Performance
NOPAT (in millions)	$1,396	$1,462	$1,630	$1,487	$1,661
ROTC	35%	37%	41%	38%	38%

Based upon our actual overall performance for fiscal 2007, and pursuant to the schedule of potential cash award percentages established by the Compensation Committee for fiscal 2007, the Compensation Committee funded the fiscal 2007 MIP at 116%. The Compensation Committee then allocated the cash award pool to the four business segments and the corporate function and exercised discretion to determine the actual amount of the named executive’s annual incentive compensation. The Compensation Committee considered the following factors in addition to overall company performance in determining annual incentive compensation awards for 2007 performance:

•	Mr. Clark. Mr. Clark led our efforts in the successful PTS divestiture, the VIASYS acquisition and the securities litigation settlements. Mr. Clark also sharpened our mission, which drove several strategic decisions, successfully recruited executive leadership talent and implemented a talent management process. Based upon these considerations, the Compensation Committee awarded Mr. Clark an annual cash incentive award equivalent to the MIP funding level.

•	Mr. Henderson. Mr. Henderson took a leadership role in the successful PTS divestiture, the VIASYS acquisition, the decision to relocate the medical distribution business from Chicago to our headquarters in Dublin, Ohio and the progress made toward resolution of the SEC investigation. Mr. Henderson implemented Financial Shared Services (a financial integration project) and talent management processes during fiscal 2007. Based upon his individual performance, the Compensation Committee awarded Mr. Henderson an annual cash incentive award slightly above the MIP funding level.

•	Mr. Walter. Mr. Walter provided continuity and leadership for the organization and provided valuable counsel to our new Chief Executive Officer and played an instrumental role in the successful PTS divestiture. Mr. Walter provided oversight and leadership with respect to the Board’s efforts in identifying and recruiting new Board members and enhancing Board governance. Based upon these considerations, the Compensation Committee awarded Mr. Walter an annual cash incentive award equivalent to the MIP funding level.

•	Mr. Schlotterbeck. Mr. Schlotterbeck launched our Clinical and Medical Products sector and strategy, and led our Clinical Technology and Services and Medical Products Manufacturing segments, each of which delivered excellent performance during fiscal 2007. Mr. Schlotterbeck assumed a crucial leadership role for PTS during the negotiation and consummation of the PTS divestiture, and took a leadership role in the VIASYS acquisition. Based upon individual performance and strong performance by each of the segments he leads, the Compensation Committee awarded Mr. Schlotterbeck an annual cash incentive award above the MIP funding level.

•	Mr. Parrish. Mr. Parrish assumed responsibility for the Health Care Supply Chain Services sector during fiscal 2007, formed the Healthcare Supply Chain Services leadership team and recruited top talent into open leadership positions. For fiscal 2007, Healthcare Supply Chain Services — Pharmaceutical delivered strong performance and Healthcare Supply Chain Services — Medical (for which Mr. Parrish assumed responsibility in November 2006) delivered relatively flat profit growth. Mr. Parrish led the decision to relocate the medical distribution business from Chicago to our headquarters in Dublin, Ohio. Based upon individual and segment performance, the Compensation Committee awarded Mr. Parrish an annual cash incentive award slightly less than the MIP funding level.

Long-Term Incentive Compensation.  Our long-term incentive compensation program in fiscal 2007 provided grants of stock options and RSUs. The plan under which these awards are made is our 2005 Long-Term Incentive Plan, which is sometimes referred to as our LTIP. These grants were designed to provide our executives with multiple equity awards over a number of years. For fiscal 2007, named executives received 70% of long-term incentive compensation in the form of stock options and 30% in the form of RSUs. For fiscal 2008, we have added a three-year performance cash program as an element of our long-term incentive compensation program. The Compensation Committee determined that the long-term incentive program should continue to be composed of 70% performance-based awards, with a portion awarded in the form of performance cash. Based on comparative market data and management’s recommendation, the Compensation Committee established the relative weighting of the long-term incentive compensation awards for fiscal 2008 as 45% to be delivered in stock options, 30% in RSUs and 25% in the form of a three-year performance cash award. The awards to Mr. Walter for fiscal 2008 remained at 70% stock options and 30% RSUs, as provided for under his employment agreement.

The Compensation Committee determined the total long-term incentive target multiplier of base salary for each named executive, targeting the 65th percentile of the Comparator Group, aligning with our philosophy of driving wealth accumulation through long-term incentives rather than pensions. The Compensation Committee may adjust the size of equity grants based upon the individual’s past and expected future performance; however, the grants under the three-year performance cash program beginning with fiscal 2008 will be determined based solely upon overall company performance and will not be adjusted based upon individual performance. The Compensation Committee does not consider the equity awards made to an individual in previous years or the amount of stock then owned by the named executive in making equity grants.

The following table sets forth the values of awards for fiscal 2007 and grants for fiscal 2008 (through the date of this proxy statement) and the fiscal 2008 long-term incentive target multiple of base salary under our long-term incentive plan for our named executives. For purposes of the table, we have included the grant date value of the stock options and RSUs (as determined for financial reporting purposes) and target award of performance cash. As discussed in the footnotes to the table, the Compensation Committee, from time to time, has made equity grants as compensation for periods longer than one year. For additional information, see “Executive Compensation — Grants of Plan-Based Awards for Fiscal Year 2007.”

	Fiscal 2007 Long-Term Incentive Grants					Fiscal 2008 Long-Term Incentive Grants
						Target
						Multiple of
	Performance	Stock				Base		Performance	Stock
Name	Cash	Options		RSUs		Salary(1)		Cash	Options	RSUs
R. Kerry Clark	N/A	$5,880,000	(2)	$2,520,000	(2)	700	%(3)	$2,451,500	$4,412,700	$2,941,800
Jeffrey W. Henderson(4)	N/A	$1,598,735		$1,236,113	(5)	400%		$675,000	$1,336,500	$891,000
Robert D. Walter(6)	N/A	$4,871,657		$1,890,027		700%		$0	$4,410,000	$1,890,000
David L. Schlotterbeck(4)	N/A	$243,844	(7)	$108,731	(7)	400%		$725,000	$1,435,500	$957,000
Mark W. Parrish	N/A	$1,709,626		$2,982,558	(8)	400%		$700,000	$1,260,000	$840,000

(1)	The target multiple of base salary is applied against the named executive’s base salary in effect as of August 15, 2007.

(2)	On April 17, 2006, we awarded a total of 110,600 RSUs and options to purchase 665,000 shares at the time Mr. Clark was elected President and Chief Executive Officer. These equity awards represented his initial equity grant and his annual equity incentive grant through fiscal 2007. The table above includes the portion allocated to fiscal 2007.

(3)	Under the terms of our employment agreement with Mr. Clark before its amendment, we agreed to grant Mr. Clark annual long-term incentive grants with an expected value of not less than 600% of his annual base salary in fiscal 2008. In August 2007, the Compensation Committee granted long-term incentives to Mr. Clark with an expected value in the following amounts: $2,276,500 in performance cash, $4,097,700 in stock options and $2,731,800 in RSUs. In September 2007, we elected Mr. Clark to serve as our Chairman of the Board, effective November 8, 2007, and we amended the terms of his employment agreement. As a result, we granted

Mr. Clark additional long-term incentive grants with an aggregate expected value of $700,000, including $175,000 in performance cash, $315,000 in stock options and $210,000 in RSUs. Mr. Clark’s amended employment agreement requires that in each fiscal year we grant him annual long-term incentive grants with an expected value in an amount that, when combined with the then-current annual base salary and the target annual cash incentive award granted in respect of such fiscal year, is in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group.

(4)	Messrs. Henderson and Schlotterbeck had strong individual performance during fiscal 2007, which resulted in the Compensation Committee increasing the number of stock options and RSUs awarded to each of them in fiscal 2008 from their target multiples.

(5)	In August 2006, we awarded Mr. Henderson an additional 8,000 RSUs (with a grant date value of $530,720) in connection with his amended employment offer letter with us in addition to his annual equity grant. The table includes both the annual grant for fiscal 2007 and this additional award.

(6)	Under the terms of our employment agreement with Mr. Walter, we agreed to grant Mr. Walter two annual stock incentive awards with an expected value of 700% of his annual base salary. These grants were his fiscal 2007 and fiscal 2008 awards set forth in the table above.

(7)	In August 2004, Mr. Schlotterbeck was granted options to purchase 244,621 shares, all of which vested on the third anniversary of the date of grant. This fiscal 2005 equity award was in lieu of his expected grants in fiscal 2005, 2006 and 2007 with respect to his position at the time. The stock options and RSUs awarded to Mr. Schlotterbeck during fiscal 2007 were intended to represent the incremental increase in equity incentive compensation in connection with our promotion of Mr. Schlotterbeck at the end of fiscal 2006.

(8)	Mr. Parrish received 5,000 RSUs and 6,659 restricted shares (with an aggregate grant date value of $759,358), representing his fiscal 2007 award, and an additional 35,000 RSUs (with a grant date value of $2,223,200) as a one-time special grant in connection with our promotion of Mr. Parrish during fiscal 2007. See the discussion below regarding the terms of Mr. Parrish’s employment arrangement with us.

Stock Options.  Stock options are intended to motivate our named executives by providing upside potential, but do have more risk to the executive than RSUs. We view stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Vesting periods are intended to require long-term focus on our overall company performance for the named executive to realize any value from the exercise of stock options. Stock option awards also are granted with an exercise price equal to the market price for our common shares on the date of grant, and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Options awarded in fiscal 2007 vest 25% annually over four years, with a seven-year term. Stock options awarded in fiscal 2008 vest 33 1/3% annually over three years, with a seven-year term.

RSUs.  While stock options motivate executives by providing larger potential value, RSUs assist us in retaining executives because RSUs have value even when the share price declines or remains flat, and are used for wealth accumulation since we do not provide pensions. Our RSU awards vest 33 1/3% annually over three years. While there is a performance element to RSUs since the value of the award will increase as the trading price of our common shares increase, we do not consider RSUs to be performance-based compensation when making our compensation decisions.

Performance Cash.  In August 2007, the Compensation Committee approved the long-term incentive performance cash program as a component of our long-term incentive compensation, after reviewing and considering comparative market data. All of our named executives (other than Mr. Walter) participate in this program, which is designed to reward performance over a three-year period. In establishing this program, the Compensation Committee determined that the introduction of a performance cash component would strengthen the performance component of our long-term incentive program, providing a clear link between pay and overall company performance. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, an executive can receive a cash award of 0-200% of his or her target grant, with a threshold cash award level of 60% if a minimum level of the performance goals and criteria described below is obtained. To facilitate transition to the new plan, the Compensation Committee designed the proposed award structure under the first three-year cycle to include a two-year and a three-year goal, so that a potential award of 40% could be made at the end of the second year, and a potential award of 60% could be made at the end of the third year.

For the fiscal 2008-2010 performance period, the performance goals established for the two- and three-year performance periods will reward management for attaining specified cumulative economic profit, measured as NOPAT less a capital charge. Economic profit may be adjusted for the following types of specific transactions: (1) non-recurring events, such as divestitures, changes in accounting standards or policies, or asset impairments; (2) certain acquisitions; and (3) financing transactions, such as selling accounts receivable. The Compensation Committee chose economic profit as the performance metric because this metric captures profitable enterprise growth and efficient capital usage.

For the fiscal 2008-2010 performance period, the Compensation Committee established the performance goal for target awards (a) for the two-year period of cumulative economic profit equal to $31 million, and (b) for the three-year period of cumulative economic profit equal to $322 million.

Separate from the foregoing programs, in August 2005 the Compensation Committee established an over-achievement award program for fiscal 2006-2008 that was in addition to the awards we made in fiscal 2006 under our long-term incentive compensation program. Participants are eligible to earn up to 200% of their aggregate target annual incentive compensation over the three-year period of the program. Any payout as a result of meeting the performance goals established for the three-year performance period will reward management for attaining aggressive compound growth in annual NOPAT. At June 30, 2007, and based upon fiscal 2006 and fiscal 2007 performance, our growth in annual NOPAT is not expected to meet the minimum over-achievement performance goal established for the fiscal 2006-2008 three-year performance period, and we have not accrued any payouts under this program. See the section of this proxy statement entitled “Executive Compensation — Compensation Plans” for more information regarding target and maximum cash awards under the fiscal 2006-2008 performance cash program.

Deferred Compensation and Savings Plans.  We maintain a 401(k) Savings Plan and a DCP that permit certain management employees to defer payment and taxation of a limited portion of salary and bonus into any of several investment alternatives. In addition, we typically make additional matching or fixed contributions to the deferred balances of employees, including the named executives, subject to limits discussed at “Executive Compensation — Nonqualified Deferred Compensation in Fiscal Year 2007.” Contributions made with respect to our named executives are disclosed in footnote (4) to the Summary Compensation Table. The investment options available under the DCP are substantially the same investment options that are available in our 401(k) Savings Plan, but not including Cardinal Health common shares for our named executives. We also permit our named executives to defer the settlement of RSUs from the vesting date to a later date.

Other Benefits and Perquisites.  For some of our named executives, perquisites include the personal use of Cardinal Health-owned aircraft and in some cases, reimbursement for income taxes on taxable benefits. The Compensation Committee has authorized Messrs. Clark and Walter to use our aircraft for personal travel. The Compensation Committee believes that the personal use of Cardinal Health-owned aircraft is an important part of the compensation for Messrs. Clark and Walter, and also provides enhanced safety and security. The Compensation Committee believes that the personal use of our aircraft by Mr. Clark provides him with flexibility and increases travel efficiencies, allowing more productive use of his time and greater focus on Cardinal Health-related activities. We also provide a tax reimbursement with respect to income attributed to them with respect to their personal travel. When Mr. Clark or Mr. Walter are using Cardinal Health-owned aircraft, their spouse and/or dependent children are also permitted to accompany them, but we do not provide a tax reimbursement with respect to the personal travel of the spouse and dependent children. In May 2007, we entered into aircraft timesharing agreements with Messrs. Clark and Walter, pursuant to which each will reimburse us for some of the costs of guests other than spouses and dependent children who accompany them on our aircraft. As a result of Mr. Walter’s transition from Executive Chairman of the Board to Executive Director, Mr. Walter has agreed that he will no longer be eligible to use our aircraft for personal travel effective November 8, 2007.

Other than the personal use of our aircraft, the perquisites we provide are minimal. When an executive officer is relocated for business reasons, we provide an executive relocation program and temporary housing. In addition, we pay home security services for certain named executives. We also pay for spousal travel costs to a few Cardinal Health activities and costs for annual physical examinations for our executive officers who are not in our medical plan. For more detailed information regarding benefits and perquisites provided to our executive officers, see the section of this proxy statement entitled “Executive Compensation — Summary Compensation Table.”

We maintain a tax-qualified employee stock purchase plan (the “ESPP”), generally available to all employees including our named executives, that allows participants to acquire Cardinal Health shares at a discount price. For a discussion of our ESPP, see “Executive Compensation — Compensation Plans.”

Employment Agreements and Offer Letters.  We have entered into employment agreements or employment offer letters with each of our named executives, in order to attract and retain these qualified individuals to serve as executive officers. Our practice is to enter into a multi-year employment agreement only with our Chief Executive Officer (including Mr. Walter, our former Chief Executive Officer). With our other named executives, we enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, but do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters at “Executive Compensation — Employment Agreements and Other Employment Arrangements.”

When we hired Mr. Clark as our President and Chief Executive Officer in April 2006, we entered into an Employment Agreement with Mr. Clark (the “Clark Employment Agreement”) providing for him to serve as our President and Chief Executive Officer until June 30, 2009. In connection with the Board’s succession plan, on September 21, 2007, we amended our Employment Agreement with Mr. Clark pursuant to which he will serve as our Chairman of the Board and Chief Executive Officer until February 28, 2013. The Board and Compensation Committee believed it was important to seek a five-year commitment from Mr. Clark to provide continuity and stability in leadership for the organization and to provide the opportunity to identify potential successors for Mr. Clark. For retention and succession planning purposes, the amended Clark Employment Agreement is a five-year contract; however, the Board may terminate Mr. Clark’s employment without cause at any time with a cash severance payment to Mr. Clark in the amount of two times the sum of his of annual base salary and target annual cash incentive, continued vesting of some unvested equity awards and pro rata payments of other cash awards.

The amended Clark Employment Agreement also provides a significant incentive for Mr. Clark to remain with the Company through at least February 28, 2013. As described in more detail beginning on page 52, if Mr. Clark terminates his employment after February 28, 2013, he will receive, among other things, continued vesting of some unvested equity awards with the ability to exercise vested options through the original term of the options as well as receiving a pro rata portion of his target payments under the long-term incentive performance cash program and target annual cash incentive compensation. These benefits are comparable to those that we provide to employees of the Company who retire after attaining age 55 with at least 10 years of service with the Company. In addition, Mr. Clark will receive continued vesting of all of his unvested equity awards that were granted at least six months prior to termination if he terminates employment either (i) after February 28, 2013 and prior to November 30, 2014 with the consent of the Board or (ii) after November 30, 2014. The Compensation Committee and Board determined that the combination of these benefits provided appropriate incentive to retain Mr. Clark while maintaining appropriate flexibility to the Board as it plans for Chairman and Chief Executive Officer succession.

In setting Mr. Clark’s compensation under the initial contract, the Compensation Committee considered Mr. Clark’s experience and skills, including his prior responsibilities as an officer and director of Procter & Gamble, his international and other experience in his 32 years at Procter & Gamble, his then-current compensation at Procter & Gamble and incentive as well as other compensation he would forfeit by joining us, and recent compensation packages for new chief executive officers of other large public companies. In setting Mr. Clark’s compensation under the amended contract, the Compensation Committee agreed to pay Mr. Clark a minimum base salary of $1,400,000 per year and total direct compensation (then-current annual base salary, target annual cash incentive award and annual long-term incentive grants) for each fiscal year with an expected value in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group. The Compensation Committee and the Board approved this compensation arrangement based on our goal described above for all executives of providing target total direct compensation that approximates the 60-65th percentile of our Comparator Group. The amended Clark Employment Agreement limits the Compensation Committee’s discretion with respect to reducing Mr. Clark’s base salary until it expires in 2013. The Clark Employment Agreement does not guarantee the value of equity awards or payouts of cash awards, other than a minimum annual incentive payout for fiscal 2007 in the amount of $1,120,000.

In April 2006, in connection with the Board’s succession plan, we appointed Mr. Walter, who until that date had served as our Chief Executive Officer, as our Executive Chairman of the Board. On September 21, 2007, we entered into the Second Amendment to the Second Amended and Restated Employment Agreement with Mr. Walter (the “Walter Employment Agreement”). Pursuant to the amendment and the Board’s succession plan, Mr. Walter will serve as Executive Director from November 8, 2007 until June 30, 2008, when he will retire as an employee but remain on the Board of Directors.. We entered into and have continued this multi-year commitment to ensure continuity of leadership and to permit us to obtain the advice and counsel of Mr. Walter with respect to strategic business development, mergers and acquisitions, corporate values and industry matters. In setting compensation for Mr. Walter at the time of the Walter Employment Agreement, the Compensation Committee considered, among other factors, Mr. Walter’s three decades of unique experience and long-term performance as founder and chief executive officer of Cardinal Health, his new responsibilities as Executive Chairman, and his vision and skills in strategic business development and entrepreneurial leadership as demonstrated through our 35 years of growth while Mr. Walter was chief executive officer. The Walter Employment Agreement also requires that Mr. Walter provide certain consulting services to us for five years after he ceases to be Executive Chairman of the Board and that we pay him $1 million per year as compensation for such services. The Compensation Committee believed the provisions with respect to consulting services would permit us to retain continuity and access to Mr. Walter’s judgment, industry knowledge and experience beyond 2008. The Walter Employment Agreement limits the Compensation Committee’s discretion with respect to reducing Mr. Walter’s base salary, target annual incentives and target long-term incentives until he retires on June 30, 2008. The contract does not include guarantees of the value of equity awards or payouts of cash incentive awards.

Jeffrey W. Henderson was appointed as Executive Vice President, effective April 18, 2005, and as the Chief Financial Officer, effective May 15, 2005. Mr. Henderson was hired from outside our organization. In connection with his appointment, we entered into an offer letter with Mr. Henderson, which was amended on August 5, 2006 (the “Henderson Offer Letter”).

Mark W. Parrish was appointed as Chief Executive Officer — Healthcare Supply Chain Services, effective November 8, 2006. In connection with Mr. Parrish’s promotion, we entered into an offer letter with Mr. Parrish (the “Parrish Offer Letter”), which replaced our previous employment agreement with Mr. Parrish.

David Schlotterbeck, Chief Executive Officer — Clinical and Medical Products, joined us when we acquired Alaris in July 2004. Alaris entered into a retention agreement with him, dated August 31, 2004 and amended on November 2, 2005 (the “Schlotterbeck Agreement”).

Severance Agreements.  In August 2006, in response to a shareholder proposal and after consulting with several of our large investors and reviewing comparative market data, our Board of Directors adopted a policy requiring us to obtain shareholder approval before entering into severance agreements with covered executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy. The policy covers new severance agreements entered into after the effective date of the policy and existing severance agreements if severance benefits are materially modified after the effective date.

The employment agreements and offer letters discussed above provide for benefits payable upon termination events or a change of control, which are detailed in this proxy statement under “Potential Payments on Termination or Change in Control” at page 46. With respect to the severance benefits provided to our named executives, we believe that these severance benefits allow us to attract and retain these individuals. We also believe that the change of control severance benefits provided to these named executives align executive and shareholder interests by enabling the named executive to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the named executive’s own employment. In establishing these arrangements, we considered that we do not provide pension or SERP benefits.

Our employment arrangements are double-triggered and require cash severance payments on a change of control only if the named executive’s employment terminates in connection with or following the change of control.

Our equity awards under our incentive compensation plans and the grants under our long-term incentive cash program are “single trigger” awards, and vest upon a change of control. This is generally the only benefit obtained automatically upon a change of control. We adopted the single trigger treatment for our long-term compensation plan for the following reasons:

•	to be consistent with current market practice;

•	single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees during uncertain times.

The Clark Employment Agreement provides for severance payments and benefits if Mr. Clark’s employment is terminated (other than a termination by us with “cause” as defined in the Clark Employment Agreement), including the accelerated vesting of equity awards. Mr. Clark has agreed to non-competition and non-solicitation covenants which, among other things, prohibit him from being employed by an entity that competes with us for a period of two years after termination of his employment. The severance payments and benefits provided in the initial Clark Employment Agreement were based upon the benefits that we had provided to his predecessor. On September 21, 2007, we amended the Clark Employment Agreement, including the severance payments and benefits to be provided to Mr. Clark. Based on advice from its compensation consultant regarding severance payments and benefits, the Compensation Committee believes that the amended severance payments and benefits are consistent with those generally made available in the market. In addition, the Compensation Committee’s executive compensation consultant determined that the revised severance arrangements would not require shareholder approval under the policy described above. The Compensation Committee believed that the amended severance payments and benefits were important to obtain a multi-year commitment from Mr. Clark to serve as our Chairman of the Board and Chief Executive Officer.

The Walter Employment Agreement provides for severance payments and benefits if Mr. Walter’s employment or consulting arrangement is terminated (other than a termination by us with “cause” or by Mr. Walter without “good reason,” as these terms are defined in the Walter Employment Agreement), including the accelerated vesting of equity awards. Mr. Walter has agreed to non-competition and non-solicitation covenants which, among other things, prohibit Mr. Walter from being employed by an entity that competes with us for a period of two years after termination of his employment. The Compensation Committee believed these severance benefits would retain Mr. Walter to ensure continuity through the period of the Board’s succession plan, and would enable us to retain the services of Mr. Walter to provide advice and counsel on strategic business development and industry matters. In 1999, when we entered into the employment agreement with Mr. Walter, we believed the severance payments and benefits were consistent with those generally made available in the market. When we entered into the amended Walter Employment Agreement in April 2006, the Compensation Committee retained substantially the same severance benefits provided in Mr. Walter’s then-current employment agreement.

If any severance payments or benefits provided to Mr. Clark or Mr. Walter would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The Compensation Committee agreed to provide this benefit for the following reasons:

•	the excise tax imposes discriminatory results between executives with varying compensation and stock option exercise histories;

•	the gross-up provisions assure that the financial incentives provided by the employment agreements will have the desired effect upon the executive officers without discriminatory results; and

•	given the size of our business and assets, the cost of the severance benefits, including the gross-up payments, is unlikely to impede an acquisition offer from an acquirer.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Our Named Executives.  Our Chief Executive Officer, Chief Human Resources Officer, Chief Legal Officer and Executive Chairman participate in Compensation Committee meetings, during which the Compensation Committee discusses and makes executive compensation decisions. One or more of these executive officers may be asked to leave for a portion of the meetings. At various meetings of the Compensation Committee, the Compensation Committee and the Executive Chairman reviewed and discussed the performance of and compensation for the Chief Executive Officer, including base salary, annual incentive compensation and long-term incentive compensation. In addition, the Compensation Committee reviewed and discussed in executive session the performance of and compensation for the Executive Chairman, including the compensation recommendations made by the Compensation Committee’s compensation consultant.

During fiscal 2007, the Chief Executive Officer presented compensation recommendations to the Compensation Committee for each of the named executives, other than Mr. Walter and himself. In preparing these compensation recommendations, the Chief Executive Officer received and reviewed market data from the Compensation Committee’s compensation consultant and self-assessments from each of the named executives. The Chief Human Resources Officer met separately with the Chairman of the Compensation Committee and the Executive Chairman to discuss these compensation recommendations prior to the Compensation Committee meeting.

With respect to establishing the fiscal 2007 performance targets under the MIP, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer prepared and recommended NOPAT and ROTC performance goals to the Compensation Committee in June and August 2006. In January 2007, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer prepared and recommended adjustments to the performance goals as a result of our reclassification of substantially all of our Pharmaceutical Technologies and Services segment as discontinued operations. The Executive Chairman, Chief Executive Officer, Chief Human Resources Officer, and Chief Legal Officer also participated in discussions with the Compensation Committee regarding the performance goals and adjustments to the performance goals.

With respect to determining the overall company performance against MIP performance goals and segment and function performance, the Chief Executive Officer, Chief Human Resources Officer and Chief Financial Officer met to review quantitative and qualitative information regarding overall company and segment and function performance to provide a recommendation to the Compensation Committee with respect to the funding of the MIP for the fiscal year. The Chief Executive Officer, Chief Human Resources Officer, Chief Financial Officer and Executive Chairman met with the Compensation Committee to provide preliminary and final recommendations. Prior to these meetings, the Chief Executive Officer met with the Chairman of the Compensation Committee, and the Chief Human Resources Officer met with the Executive Chairman and the Chairman of the Compensation Committee, to discuss these recommendations.

Our Comparator Group.  In February 2004, the Compensation Committee retained Towers Perrin to provide compensation consulting services to the Compensation Committee. In February 2005, the Compensation Committee and Towers Perrin developed a compensation Comparator Group. Because of the relatively small number of direct competitors that have a business mix and scope comparable to ours, Towers Perrin evaluated a broader set of large, complex companies with which we might compete for executive talent. The Comparator Group includes other large, diverse organizations that have characteristics similar to us, including industry peers, companies with distribution businesses, manufacturers and high-performance organizations. To provide for ready access to compensation data, the Comparator Group consists of those companies that participate in Towers Perrin’s executive compensation database. At the time we made fiscal 2007 compensation decisions, the Comparator Group consisted of 38 companies. The companies that comprised the Comparator Group included:

Abbott Laboratories	Dow Chemical	Johnson Controls	Schering-Plough
Alcoa	DuPont	Kellogg	Texas Instruments
AstraZeneca	EDS	Kraft Foods Inc	United Technologies
Baxter International	Eli Lilly	Lockheed Martin	UnitedHealth Group
Becton Dickinson & Co	FedEx Corp	McKesson	Wellpoint
Boeing	General Mills	Medco Health Solutions	Weyerhaeuser
Bristol-Myers Squibb	Guidant Corp*	Medtronic	Williams Company
Caterpillar	HCA Healthcare*	Merck	Wyeth
Colgate-Palmolive	Honeywell	Motorola
ConAgra	International Paper	Sara Lee

*	These companies were not in the Comparator Group for fiscal 2008 compensation decisions and will not be included in the future.

Guidelines for Share Ownership and Holding Periods for Equity Awards.  In an effort to directly link executive officers’ and directors’ financial interests with those of shareholders, we have implemented Guidelines for Share Ownership for executive officers and non-employee directors (the “Guidelines”). The Guidelines specify a dollar value of shares that executive officers and non-employee directors must accumulate and hold by the later of three years after joining Cardinal Health or the Board. We have determined that, as of June 30, 2007, all named executives and non-employee directors were in compliance with the Guidelines. The specific share ownership requirements are:

•	Chief Executive Officer and Executive Chairman — five times base salary

•	Sector Chief Executive Officers (and beginning in fiscal 2008, our Chief Financial Officer) — four times base salary

•	Other Executive Officers — three times base salary

•	Non-employee Directors — four times annual cash retainer

In addition to the share ownership guidelines, beginning with the fiscal 2007 equity awards (granted in August 2006), all of our executive officers on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in common shares until the earlier of (i) the first anniversary of the option exercise or (ii) termination of employment and (b) in the case of RSUs, the after-tax common shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Stock Option Grant Practices.  The Compensation Committee made fiscal 2007 and fiscal 2008 annual grant determinations at its August 2006 and August 2007 meetings. In line with its current annual compensation cycle, the Compensation Committee expects to make annual grant determinations for future fiscal years at its meeting in August of each year, and to set the annual grant date for equity awards on August 15, or the first business day to follow August 15. The Compensation Committee expects this annual grant to follow the release of earnings for the fiscal year in late July or early August, without regard to whether we are in possession of material non-public information. In the event of grants related to new hires, promotions, or other off-cycle grants, the grants are effective on the 15th day of the month, or the first business day to follow the 15th day of the month.

Equity Dilution Policy.  As we have publicly disclosed, we intend to continue to set forth our capital deployment plans and the dilutive effect of our equity compensation program. Our share buyback decisions are based upon our publicly disclosed capital deployment strategy, and not solely to reduce the dilutive effect of our equity compensation program. Our fiscal 2007 annual equity run rate, which is a measure of dilution that shows how rapidly we are depleting the shares reserved for equity compensation plans, was 1.23% of our outstanding shares (excluding the options granted during fiscal 2007 to employees who were terminated in connection with the divestiture of our Pharmaceutical Technologies and Services segment). We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans, less forfeitures, divided by the total number of our common shares outstanding at the end of the fiscal year.

Potential Impact on Compensation from Executive Misconduct.  Under our benefit plans, the Compensation Committee or Cardinal Health has the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. Under our incentive cash plan and MIP, we may seek to recover cash incentive compensation paid to executive officers when the payment was based on the achievement of certain financial results that were subsequently restated if the executive officer caused or contributed to the need for the financial statement restatement.

Under our standard stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within two or three years prior to such conduct. Under our standard RSU agreement, unvested RSUs and RSUs that vested within the look-back period of the RSU agreement and have been deferred are forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the value of the RSUs settled within three years prior to such conduct (or two years, in the case of competitive actions). The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of Cardinal Health policies;

•	solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination);

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions.

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief. The remedies contained in our standard benefit plans and equity award agreements are subject to exceptions and different negotiated definitions and terms in individual employment agreements with named executives.

Tax Deductibility.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation, long-term cash incentive compensation, and stock option awards are designed generally to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. For our fiscal 2007 annual incentive compensation, the Compensation Committee established the overall company performance criterion of a 5% return on shareholders’ equity (“ROE”) during fiscal 2007 for Section 162(m) purposes. For fiscal 2007, we achieved a 10.2% ROE. The Compensation Committee established the overall company performance criterion of a 8% ROE during fiscal 2008 for Section 162(m) purposes. Under our fiscal 2008-2010 long-term incentive cash program, awards to certain executives must satisfy performance criteria for purposes of Section 162(m) related to the achievement over the two- and three-year performance period of an average annual ROE of 8%.

It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals. In fiscal 2007, since Mr. Clark’s salary is above the $1,000,000 threshold, a portion of his salary and the Internal Revenue Service value of his perquisites are not deductible by Cardinal Health, to the extent not deferred. In addition, a portion of Mr. Clark’s bonus was guaranteed, and therefore the award does not qualify as performance-based compensation. RSUs are also not performance-based and, as such, are not deductible unless settlement is deferred to a period when compensation of the named executive is no longer subject to Section 162(m). During fiscal 2007, the settlement of RSUs were deferred by Messrs. Clark, Henderson and Walter, as described in detail at “Executive Compensation — Option Exercises and Stock Vested for Fiscal Year 2007.”

The Code limits our deduction of aircraft expenses for certain non-business flights. The difference between the actual cost of personal use flights and the amount included in the individual’s income is disallowed as a deduction by Cardinal Health. The deduction disallowance for our named executive officers was $829,298 in fiscal 2007.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

Submitted by the Human Resources and Compensation Committee of the Board.

Richard C. Notebaert, Chairman
Calvin Darden
Robert L. Gerbig
John B. McCoy
Jean G. Spaulding, M.D.

Executive Compensation Tables

We are providing the following information with respect to the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2007, and each of our three other most highly compensated executive officers at June 30, 2007.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option/SAR	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

R. Kerry Clark(5)	2007	$1,400,000	$1,120,000 (6)	$2,575,137	$3,971,260	$1,456,000	$0	$300,438	$10,822,835
President and Chief Executive Officer
Jeffrey W. Henderson	2007	$653,365	$0	$757,031	$980,692	$788,184	$0	$32,371	$3,211,643
Chief Financial Officer
Robert D. Walter(5)	2007	$900,000	$0	$577,508	$5,060,617 (7)	$1,552,500	$50,595 (8)	$393,265	$8,534,485
Executive Chairman of the Board
David L. Schlotterbeck	2007	$725,000	$0	$33,223	$1,416,297	$960,988	$12,070 (9)	$102,993	$3,250,571
Chief Executive Officer — Clinical and Medical Products
Mark W. Parrish(10)	2007	$620,462	$0	$877,719	$1,181,970	$689,880	$0	$37,728	$3,407,759
Chief Executive Officer — Healthcare Supply Chain Services

(1)	These awards consist of RSUs and restricted shares. This is the amount we expensed for financial statement reporting purposes during fiscal 2007 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. We valued the awards as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of shares subject to the awards. We recognize the grant date fair value as an expense over the required service period of the award. The amounts reported in the table above include amounts expensed during fiscal 2007 for awards that were awarded in prior years.

(2)	These awards are non-qualified stock options and SARs. This is the amount we expensed for financial statement reporting purposes during fiscal 2007 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. For options granted prior to fiscal 2006, we utilized a Black-Scholes model to provide a grant date fair value. For options granted after fiscal 2005, we utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the required service period of the award. The Black-Scholes model and lattice model incorporate a number of assumptions. The following assumptions were used to determine the fair value of the options granted to Mr. Clark: expected option life: 7.00 years; dividend yield: 0.34%; risk-free interest rate: 4.96%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Henderson: expected option life: 5.00 to 5.95 years; dividend yield: 0.27% to 0.54%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Walter: expected option life: 4.25 to 7.00 years; dividend yield: 0.19% to 0.54%; risk-free interest rate: 3.17% to 4.90%; and expected volatility: 26.94% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Schlotterbeck: expected option life: 5.00 to 5.83 years; dividend yield: 0.27% to 0.54%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Parrish: expected option life: 5.00 to 6.00 years; dividend yield: 0.19% to 0.57%; risk-free interest rate: 3.17% to 4.89%; and expected volatility: 27.00% to 37.98%. This dollar amount includes the amounts expensed during fiscal 2007 for options that were granted in prior years. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(3)	The non-equity incentive plan column reports amounts that were earned for fiscal 2007 in annual cash incentive awards described below, which were paid in fiscal 2008.

(4)	The elements of compensation included in the “All Other Compensation” column that exceed $10,000 (other than perquisites) are as follows: (i) our contributions to the executive’s account under our 401(k) Savings Plan for Mr. Clark ($25,837), Mr. Henderson ($19,375), Mr. Walter ($19,375), Mr. Schlotterbeck ($19,525) and Mr. Parrish ($19,375), (ii) our contributions to the executive’s account under our DCP for Mr. Henderson ($10,742), Mr. Walter ($10,000), and Mr. Parrish ($17,663), and (iii) cash paid for accrued vacation to Mr. Schlotterbeck ($75,135) in connection with a change in the accrual of unused vacation time on January 1, 2007. The amounts shown for fiscal 2007 also include tax reimbursements paid to our executive officers. The tax reimbursements paid to Mr. Clark included $28,722 with respect to the temporary housing allowance we provided to him, $7,902 with respect to the imputed income for personal use of the corporate aircraft, $13,188 with respect to the imputed income for relocation expenses, including car service for commuting, and $1,111 with respect to imputed income for spousal travel expenses at a Company meeting. The tax reimbursements paid to Mr. Henderson included $2,254 with respect to imputed income for spousal travel expenses at a Company meeting. The tax reimbursements paid to Mr. Walter included $15,557 with respect to the imputed income for personal use of the corporate aircraft and $1,247 with respect to imputed income for spousal travel expenses at a Company meeting. The tax reimbursements paid to Mr. Schlotterbeck included $1,202 with respect to imputed income for spousal travel expenses at a Company meeting.

The amounts shown for fiscal 2007 include the value of perquisites and other personal benefits to an executive with an aggregate value exceeding $10,000. The value of perquisites and other personal benefits are not included for Messrs. Henderson, Schlotterbeck or Parrish because the aggregate value of the perquisites and other personal benefits that he received was less than $10,000. The value of the following perquisites and other personal benefits are included in the “All Other Compensation” column for fiscal 2007: (a) the personal use of our aircraft by Messrs. Clark and Walter; (b) the cost to Cardinal Health for spousal travel for Messrs. Clark and Walter; (c) relocation expenses, including car service for commuting, for Mr. Clark; (d) a temporary housing allowance for Mr. Clark; and (e) the cost of security systems provided at the personal residence of Mr. Clark. The cost of these perquisites and personal benefits did not exceed the greater of $25,000 and 10% of the aggregate value of all perquisites and personal benefits received by the named executive officer, except for: (i) the incremental cost to us relating to the personal use by the executive officer of corporate aircraft: Mr. Clark ($154,032) and Mr. Walter ($345,561); and (ii) the temporary housing allowance: Mr. Clark ($36,000).

We own and operate our own aircraft and also own a fractional interest in an aircraft operated by CitationShares. These aircraft are used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is (a) variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hourly rate and fuel cost premiums for fractional interest flights, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges, minus (b) amounts reimbursed to us by the executive for a flight. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives. The temporary housing allowance is the actual cash paid to Mr. Clark for temporary housing.

(5)	Effective November 8, 2007, Mr. Clark will serve as our Chairman of the Board and Chief Executive Officer and Mr. Walter will serve as our Executive Director.

(6)	Pursuant to the terms of his employment agreement, Mr. Clark is entitled to receive a minimum annual bonus of $1,120,000 for fiscal 2007.

(7)	Includes $3,994,317 attributable to fair value accounting for cash-settled stock appreciation rights (“SAR”) that we granted to Mr. Walter. For financial statement reporting purposes, a cash-settled SAR, even if vested, is required to be remeasured at fair value each financial statement reporting date until the award is exercised. Any increase in fair value is recorded as equity-based compensation expense and any decrease in the fair value is recognized only to the extent of the expense previously recorded. The fair value of the SARs was determined using a Black-Scholes model, and the following range of assumptions were used to determine the fair value of the SARs: expected life: 1.5 to 7.82 years; dividend yield: 0.41% to 0.68%; risk-free interest rate: 4.59% to 4.98%; and expected volatility: 27.00%. As we disclosed in previous proxy statements, we have granted to Mr. Walter a SAR with respect to 862,500 shares. The SAR with respect to 862,500 shares was granted to Mr. Walter in 2005 as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under our Amended and Restated Equity Incentive Plan, as amended (the “EIP”). In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement on August 3, 2005 setting forth the terms of the SAR. This SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006 or fiscal 2007; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. During fiscal 2007, Mr. Walter exercised a portion of the SAR with respect to 550,000 shares, with payout of the proceeds deferred pursuant to the terms of the SAR grant.

(8)	Represents the portion of interest credited by us with respect to the deferred cash-settled SAR that exceeds 120% of the federal long-term rate for the month of August 2005.

(9)	Represents the portion of interest credited by us with respect to the deferred retention bonus that exceeds 120% of the federal long-term rate for the month of November 2005.

(10)	Mr. Parrish became Chief Executive Officer — Healthcare Supply Chain Services on November 8, 2006.

Grants of Plan-Based Awards for Fiscal Year 2007

The following table supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2007.

							All Other		All Other
							Stock		Option
							Awards:		Awards:
							Number of		Number of		Exercise or	Grant Date
				Estimated Potential Payouts Under			Shares of		Securities		Base Price of	Fair Value
				Non-Equity Incentive Plan Awards(3)			Stock or		Underlying		Option	of Stock
	Grant	Approval		Threshold	Target	Maximum	Units		Options		Awards	and Option
	Date	Date		($)	($)	($)	(#)(4)		(#)(9)		($/Sh)(10)	Awards(11)

R. Kerry Clark
Annual Cash Incentive				$1,344,000	$2,240,000	$4,480,000
Stock Options									0	(5)	n/a	$0
RSUs							0	(5)				$0
Jeffrey W. Henderson
Annual Cash Incentive				$391,644	$652,740	$1,305,480
Stock Options	8/15/2006	8/1/2006							74,429		$66.34	$1,598,735
RSUs	8/15/2006	8/1/2006					10,633					$705,393
RSUs	8/15/2006	8/1/2006					8,000					$530,720
Robert D. Walter
Annual Cash Incentive				$810,000	$1,350,000	$2,700,000
Stock Options	8/15/2006	8/1/2006							198,762		$66.34	$4,871,657
RSUs	8/15/2006	8/1/2006					28,490					$1,890,027
David L. Schlotterbeck
Annual Cash Incentive				$435,000	$725,000	$1,450,000
Stock Options	8/15/2006	8/1/2006							11,475	(6)	$66.34	$243,844
RSUs	8/15/2006	8/1/2006					1,639	(6)				$108,731
Mark W. Parrish
Annual Cash Incentive				$371,903	$619,838	$1,239,676
Stock Option	8/15/2006	8/1/2006	(1)						46,612		$66.34	$1,001,226
Restricted Shares	8/15/2006	8/1/2006	(1)				6,659	(7)				$441,758
Stock Option	11/15/2006	11/7/2006	(2)						35,000		$63.52	$708,400
RSUs	11/15/2006	11/7/2006	(2)				5,000					$317,600
RSUs	11/15/2006	11/7/2006	(2)				35,000	(8)				$2,223,200

(1)	Mr. Parrish was not an executive officer on August 1, 2006. The Compensation Committee approved the terms of the annual equity grants on August 1, 2006, including the August 15, 2006 grant date, and delegated authority to the Chief Human Resources Officer (“CHRO”) to determine the award amounts granted to Mr. Parrish. The CHRO approved the award amount granted to Mr. Parrish on August 15, 2006.

(2)	These equity awards were approved by the Compensation Committee and granted to Mr. Parrish in November 2006 in connection with his promotion to Chief Executive Officer — Healthcare Supply Chain Services.

(3)	This information relates to award opportunities we granted during fiscal 2007 under our MIP with respect to fiscal 2007 performance. The overall company performance goals that the Compensation Committee established under the MIP for the covered employees for fiscal 2007 were the achievement over a one-year performance period ending June 30, 2007 of a specified level of NOPAT and ROTC, as discussed in “Compensation Discussion and Analysis.” Under the terms of the MIP, and in accordance with Section 162(m) of Code, the Compensation Committee also sets a maximum bonus potential level that could be paid to each covered employee under the MIP if the performance goal that the Compensation Committee established is fully satisfied. This maximum bonus potential for purposes of Section 162(m) of the Code for each of the named executive officers was more than the maximum amount shown in the table above.

(4)	Unless otherwise noted, all stock awards (i) are RSUs granted during the fiscal year, (ii) are granted under our LTIP, and (iii) vest ratably over three years. RSUs that were awarded after August 1, 2006 accrue dividends that are payable upon vesting of the RSUs.

(5)	Mr. Clark did not receive any grants of equity awards during fiscal 2007 because approximately 45,000 RSUs and options to purchase 270,000 shares awarded to him on April 17, 2006 related to his annual equity incentive grant for the 15-month period from April 2006 until fiscal 2008.

(6)	In August 2004, Mr. Schlotterbeck was granted options to purchase 244,621 shares, all of which vested on the third anniversary of the date of grant. This fiscal 2005 equity grant was in lieu of annual grants in fiscal 2005, 2006 and 2007 with respect to his then-current position. The additional fiscal 2007 option and RSUs awarded to Mr. Schlotterbeck in August 2006 represent the incremental increase in equity incentive compensation relating to Mr. Schlotterbeck’s promotion to Chief Executive Officer — Clinical and Medical Products.

(7)	This restricted share award was granted during the fiscal year under our LTIP, and the restricted shares vest ratably over three years.

(8)	These RSUs were granted in connection with Mr. Parrish’s promotion to Chief Executive Officer — Healthcare Supply Chain Services. The RSUs will vest in full on the third anniversary of the grant date.

(9)	Unless otherwise noted, all option awards (i) are nonqualified stock options granted during the fiscal year, (ii) are granted under our LTIP, (iii) vest in equal amounts over four years, and (iv) have a term of seven years.

(10)	The option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(11)	We valued the RSUs and restricted shares as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of RSUs/restricted shares awarded. We valued the options utilizing a lattice model to provide a grant date fair value of the options. The lattice model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Henderson: expected option life: 5.95 years; dividend yield: 0.54%; risk-free interest rate: 4.89%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Walter: expected option life: 7.00 years; dividend yield: 0.54%; risk-free interest rate: 4.90%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Schlotterbeck: expected option life: 5.83 years; dividend yield: 0.54%; risk-free interest rate: 4.89%; and expected volatility: 27.00%. We used the following range of assumptions with respect to the grant date fair value of options granted to Mr. Parrish: expected option life: 5.95 to 5.97 years; dividend yield: 0.54% to 0.57%; risk-free interest rate: 4.63% to 4.89%; and expected volatility: 27.00%.

Employment Agreements and Other Employment Arrangements

During fiscal 2007, we were a party to employment agreements with Mr. Clark and Mr. Walter, offer letters with Mr. Henderson and Mr. Parrish, and our subsidiary, ALARIS Medical Systems, Inc. (“Alaris”), was party to a retention agreement with Mr. Schlotterbeck. Messrs. Clark, Walter, Schlotterbeck, and Parrish have agreed to comply with non-compete (except in the case of Mr. Schlotterbeck) and non-solicitation covenants during the term of their employment and generally for a period ranging from one to three years thereafter as described below in “Potential Payments on Termination or Change of Control of Cardinal Health.” In addition, Messrs. Clark, Walter, Schlotterbeck, and Parrish are obligated to keep our proprietary information and trade secrets confidential. The employment agreements and offer letters we have entered into with our named executive officers provide for payments and other benefits upon various termination events, as discussed below in “Potential Payments on Termination or Change of Control of Cardinal Health.”

Clark Employment Agreement.  On April 17, 2006, our Board of Directors appointed R. Kerry Clark as our President and Chief Executive Officer. In connection with the appointment of Mr. Clark, we entered into the Clark Employment Agreement. On September 21, 2007, we entered into an amendment to the Clark Employment Agreement pursuant to which Mr. Clark will serve as our Chairman of the Board and Chief Executive Officer. The Clark Employment Agreement, as amended, has an employment term from April 17, 2006 through February 28, 2013.

Mr. Clark will receive an annual base salary of not less than $1,400,000 and for fiscal 2007, he received a minimum bonus of $1,120,000 pursuant to the agreement. He also received an initial grant of 110,600 RSUs (vesting equally over three years) and an option to purchase 665,000 common shares at an exercise price of $70.00 per share (vesting ratably over four years and expiring on April 17, 2013), with approximately 45,000 RSUs and options to purchase 270,000 shares relating to his annual equity incentive grant for the 15-month period from April 2006 until the fiscal 2008 equity grant. In August 2007, Mr. Clark received annual long-term incentive grants for fiscal 2008 with a grant date expected value of not less than 600% of his annual salary, as required by the Clark Employment Agreement. Mr. Clark participates in the 2006-2008 performance cash program, prorated for his time with Cardinal Health, and receive other benefits and perquisites on a basis that is commensurate with his position.

Pursuant to the amended Clark Employment Agreement, Mr. Clark will receive total direct compensation (consisting of annual base salary, target annual cash incentive award and target long-term incentive awards) in an amount in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group. Under the amended agreement, Mr. Clark received additional fiscal 2008 long-term incentive grants with an aggregate expected value of $700,000, including $175,000 in performance cash, $315,000 in stock options and $210,000 in RSUs. The amended Clark Employment Agreement does not require the Company to provide Mr. Clark with specific minimum amounts of any element of compensation other than base salary.

Walter Employment Agreement.  On April 17, 2006, the Board of Directors appointed Robert D. Walter as our Executive Chairman of the Board. In connection with that appointment, we amended and restated the Walter Employment Agreement. The Walter Employment Agreement provided generally that Mr. Walter will be Executive Chairman of the Board until June 30, 2008 and receive an annual base salary of not less than $900,000. On September 21, 2007, we amended the Walter Employment Agreement to provide that Mr. Walter will cease to be Executive Chairman of the Board, effective November 8, 2007, and will be Executive Director from November 8, 2007 until June 30, 2008. Under his agreement, he is eligible to receive a target annual bonus of 150% of his annual base salary and he received annual stock incentive grants in August 2006 and August 2007, consistent with the timing of annual stock incentive grants to our other named executives, each with a grant date expected value of not less than 700% of his new annual base salary, with 70% in stock options and 30% in RSUs. Mr. Walter will continue to receive other benefits and perquisites generally applicable to our most senior executives. Mr. Walter is entitled to personal use of Company-owned aircraft and related tax gross-up until he ceases to be Executive Chairman of the Board.

Schlotterbeck Agreement.  Alaris entered into the Schlotterbeck Agreement following our acquisition of Alaris in July 2004. This agreement replaced the change in control agreement entered into by Mr. Schlotterbeck and Alaris prior to the acquisition. In connection with entering into the Schlotterbeck Agreement, Mr. Schlotterbeck signed a release and waiver of all claims arising in connection with his employment by Alaris prior to the date of the agreement. In June 2006, Mr. Schlotterbeck was appointed Chief Executive Officer — Clinical and Medical Products, giving him leadership responsibility at that time for our Pharmaceutical Technologies and Services and Medical Products Manufacturing segments in addition to his leadership responsibility for the Clinical Technologies and Services segment, and his annual base salary was increased from $580,000 to $725,000.

Under the Schlotterbeck Agreement, since Mr. Schlotterbeck has remained an employee through June 28, 2006, he earned a retention bonus (the “Retention Bonus”) of $2,320,000, which is equal to the sum of (i) 200% of his then annual base salary ($580,000), and (ii) 200% of his then target bonus (100% of base salary). The Retention Bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) as soon as practicable following the first to occur of (x) Mr. Schlotterbeck’s death, or (y) within 15 days following the first date after June 30, 2008 on which Mr. Schlotterbeck could be paid the Retention Bonus without subjecting us to the limitations on deductibility imposed by Section 162(m) of the Code.

Henderson Offer Letter.  Jeffrey W. Henderson was appointed as our Executive Vice President, effective April 18, 2005, and as our Chief Financial Officer, effective May 15, 2005. In connection with such appointment, we entered into the Henderson Offer Letter, which was amended on August 5, 2006, providing for an annual base salary of $550,000 (which was increased by the Compensation Committee to $675,000 effective September 4, 2006) and a target annual bonus of 100% of his base salary.

Parrish Offer Letter.  Mark W. Parrish was promoted to the position of Chief Executive Officer — Healthcare Supply Chain Services on November 8, 2006. In connection with his promotion, we entered into the Parrish Offer Letter, which replaced his existing employment agreement dated September 2, 2005, providing for an annual base salary of $700,000 and a target annual bonus of 100% of his base salary. His salary and incentive for fiscal year 2007 has been ratably adjusted to reflect the compensation paid to Mr. Parrish before and after his promotion.

Mr. Parrish also received an award of 35,000 stock options, vesting ratably over four years, and 5,000 RSUs, vesting ratably over three years, under the LTIP, which, together with the equity grants made to Mr. Parrish in August 2006, represent the fiscal year 2007 awards. Mr. Parrish also received a special equity award of 35,000 RSUs, which will vest in full on the third anniversary of the grant date. A total of 30,000 RSUs from this special equity award are subject to deferred payment until six months after termination of employment with Cardinal Health.

Compensation Plans

Management Incentive Plan or “MIP.”  On August 14, 1996, the Board of Directors established and approved the MIP, which was approved initially by shareholders on October 29, 1996, and most recently approved by our shareholders on December 8, 2004. Key executive employees are eligible to receive cash awards under the MIP, including our named executives. The primary purposes of the MIP are to (i) advance the interests of Cardinal Health and our shareholders by providing employees in leadership positions with an annual cash incentive to achieve our strategic objectives; (ii) focus management on key measures that drive superior financial and management performance and that result in enhanced value of Cardinal Health; (iii) provide compensation opportunities that are externally competitive and internally consistent with our strategic objectives and total reward strategies; and (iv) provide opportunities that reward executives who are in positions to make significant contributions to the overall success of Cardinal Health.

As discussed in “Compensation Discussion and Analysis,” on August 1, 2006, the Compensation Committee established the performance goals for cash incentive awards for the fiscal year ending June 30, 2007 under the MIP. We achieved NOPAT of $1.487 billion and a 38.0% ROTC for fiscal 2007. The actual payout amounts are disclosed in Compensation Discussion and Analysis and in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

See “Potential Payments on Termination or Change of Control of Cardinal Health” for information on the effect of termination or a change of control.

2005 Long-Term Incentive Plan or “LTIP.”  On November 2, 2005, our shareholders approved the 2005 Long-Term Incentive Plan. Under the LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. As discussed in “Compensation Discussion and Analysis,” during fiscal 2007 we granted nonqualified stock options to our named executives. The stock options vest in equal amounts over four years and have a seven year term. During fiscal 2007, we also granted RSUs to our named executives. The RSUs vest ratably over three years. We granted awards to our executive officers under the Amended and Restated Equity Incentive Plan, as amended, or “EIP,” prior to the adoption of the LTIP. We made no awards under the EIP during fiscal 2007. In June 2006, we adopted a policy regarding the payment of cash dividends on RSUs that have not yet vested. Beginning with RSUs that were awarded after August 1, 2006, we will accrue dividends on RSUs and pay the accumulated cash dividends upon vesting of the RSUs. If a participant terminates employment before vesting, the dividends will be forfeited.

In August 2007, the Compensation Committee approved the long-term incentive cash program under the LTIP. This program is designed to reward outstanding performance over a three-year period. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, potential payouts may range from 0% to 200% of the executive’s aggregate annual incentive target based solely on achievement of the overall company performance metrics. To facilitate transition to the new plan, the proposed payout structure under the first three-year cycle includes a two-year and a three-year goal, so that a potential payout of 40% could be made at the end of the second year, and a potential payout of 60% could be made at the end of the third year.

See “Potential Payments on Termination or Change of Control of Cardinal Health” for additional information on the effect of termination or a change of control.

Long-Term Incentive Cash Program for Fiscal Years 2006 — 2008. On August 1, 2006, the Compensation Committee approved a written plan governing the terms of our Long-Term Incentive Cash Program for fiscal 2006-2008. The fiscal 2006 — 2008 performance cash program was established pursuant to the LTIP as an over-achiever plan. Key executive employees are eligible to receive cash awards under the fiscal 2006 — 2008 performance cash program, including certain of our named executives. The Compensation Committee made awards under the fiscal 2006 — 2008 performance cash program during fiscal 2006 for the three-year performance period beginning July 1, 2005 and ending June 30, 2008. The primary objective of the fiscal 2006-2008 performance cash program is to build additional momentum and focus on attaining the goals of our One Cardinal Health strategy and accelerating earnings growth.

As discussed in “Compensation Discussion and Analysis,” at June 30, 2007, and based upon fiscal 2006 and fiscal 2007 performance, our growth in annual NOPAT is not expected to meet the minimum over-achievement performance goal established for the fiscal 2006-2008 three-year performance period, and we have not accrued any payouts under this program. However, the following table provides information concerning the award opportunities made under our fiscal 2006 — 2008 performance cash program for the three-year performance period beginning July 1, 2005 and ending June 30, 2008.

		Estimated Future Payouts Under
	Performance Period Until	2006-2008 Performance Cash Program
Name	Maturation or Payout	Threshold ($)	Target ($)(1)	Maximum ($)(2)

R. Kerry Clark	July 1, 2005 — June 30, 2008	$0	$5,356,000	$10,041,000
Jeffrey W. Henderson	July 1, 2005 — June 30, 2008	$0	$2,231,000	$3,805,000
Robert D. Walter(3)	—	—	—	—
David L Schlotterbeck	July 1, 2005 — June 30, 2008	$0	$2,484,000	$4,093,000
Mark W. Parrish	July 1, 2005 — June 30, 2008	$0	$1,866,000	$3,592,000

(1)	The target payouts are potential amounts payable under the fiscal 2006-2008 performance cash program as a result of meeting the target internal performance goals for aggressive compound growth in annual net operating profit after tax. The target amount payable upon achievement of these performance goals will, for each participant, equal the sum of the annual cash incentive awards paid to each participant over the three-year performance period. The target amounts shown in the table are estimates based on certain assumptions because the actual target amount will not be known until the actual annual cash incentive awards for fiscal 2008 are determined. Annual cash incentive amounts for fiscal 2008 have been estimated based on each participant’s current target annual cash incentive, which is a percentage of annual base salary. The actual target amounts may differ from the amounts shown in the table if: (a) the Compensation Committee awards a participant an annual cash incentive that differs from the target annual cash incentive in fiscal 2008; (b) the annual cash incentive target for a participant is changed in fiscal 2008; or (c) base salary is further modified before June 30, 2008. The actual target amounts may be higher or lower than the amounts shown in the table.

(2)	The maximum payouts are potential amounts payable under the fiscal 2006-2008 performance cash program as a result of exceeding the maximum internal performance goals for aggressive compound growth in annual net operating profit after tax. The maximum amount payable will be 200% of the sum of the target annual cash incentive awards for each participant over the three-year performance period. The maximum amounts shown in the table are estimates based on certain assumptions because the actual maximum amount will not be known until the target annual cash incentive awards for fiscal 2008 are determined. Target annual cash incentive amounts for fiscal 2008 have been estimated based on each participant’s current target annual cash incentive, which is a percentage of annual base salary. The actual maximum amounts may differ from the amounts shown in the table if: (a) the annual cash incentive target for a participant is changed in fiscal 2008; or (b) base salary is further modified before June 30, 2008. The actual maximum amounts may be higher or lower than the amounts shown in the table.

(3)	Mr. Walter is not a participant in the fiscal 2006-2008 performance cash program.

See “Potential Payments on Termination or Change of Control of Cardinal Health” for information on the effect of termination or a change of control.

Employee Stock Purchase Plan or “ESPP.”  We also maintain a tax-qualified employee stock purchase plan, generally available to all employees including executive officers, that allows participants to acquire Cardinal Health shares at a discount price. This plan allows participants to buy Cardinal Health shares at a 15% discount to the lower of the closing price of our shares on the first or last market trading day of an offering period with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of Cardinal Health shares increases over time. Under applicable tax law, no plan participant may purchase more than

$25,000 in market value (based on the market value of Cardinal Health shares on the last trading day before the beginning of the enrollment period for each subscription period) of Cardinal Health shares in any calendar year.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2007

The following table shows the number of shares covered by exercisable and unexercisable stock options and unvested RSUs held by our named executives on June 30, 2007.

	Option/SAR Awards					Stock Awards
	Number of		Number of						Market Value
	Securities		Securities						of Shares or
	Underlying		Underlying				Number of		Units of
	Unexercised		Unexercised				Shares or Units		Stock That
	Options/SARs		Options/SARs		Option/SAR	Option/SAR	of Stock That		Have Not
	(#)		(#)		Exercise Price	Expiration	Have Not Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)

R. Kerry Clark	166,250		498,750	(3)	$70.00	04/17/2013	73,734	(15)	$5,208,570
Jeffrey W. Henderson	30,000		30,000	(4)	$54.19	04/18/2012	33,633	(16)	$2,375,835
	0		48,077	(5)	$54.19	04/18/2015
	0		74,429	(6)*	$66.34	08/15/2013
Robert D. Walter	Options:						64,658	(17)	$4,567,441
	96,402		0		$36.31	03/02/2008
	135,000		0		$43.14	08/11/2008
	187,500		0		$47.33	03/01/2009
	562,500		0		$31.17	11/15/2009
	272,384		0		$66.08	11/20/2010
	440,529		0		$68.10	11/19/2011
	486,009		0		$67.90	11/18/2012
	507,086		0		$61.38	11/17/2013
	0		562,500	(7)	$44.15	08/23/2014
	94,939		284,820	(8)	$58.88	09/02/2012
	0		198,762	(9)*	$66.34	08/15/2013
	SARs:
	0		142,483	(10)	$44.15	08/23/2014
	312,500	(2)	0		$31.17	11/15/2009
David L. Schlotterbeck	0		244,621	(7)	$44.15	08/23/2014	1,639	(18)	$115,779
	0		11,475	(11)*	$66.34	08/15/2013
Mark W. Parrish	13,243		0		$47.33	03/01/2009	58,619	(19)	$4,140,846
	28,877		0		$31.17	11/15/2009
	21,620		0		$66.08	11/20/2010
	6,500		0		$68.75	07/02/2011
	26,725		0		$68.10	11/19/2011
	32,401		0		$67.90	11/18/2012
	16,000		0		$62.48	01/08/2013
	5,000		0		$61.38	11/17/2013
	44,477		0		$61.38	11/17/2013
	0		85,000	(7)	$44.15	08/23/2014
	13,019		39,057	(12)	$58.88	09/02/2012
	0		46,612	(13)*	$66.34	08/15/2013
	0		35,000	(14)*	$63.52	11/15/2013

*	Indicates the option grants during fiscal 2007 which are reported in the Grants of Plan-Based Awards Table on page 36.

(1)	The market value is equal to the product of $70.64, the closing price of Cardinal Health’s common shares on the NYSE on June 29, 2007, and the number of unvested RSUs.

(2)	In fiscal 2006, Mr. Walter received a SAR with respect to 862,500 shares. As we disclosed in our 2005 proxy statement, the SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement on August 3, 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. Upon exercise of the SAR, Mr. Walter is entitled to receive cash in an amount equal to the fair market value per underlying share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of shares as to which the SAR is exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. Walter’s termination of employment). Mr. Walter exercised a portion of the SAR with respect to 550,000 shares during fiscal 2007, with payout of the proceeds deferred pursuant to the terms of the SAR grant.

(3)	The options granted on April 17, 2006 vest ratably over four years, with 166,250 options vesting on each of April 17, 2008, April 17, 2009 and April 17, 2010.

(4)	The options granted on April 18, 2005 vest ratably over four years, with 15,000 options vesting on each of April 18, 2008 and April 18, 2009.

(5)	The options granted on April 18, 2005 vest on April 18, 2008.

(6)	The options granted on August 15, 2006 vest ratably over four years, with 18,607 options vesting on each of August 15, 2007, August 15, 2008 and August 15, 2009 and 18,608 options vesting on August 15, 2010.

(7)	The options granted on August 23, 2004 vested on August 23, 2007.

(8)	The options granted on September 2, 2005 vest ratably over four years, with 94,940 options vesting on each of September 2, 2007, September 2, 2008 and September 2, 2009.

(9)	The options granted on August 15, 2006 vest ratably over four years, with 49,690 options vesting on each of August 15, 2007 and August 15, 2009, and 49,691 options vesting on each of August 15, 2008 and August 15, 2010.

(10)	Represents shares underlying SARs. The 142,483 SARs granted on March 3, 2005 vested on August 23, 2007.

(11)	The options granted on August 15, 2006 vest ratably over four years, with 2,868 options vesting on August 15, 2007, and 2,869 options vesting on each of August 15, 2008, August 15, 2009 and August 15, 2010.

(12)	The options granted on September 2, 2005 vest ratably over four years, with 13,019 options vesting on each of September 2, 2007, September 2, 2008 and September 2, 2009.

(13)	The options granted on August 15, 2006 vest ratably over four years, with 11,653 options vesting on each of August 15, 2007, August 15, 2008, August 15, 2009 and August 15, 2010.

(14)	The options granted on November 15, 2006 vest ratably over four years, with 8,750 options vesting on each of November 15, 2007, November 15, 2008, November 15, 2009 and November 15, 2010.

(15)	The RSUs will vest ratably with 36,867 RSUs vesting on each of April 17, 2008 and April 17, 2009.

(16)	Includes 18,633 RSUs granted during fiscal 2007, which are also reported in the Grants of Plan-Based Awards Table on page 36. The RSUs will vest as follows: 6,210 shares on August 15, 2007; 15,000 shares on April 18, 2008; 6,211 shares on August 15, 2008; and 6,212 shares on August 15, 2009.

(17)	Includes 28,490 RSUs granted during fiscal 2007, which are also reported in the Grants of Plan-Based Awards Table on page 36. The RSUs will vest as follows: 9,496 shares on August 15, 2007; 18,084 shares on September 2, 2007; 9,497 shares on August 15, 2008; 18,084 shares on September 2, 2008; and 9,497 shares on August 15, 2009.

(18)	All 1,639 RSUs were granted during fiscal 2007, and are also reported in the Grants of Plan-Based Awards Table on page 36. The RSUs vest ratably, with 546 RSUs vesting on each of August 15, 2007 and August 15, 2008 and 547 RSUs vesting on August 15, 2009.

(19)	Includes 40,000 RSUs and 6,659 restricted shares granted during fiscal 2007, which are also reported in the Grants of Plan-Based Awards Table on page 36. The RSUs will vest as follows: 7,000 shares on August 6, 2007; 2,480 shares on September 2, 2007; 1,666 shares on November 15, 2007; 2,480 shares on September 2, 2008; 1,667 shares on November 15, 2008; and 36,667 shares on November 15, 2009. The restricted shares will vest as follows: 2,219 shares on August 15, 2007; 2,220 shares on August 15, 2008; and 2,220 shares on August 15, 2009.

Option Exercises and Stock Vested for Fiscal Year 2007

The table below shows the stock options/SARs that were exercised, and the RSUs that vested, during fiscal 2007 for each of our named executives.

	Option Awards			Stock Awards
	Number of Shares		Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise		Exercise	Acquired on Vesting	Vesting
Name	(#)		($)(1)	(#)(2)	($)(3)

R. Kerry Clark	0		$0	36,866	$2,738,406
Jeffrey W. Henderson	0		$0	3,000	$223,500
Robert D. Walter	695,409	(4)	$28,332,421	18,083	$1,230,006
David L. Schlotterbeck	0		$0	0	$0
Mark W. Parrish	0		$0	2,479	$168,622

(1)	Value calculated as the amount by which the closing price of the underlying common shares on the NYSE on the date of exercise exceeds the option exercise price before payment of any taxes.

(2)	The number of shares acquired on vesting, net of required withholdings, includes the following RSUs deferred at the election of the executive officer: Mr. Clark — 35,086; Mr. Henderson — 2,938; Mr. Walter — 18,083; Mr. Schlotterbeck — 0; and Mr. Parrish — 0.

(3)	Value calculated by multiplying the closing price of a common share on the NYSE on the vesting date times the number of shares acquired on vesting.

(4)	Of the options exercised during fiscal 2007, the option to purchase 100,409 shares was scheduled to expire on March 3, 2007, and the option to purchase 45,000 shares was scheduled to expire on July 21, 2007. In addition, Mr. Walter exercised a cash-settled SAR with respect to 550,000 shares, with the cash payment deferred in accordance with the terms of the SAR grant, as disclosed in the Nonqualified Deferred Compensation in Fiscal Year 2007 table, below. In fiscal 2006, Mr. Walter received a SAR with respect to 862,500 shares. As we disclosed in our 2005 proxy statement, the SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement on August 3, 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. Upon exercise of the SAR, Mr. Walter is entitled to receive cash in an amount equal to the fair market value per underlying share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of shares as to which the SAR is exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. Walter’s termination of employment).

Nonqualified Deferred Compensation in Fiscal Year 2007

We maintain a nonqualified Deferred Compensation Plan, or DCP, which is further described below, allow for deferral of RSUs beyond the vesting date, have a deferred retention bonus arrangement with Mr. Schlotterbeck, and have a deferred arrangement with respect to a cash-settled SAR with Mr. Walter. The following table provides information regarding accounts of our named executives under each of these arrangements. We do not maintain non-qualified pension plans or supplemental executive retirement plans for our named executives.

	Executive	Registrant		Aggregate
	Contributions in	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)(2)	($)	($)(3)	($)	($)(2)(4)

R. Kerry Clark
DCP Cash	$129,231	$8,869	$5,065	$0	$147,529
Deferred RSUs	$2,606,188	$0	$(127,713)		$2,478,475
Jeffrey W. Henderson
DCP Cash	$47,885	$10,742	$14,212	$0	$126,656
Deferred RSUs	$218,881	$0	$7,198		$415,081
Robert D. Walter
DCP Cash	$762,305	$10,000	$1,420,906	$0	$19,702,315
Deferred RSUs	$1,230,006	$0	$1,693,038		$19,700,436
Deferred SAR	$22,826,650	$0	$133,535 (5)		$22,960,185
David L. Schlotterbeck
DCP Cash	$0	$7,131	$1,748	$0	$19,938
Deferred RSUs	$0	$0	$0		$0
Deferred Retention Bonus	$0	$0	$139,267 (6)		$2,460,378
Mark W. Parrish
DCP Cash	$75,337	$17,663	$73,104	$0	$587,975
Deferred RSUs	$0	$0	$0		$0

(1)	The DCP cash amounts shown include salary deferred during fiscal 2007, and amounts deferred during fiscal 2007 under our annual cash incentive awards with respect to services performed in fiscal 2006.

(2)	The included amounts that represent salary, bonus or our contributions that were reported in the Summary Compensation Tables of proxy statements in prior years are quantified below:

	Amount Included in	Amount Included in
	both Nonqualified	Nonqualified Deferred
	Deferred Compensation	Compensation Table
	Table and	and Previously
	2007 Summary	Reported in Summary
Name	Compensation Table	Compensation Tables

R. Kerry Clark
DCP Cash	$138,100	$4,477
Deferred RSUs	$2,575,137	$2,450,757
Jeffrey W. Henderson
DCP Cash	$58,627	$49,633
Deferred RSUs	$162,570	$318,420
Robert D. Walter
DCP Cash	$772,305	$10,409,498
Deferred RSUs	$0	$12,439,353
Deferred SAR	$2,371,627	*
David L. Schlotterbeck
DCP Cash	$7,131	$10,869
Deferred RSUs	$0	$0
Deferred Retention Bonus	$12,070	$2,320,000
Mark W. Parrish
DCP Cash	$93,000	$0
Deferred RSUs	$0	$0

*	We reported in the Summary Compensation Table in our 2006 proxy statement that Mr. Walter received a SAR with respect to 862,500 shares. The SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement on August 3, 2005 setting forth the terms of the SAR. This SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006 or fiscal 2007; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. The grant of the option also had been disclosed in the Summary Compensation Table in our 2000 proxy statement. In fiscal 2007, Mr. Walter exercised a portion of the SAR with respect to 550,000 shares, with the cash payment deferred in accordance with the terms of the SAR grant.

(3)	The Aggregate Earnings with respect to DCP cash is calculated based upon the change in value of the investment options selected by the executive officer during the year, as described in more detail below. The Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in price of our common shares from the first day of the fiscal year (or the date of the contribution of the RSUs if the contribution was made during the fiscal year) to the last day of the fiscal year.

(4)	The Aggregate Balance has been reduced in the amount of fees paid by the executive in fiscal year 2007 pursuant to the DCP in the following amounts: Mr. Clark — $113; Mr. Henderson — $113; Mr. Walter — $106; Mr. Schlotterbeck — $113; and Mr. Parrish — $113.

(5)	Interest is payable by us on the deferred SAR cash settlement amount at the prime rate published in the Wall Street Journal on the first publication date of each calendar quarter. The interest is credited at the end of each calendar quarter and the resulting balance is compounded quarterly.

(6)	Interest is payable by us on the deferred retention bonus at the rate of 6% per annum. See “Executive Compensation — Employment Agreements and Other Employment Arrangements” for a discussion of the retention bonus.

Our Deferred Compensation Plan permits certain management employees to defer salary and bonus into any of several investment alternatives, including, except with respect to executive officers, a stock equivalent account. Our executive officers may defer between 1% and 20% of their cash compensation, including base salary and bonus. In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. In general, matching contributions may be made at the same rate applicable to the person under our 401(k) Savings Plan. Matching contributions made with respect to our most-highly compensated executive officers are set forth in footnote (4) to the Summary Compensation Table on page 33 of this proxy statement. We may also credit a participant’s account an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as profit sharing credits, and we may also make additional discretionary contributions to a participant’s account in an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as a social security supplemental credit.

In order to measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under our DCP are substantially the same investment options that are available in our 401(k) Savings Plan. We then credit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. An executive officer is not permitted to elect to invest future contributions in his or her account in the Cardinal Health stock fund. A participant who becomes an executive officer is not permitted to change any investment in the Cardinal Health stock fund except that upon first becoming an executive officer, the participant may make a one-time election to direct all or a portion of his or her Cardinal Health stock fund investment (if any) to an alternate investment option available under the plan.

For management employees, deferred balances are paid upon retirement, termination from employment, death, disability or on a fixed future date. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with Cardinal Health, which are fully accelerated upon a change of control (defined as described under “Potential Payments Upon Termination or Change of Control of Cardinal Health” below). If the participant terminates employment with Cardinal Health due to retirement, death, total disability, or pursuant to a change of control, all rights to amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

The maximum aggregate number of common shares that can be credited to stock equivalent accounts pursuant to the plan is 2.3 million. Deferred balances are paid in cash, or in common shares in kind, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

Potential Payments on Termination or Change of Control of Cardinal Health

We have entered into agreements and we maintain plans that will provide for compensation to our named executives upon certain triggering events that result in termination of employment (including termination following a change of control of Cardinal Health). In the tables below, we have presented compensation that would have been payable to each named executive if a triggering event had occurred as of June 30, 2007, the last day of our last fiscal year, given the named executive’s compensation and service levels as of such date and, if applicable, based on Cardinal Health’s closing share price on that date. In the following paragraphs, we have described the provisions of our various plans, including our EIP, LTIP, incentive cash plans and MIP, and the benefits under these plans in the event of each triggering event. We have also described the assumptions that we used in creating the tables. Some of our employment agreements and offer letters provide for modifications to the standard terms of our plans.

Unless otherwise noted in the footnotes to the tables with respect to specific named executives, the descriptions of the payments or valuations below are applicable to each of the following tables related to potential payments upon termination and/or change in control.

Non-Compete and Non-Solicitation Agreements.  Messrs. Clark, Walter and Parrish have entered into non-compete and non-solicitation agreements, described in the tables below. In addition, our standard stock option and RSU award agreements pursuant to the LTIP (subject to the terms of the specific employment agreements and offer letters with our named executives), provide that if the named executive violates the provisions contained in the award agreements with respect to: (i) competitive actions, then unexercised stock options and unvested RSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, or (ii) confidentiality, non-disparagement or non-solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination), or breaches Cardinal Health policies, then unexercised stock options and unvested RSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, and we may bring an action for breach of contract. Under the terms of the incentive cash plan and the MIP, all or a portion of a final award may be subject to an obligation of repayment to Cardinal Health if the named executive violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause.  In the tables below, we have provided the definition of “termination for cause” under the various employment agreements and offer letters with the named executives. A termination for cause under the EIP and the LTIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Cardinal Health or any subsidiary, or the intentional and repeated violation of our written policies or procedures; provided, that, under the LTIP, if the named executive has a severance or employment agreement with us that defines “cause,” then termination for cause has the meaning ascribed under that agreement. We may also have the right to (i) cancel unexercised stock options and unvested RSUs, (ii) seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period, and (iii) bring an action for breach of contract. Under the MIP, whether an involuntary termination is for “cause” will be determined in the absolute discretion of the administrator of the MIP.

Involuntary Termination Without Cause and Termination for Good Reason.  The named executive will be entitled to certain benefits described in the tables below if we terminate the named executive’s employment without cause or if the named executive’s employment is terminated by the named executive for good reason. Under the MIP, if we terminate the employment of an named executive other than for cause during the fourth quarter of a performance period, the final bonus under the MIP will be reduced to reflect participation prior to termination only, and will be prorated based upon the length of time employed by us during the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. If the named executive’s employment is terminated by us without cause, or if the named executive terminates his employment for good reason, the named executive has no right to payout under the incentive cash plans.

Termination by Reason of Retirement.  Generally, retirement means the termination of employment after attaining the age of 55, and having (i) at least 10 years of service with Cardinal Health (including service with an affiliate of Cardinal Health prior to the time that such affiliate became an affiliate of Cardinal Health), and (ii) at least five years of continuous service with us, excluding service with an affiliate of Cardinal Health prior to the time that such affiliate became an affiliate of Cardinal Health. None of the named executives, except Mr. Walter, meets our definition of retirement, and therefore are not eligible to receive normal retirement benefits.

Termination by Reason of Disability.  Under the LTIP, the EIP and the MIP, “disability” has the meaning specified in our long-term disability plan applicable to the named executive at the time of his disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must be: continuously unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. If the executive is disabled beyond 24 months, the executive is considered totally disabled if the illness or injury prevents the executive from participating in any occupation for which the executive is or could become qualified by education, training or experience, and is under the care of a licensed physician.

Under the EIP and LTIP for stock options granted during 2004 and 2005, if the named executive’s employment is terminated by reason of disability, the stock option agreements provide for ratable vesting of any unvested stock options based upon the portion of the remaining vesting period elapsed at the date of the termination, and may be exercised until the earlier of the fifth anniversary of disability or the expiration of the term of the stock option. Under the LTIP for stock options granted during 2006, if the named executive’s employment is terminated by reason of disability, then unvested stock options and RSUs are forfeited. In the event of termination of employment by reason of disability, our practice generally has been to provide for the ratable vesting of unvested stock options and RSUs. Therefore, in the tables below, we have assumed such a benefit would be provided to our named executives in the event of termination by reason of disability. In August 2007, all outstanding stock options and RSUs were amended to provide that unvested options and RSUs will vest in the event of termination by reason of disability, and vested options will remain exercisable through the remaining term of the option.

Under the MIP, if employment is terminated due to disability during the fourth quarter of a performance period, the final bonus under the MIP will be reduced to reflect participation prior to the date on which the determination was made that the definition of disability had been satisfied, and will be prorated based upon the length of time employed by us during the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. The final bonus will be paid in a lump sum at the same time as other payments are made to participants during the performance period. In August 2007, the MIP was amended to provide for the payment of a final bonus to a participant who terminated employment due to disability at any time during the performance period, with such bonus prorated based upon the length of time that the participant was employed during the performance period.

Under the fiscal 2006-2008 cash plan, the final award will be calculated based on a determination of the named executive’s achievement of the performance criteria and business objectives as of the end of the fiscal year quarter in which the determination was made that the definition of disability had been satisfied. The cash award would then be reduced by multiplying the final award by a fraction, the numerator of which is the number of days of employment in the performance period through the date of the named executive’s termination due to disability and the denominator of which is the number of days in the performance period. The payment of the final award will be made in a lump sum no later than the 15th day of the third month after the end of the taxable year of the named executive in which the performance period ended.

Under the terms of the performance cash program adopted in August 2007, in the event a participant’s employment is terminated by reason of disability, the cash award would be reduced by multiplying the final award by a fraction, the numerator of which is the number of days of employment in the performance period through the date of the named executive’s termination due to disability and the denominator of which is the number of days in the performance period. The payment of the final award will be made in a lump sum on or before the 15th day of the third month after the end of the taxable year of the named executive in which the final award was earned.

Termination by Death.  Under the terms of the EIP, if the named executive’s employment is terminated by reason of death, then all unvested stock options granted under the EIP will vest after such death, and may be exercised for a period of one year from the date of death or until expiration of the stock option, whichever period is shorter.

Under the LTIP, for grants in 2005 and 2006, (a) any unvested stock options granted under the LTIP will immediately vest and become exercisable; and (b) all unvested RSUs granted under the LTIP will be immediately vested. Vested stock options may be exercised for a period of one year from the date of death or until expiration of the stock option, whichever period is shorter.

In August 2007, all outstanding stock options and RSUs were amended to provide that unvested options and RSUs will vest in the event of termination by reason of death, and vested options will remain exercisable through the remaining term of the option.

Under the MIP, if employment is terminated due to death during the fourth quarter of a performance period, the final bonus under the MIP will be reduced to reflect participation prior to termination only, and will be prorated based upon the length of time employed by Cardinal Health during the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. The final bonus will be paid in a lump sum at the same time as other payments are made to participants during the performance period. In August 2007, the MIP was amended to provide for the payment of a final bonus to a participant who terminated employment due to disability at any time during the performance period, with such bonus prorated based upon the length of time that the participant was employed during the performance period.

Under the fiscal 2006-2008 cash plan, the final award will be calculated based on a determination of the named executive’s achievement of the performance criteria and business objectives as of the end of the fiscal year quarter in which the named executive’s death occurred. The cash award would then be reduced by multiplying the final award by a fraction, the numerator of which is the number of days of employment in the performance period through the date of the named executive’s death and the denominator of which is the number of days in the performance period. The payment of the final award will be made in a lump sum no later than the 15th day of the third month after the end of the taxable year of the named executive in which the performance period ended.

Under the terms of the performance cash program adopted in August 2007, in the event a participant’s employment is terminated by reason of death, the cash award would be reduced by multiplying the final award by a fraction, the numerator of which is the number of days of employment in the performance period through the date of the named executive’s termination due to death and the denominator of which is the number of days in the performance period. The payment of the final award will be made in a lump sum on or before the 15th day of the third month after the end of the taxable year of the named executive in which the final award was earned.

Definition of Change of Control of Cardinal Health.  Under the LTIP and EIP, a “change of control” means any of the following:

•	the acquisition by any entity of beneficial ownership of 25% or more of either the outstanding common shares or the combined voting power of the then-outstanding voting securities of Cardinal Health (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•	a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•	a reorganization, merger or consolidation or other sale of all or substantially all of our assets or our acquisition of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A “Non-Control Acquisition” means a transaction where: (a) the beneficial owners of the outstanding common shares and voting securities immediately prior to such transaction beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction; (b) no person beneficially owns 25% or more of the then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the transaction); and (c) at least a majority of the Board continues in office following the transaction.

Payments on Change of Control of Cardinal Health.  Under the terms of the LTIP and the EIP, on the date a change of control occurs, (i) all stock options granted under the LTIP and the EIP become fully vested, and (ii) on the date the change of control occurs, the restrictions applicable to all restricted shares and RSUs will lapse and these awards will be fully vested. Pursuant to the LTIP and the EIP, in the event the named executive’s employment is terminated within two years after a change of control (other than as a result of death, retirement, disability or termination for cause), each stock option that is vested following the termination of employment will remain exercisable until the earlier of three years from the date of the termination of employment or the expiration of the term of the stock option.

Under our long-term incentive performance cash program approved in August 2007, in the event of a change of control, all participants in the program will become vested in the pro rata portion of their target award at the time of the change of control. This minimum amount will be payable as a final award for each performance period in which the change of control occurs.

Under the fiscal 2006-2008 cash plan, in the event of a change in control, the named executive becomes vested in and entitled to cash awards calculated based upon the named executive target award times a fraction, the numerator of which is the number of days from the beginning of the performance period to the date of the change in control and the denominator of which is the total number of days in the performance period, and this will be the minimum amount payable as a final award for the performance period in which the change of control occurs. If the named executive’s employment is terminated before the last day of a performance period and within two years of a change of control for any reason other than a termination for cause, the final award will be paid as soon as practicable following the named executive’s termination.

The MIP does not provide for payments upon a change of control of Cardinal Health.

Additional Assumptions and Valuation Methodology.  For purposes of the tables below, we have assumed the following:

•	the date of termination of employment is June 30, 2007, the end of our fiscal year; and

•	the price of our common shares on the date of termination is $70.64 per share, the closing price of our common shares reported by the NYSE on June 30, 2007.

We have valued the accelerated vesting of stock options and SARs as the difference between our closing share price on June 30, 2007 and the exercise price for each option or SAR for which vesting is accelerated. We have valued accelerated vesting of RSUs by multiplying the closing price of our common shares on June 30, 2007 times the number of RSUs whose vesting is accelerated.

The tables below reflect amounts that would become payable to our named executives under existing plans and employment agreements and arrangements. We have not included benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k) savings plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. Please see the Nonqualified Deferred Compensation Table for payments or benefits payable in connection with triggering events. The tables below include only increased payments and the value of vesting and acceleration under our DCP in connection with the triggering events.

With respect to the fiscal 2006-2008 performance cash program, we have assumed that (a) the performance criteria have been met; (b) the target incentive is paid in full for the fiscal 2006 and fiscal 2007 portion of the performance period; and (c) the actual MIP payouts for fiscal 2006 and fiscal 2007 have been used in determining the payout calculation. As discussed in “Compensation Discussion and Analysis,” at June 30, 2007, and based upon fiscal 2006 and fiscal 2007 performance, our growth in annual NOPAT is not expected to meet the minimum over-achievement performance goal established for the fiscal 2006-2008 three-year performance period, and we have not accrued any payouts under this program.

The actual amounts that would be paid upon a named executive’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our share price and the named executive’s age.

The following table describes the potential compensation upon termination or a change in control for R. Kerry Clark, our President and Chief Executive Officer.

					Termination		Termination					Change of Control(5)
					by the		by the							With
		Involuntary			Executive		Executive							Termination
	Normal	Termination		Involuntary	With		Without							Without Cause
Executive Benefits and Payments	Retire-	Without		Termination	Good		Good	Due to		Due to		Without		or For Good
Upon Termination(1)	ment	Cause(2)		For Cause(3)	Reason(2)		Reason(2)	Death(4)		Disability(4)		Termination		Reason(3)

Compensation:
Cash Severance	n/a	$7,280,000		$0	$7,280,000		$0	$0		$0		n/a		$7,280,000
FY 2007 MIP (160% of base salary)	n/a	$2,240,000		$0	$2,240,000		$0	$2,240,000		$2,240,000		n/a		$2,240,000
Long-Term Performance Incentives:
Fiscal 2006-2008 Performance
Cash Program	n/a	$0		$0	$0		$0	$3,036,274		$3,036,274		n/a		$3,036,274
Stock Options (Accelerated Vesting)	n/a	$319,200	(6)	$0	$319,200	(6)	$0	$319,200	(6)	$319,200	(6)	$319,200	(6)	$319,200	(6)
Restricted Share Units (Accelerated Vesting)	n/a	$5,208,570	(7)	$0	$5,208,570	(7)	$0	$5,208,570	(7)	$5,208,570	(7)	$5,208,570	(7)	$5,208,570	(7)
Benefits and Perquisites:
Medical and Dental Benefits(8)	n/a	$22,526		$0	$22,526		$0	$14,749		$22,526		n/a		$22,526
Outplacement Services	n/a	$0		$0	$0		$0	$0		$0		n/a		$0
Deferred Compensation	n/a	$0		$0	$0		$0	$10,350		$10,350		$10,350		$10,350
Interest on Deferred Severance Payments	n/a	$69,917		$0	$69,917		$0	$0		$0		$0		$69,917
280G Tax Gross-up(9)	n/a	$0		$0	$0		$0	$0		$0		$0		$7,194,956
Total:	n/a	$15,140,213		$0	$15,140,213		$0	$10,829,143		$10,836,920		$5,538,120		$25,381,793

(1)	For purposes of this table, we have assumed Mr. Clark’s compensation to be as follows: base salary equal to $1,400,000; and annual incentive opportunity under our MIP to be 160% of base salary. Mr. Clark is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Restricted Period”). During the Restricted Period, Mr. Clark also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Clark’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Clark knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Clark also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him.

(2)	A termination by Mr. Clark is for good reason in the following events: (i) the assignment to Mr. Clark of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by us which results in a material diminution in his position, authority, duties or responsibilities; (ii) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (iii) we require Mr. Clark to be based at any office or location more than 35 miles from Dublin, Ohio; (iv) any purported termination by us of Mr. Clark’s employment other than as expressly permitted by the employment agreement; (v) any failure by us to comply with our obligation to require any successor to us to assume our employment agreement with Mr. Clark; and (vi) the failure by us to appoint Mr. Clark as Chairman of the Board on or before June 30, 2008.

At June 30, 2007, if we had terminated Mr. Clark’s employment without cause (“cause” is defined in footnote 3, below) or Mr. Clark terminated his employment for good reason, then Mr. Clark would have received (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days); (b) a pro rated portion of his target bonus for the fiscal year of the termination (payable within 30 days); (c) his salary and target bonus through June 30, 2009, but no less than 1.5 times his annual salary and target bonus (payable by us over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and initial RSU grant (110,600 RSUs) and the ability to exercise all vested stock options until the end of their terms; and (e) medical and dental benefits for him and his dependents through June 30, 2009.

Pursuant to Mr. Clark’s employment agreement, as amended on September 21, 2007, if we terminate Mr. Clark’s employment without cause or Mr. Clark terminates his employment for good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and initial RSU grant (110,600 RSUs) and the ability to exercise all vested stock options until the end of their terms; (e) if termination is prior to February 28, 2013, the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is after February 28, 2013, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; (f) the pro rata payout of long-term performance cash awards; and (g) medical and dental benefits for him and his dependents on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014.

Pursuant to Mr. Clark’s employment agreement, as amended on September 21, 2007, if Mr. Clark terminates his employment without good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days); (b) if termination is after February 28, 2013 (without the consent of the Board), the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is either (i) after February 28, 2013 with the consent of the Board or (ii) after November 30, 2014, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; and (c) if termination is after February 28, 2013, the pro rata payout of long-term performance cash awards and a pro rated portion of his target annual cash incentive for the fiscal year of the termination.

(3)	For purposes of Mr. Clark’s employment agreement, “cause” means: (i) the willful and continued failure of Mr. Clark to perform substantially his duties for us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (ii) the willful engaging by Mr. Clark in illegal conduct or gross misconduct which is materially and demonstrably injurious to Cardinal Health; (iii) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by Mr. Clark with respect thereto; or (iv) a material breach of the covenants in the employment agreement, including covenants against competition, disclosure of confidential information, recruitment of Cardinal employees or disparagement. If Mr. Clark’s employment is terminated for cause, Mr. Clark is entitled to receive accrued and unpaid salary and annual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurred, if the bonus has not been paid.

(4)	Pursuant to Mr. Clark’s employment agreement, “disability” means the absence of Mr. Clark from his duties with Cardinal Health on a full-time basis for 120 consecutive days or longer, or an aggregate period of 180 days or longer, as a result of incapacity due to mental or physical illness. At June 30, 2007, if Mr. Clark’s employment had been terminated by reason of death or disability, he would have received (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days); (b) a pro rated portion of his target bonus for the fiscal year of the termination (payable within 30 days); (c) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested options until the end of their terms; and (d) medical and dental benefits through June 30, 2009.

Mr. Clark also will receive these same benefits under his employment agreement, as amended on September 21, 2007, in addition to the benefits generally available to all plan participants.

(5)	In the event of a change of control, and pursuant to our plans discussed above, Mr. Clark would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Clark. If Mr. Clark’s employment is terminated by us without cause, or by Mr. Clark for good reason, following a change of control, Mr. Clark would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event. Under Mr. Clark’s employment agreement with us, before the amendment on September 21, 2007, Mr. Clark would have received (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (b) a pro rated portion of his target bonus for the fiscal year of the termination; (c) his salary and target bonus through June 30, 2009, but no less than 1.5 times his annual salary and target bonus (payable by us over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and initial RSU grant (110,600 RSUs) and the ability to exercise all vested stock options until the end of their terms; and (e) medical and dental benefits for him and his dependents through June 30, 2009.

(6)	Assumes the accelerated vesting of 498,750 stock options.

(7)	Assumes the accelerated vesting of 73,734 RSUs.

(8)	During fiscal 2007, Mr. Clark and his dependents did not participate in our medical or dental benefits coverage. However, pursuant to Mr. Clark’s employment agreement, as amended, we are required to continue to provide Mr. Clark and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee of Cardinal Health on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014. Our independent consultants used the following generic assumptions in valuing the medical benefits coverage through June 30, 2009: (a) a discount rate of 5.75% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(9)	If any payments made to Mr. Clark would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of Section 280G gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming a 280G excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 7.185%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the receipt by an accounting firm of the determination of the amount of the gross-up payment.

The following table describes the potential compensation upon termination or a change in control for Jeffrey W. Henderson, our Chief Financial Officer.

					Termination
					by the
		Involuntary		Termination	Executive -					Change of Control(4)
		Termination	Involuntary	by the	Without	Termination		Termination				With
Executive Benefits and Payments	Normal	Without	Termination	Executive -	Good	due to		due to		Without		Termination
Upon Termination(1)	Retirement	Cause(2)	for Cause	Good Reason(3)	Reason(3)	Death		Disability		Termination		Without Cause

Compensation:
Cash Severance	n/a	$550,000	$0	$0	$0	$0		$0		n/a		$550,000
FY 2007 MIP (100% of base salary)	n/a	$652,740	$0	$0	$0	$652,740		$652,740		n/a		$652,740
Long-Term Performance
Incentives:
Fiscal 2006-2008 Performance Cash Program	n/a	$0	$0	$0	$0	$1,530,684		$1,530,684		n/a		$1,530,684
Stock Options (Accelerated Vesting)	n/a	$0	$0	$0	$0	$1,604,411	(5)	$1,041,436	(6)	$1,604,411	(5)	$1,604,411	(5)
Restricted Share Units (Accelerated Vesting)	n/a	$0	$0	$0	$0	$2,092,569	(7)	$1,478,919	(8)	$2,375,835	(9)	$2,375,835	(9)
Benefits and Perquisites:
Medical and Dental Benefits	n/a	$0	$0	$0	$0	$0		$0		n/a		$0
Outplacement Services	n/a	$0	$0	$0	$0	$0		$0		$0		$0
Deferred Compensation	n/a	$0	$0	$0	$0	$20,970		$20,970		$20,970		$20,970
Interest on Deferred Severance Payments	n/a	$0	$0	$0	$0	$0		$0		n/a		$0
280G Tax Gross-up	n/a	$0	$0	$0	$0	$0		$0		n/a		n/a
Total:	n/a	$1,202,740	$0	$0	$0	$5,901,374		$4,724,749		$4,001,216		$6,734,640

(1)	For purposes of this table, we have assumed Mr. Henderson’s compensation to be as follows: base salary equal to $675,000; annual incentive opportunity under our MIP to be 100% of base salary; and target opportunity under our fiscal 2006-2008 cash plan to be equal to Mr. Henderson’s cumulative payouts under the MIP during the performance period. Mr. Henderson is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)	If Mr. Henderson’s employment is involuntarily terminated without cause before August 30, 2007, we will pay Mr. Henderson severance benefits equal to 12 months of his starting base salary. If Mr. Henderson’s employment is involuntarily terminated without cause between August 30, 2007 and April 17, 2008, we will provide Mr. Henderson a cash payment equal to the sum of his then-current annual base salary and annual bonus target for fiscal year 2008, payable within 2 1/2 months of termination, and immediate vesting of 15,000 unvested RSUs granted at the time he was hired and his option to purchase 48,077 common shares also granted at the time he was hired.

(3)	Pursuant to the terms of the agreement we entered into with Mr. Henderson, if within 10 days following June 30, 2007, Mr. Henderson had provided 60-days notice of his voluntary resignation, and so long as at the time we received such notice and for the 60-day period thereafter, we did not have grounds to terminate Mr. Henderson’s employment for gross misconduct, then he would have been entitled to receive the following: a cash payment equal to the sum of his then-current annual base salary and annual bonus target, payable within 2 1/2 months of termination, and immediate vesting of the unvested portion of the RSUs granted to Mr. Henderson when he was hired. Mr. Henderson did not provide this notice.

(4)	In the event of a change of control, and pursuant to our plans discussed above, Mr. Henderson would be entitled to the accelerated vesting of all outstanding equity awards. A change of control without termination of employment does not trigger additional cash payments to Mr. Henderson. If Mr. Henderson’s employment is terminated following a change of control, Mr. Henderson would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(5)	Assumes the accelerated vesting of 152,506 stock options.

(6)	Assumes the accelerated vesting of 88,319 stock options, which is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of disability. In August 2007, all outstanding stock options were amended to provide that all unvested options will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $1,604,411.

(7)	Assumes the accelerated vesting of 29,623 RSUs at death, which includes all unvested RSUs granted on August 15, 2006, and a ratable portion of the unvested RSUs granted on April 18, 2005. In August 2007, all outstanding RSUs were amended to provide that all unvested RSUs will vest in the event of termination by reason of death, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $2,375,835.

(8)	Assumes the accelerated vesting of 20,936 RSUs, which is determined by the ratable vesting of unvested RSUs based upon the portion of the remaining vesting period elapsed at the date of disability. In August 2007, all outstanding RSUs were amended to provide that all unvested RSUs will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $2,375,835.

(9)	Assumes the accelerated vesting of all of his outstanding 33,633 RSUs.

The following table describes the potential compensation upon termination or a change in control for Robert D. Walter, our Executive Chairman of the Board.

					Termination			Change of Control(7)
				Termination	by the				With
		Involuntary		by the	Executive -				Termination
		Termination	Involuntary	Executive -	Without	Termination	Termination		Without Cause
Executive Benefits and	Normal	Without	Termination	Good	Good	due to	due to	Without	or for Good
Payments Upon Termination(1)	Retirement(2)	Cause(3)	for Cause(4)	Reason(3)	Reason(5)	Death(6)	Disability(6)	Termination	Reason

Compensation:
Cash Severance	$0	$4,798,252	$0	$4,798,252	n/a	$0	$0	n/a	$7,197,378
Consulting Severance(8)	$0	$0	$0	$5,000,000	n/a	$0	$0	n/a	$5,000,000
FY 2007 MIP Equivalent(9)	$0	$1,499,126	$0	$1,499,126	n/a	$1,499,126	$1,499,126	n/a	$1,499,126
Long-Term Performance Incentives:
Fiscal 2006-2008 Performance Cash Program	$0	$0	$0	$0	n/a	$0	$0	$0	$0
Stock Options and SARs (Accelerated Vesting)(10)	$22,879,159	$22,879,159	$0	$22,879,159	n/a	$22,879,159	$22,879,159	$22,879,159	$22,879,159
Restricted Share Units (Accelerated Vesting)(11)	$4,567,441	$4,567,441	$0	$4,567,441	n/a	$4,567,441	$4,567,441	$4,567,441	$4,567,441
Additional Equity Awards(12)	$0	$6,300,000	$0	$6,300,000	n/a	$6,300,000	$6,300,000	$0	$6,300,000
Benefits and Perquisites:
Medical and Dental Benefits(13)	$0	$14,950	$0	$14,950	n/a	$7,191	$14,950	n/a	$22,800
Outplacement Services	$0	$0	$0	$0	n/a	$0	$0	n/a	$0
Deferred Compensation	$0	$0	$0	$0	n/a	$0	$0	n/a	$0
Interest on Deferred Severance Payments	$0	$0	$0	$0	n/a	$0	$0	$0	$0
280G Tax Gross-up(14)	$0	$0	$0	$0	n/a	$0	$0	$0	$0
Total:	$27,446,600	$40,058,928	$0	$45,058,928	n/a	$35,252,917	$35,260,676	$27,446,600	$47,465,904

(1)	For purposes of this table, we have assumed Mr. Walter’s compensation to be as follows: base salary equal to $900,000 and annual incentive opportunity under our MIP to be 150% of base salary for fiscal 2007. Mr. Walter is also entitled to receive, and received, an annual stock incentive grant with an expected value on the grant date of not less than 700% of his annual base salary in each of fiscal 2007 and fiscal 2008. The employment agreement also requires that Mr. Walter provide certain consulting services to Cardinal Health for five years after he ceases to be Executive Chairman of the Board (the “Consulting Period”) and that we pay him

$1,000,000 per year as compensation, which will be the only compensation he is entitled to receive from us for these services. If, during the Consulting Period, we terminate his consulting arrangement (other than for cause, or due to death or disability), or Mr. Walter terminates the consulting arrangement with good reason, then we must pay Mr. Walter, in a lump sum in cash within 30 days after such termination date, all compensation Mr. Walter would have received during the remainder of the Consulting Period.

Mr. Walter is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Restricted Period”); provided, however, that Mr. Walter is not restricted from a role with a diversified entity or enterprise that may seek to do business with, or is in competition with, one or more businesses in the Cardinal Group, so long as Mr. Walter appropriately recuses himself from decisions and activities directly associated with such competitive components. During the Restricted Period, Mr. Walter also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Walter’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Walter knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Walter also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him. Mr. Walter’s employment agreement provides that: (i) covenants or restrictions in any agreement, plan, program, policy or practice respecting Mr. Walter’s conduct will not be enforceable to cause a forfeiture or obligation to pay an amount realized by Mr. Walter (“Forfeiture or Payment”) except as a result of any breach of a covenant or restriction by Mr. Walter prior to the second anniversary of the vesting of the award; (ii) the definitions of “Solicitation,” “Competitor” and “Cause” in any such agreement or plan are superseded by the definitions contained in Mr. Walter’s employment agreement; (iii) no covenant or restriction is enforceable to cause a Forfeiture or Payment to the extent the awards had vested two or more years prior to April 17, 2006; and (iv) Mr. Walter is not subject to Forfeiture or Payment until after he has been afforded “due process” as defined in his employment agreement.

(2)	Upon retirement, and provided Mr. Walter complies with his obligation to perform consulting services specified in the employment agreement, all stock options and RSUs will continue to vest in accordance with their original vesting schedule, unless we elect to vest such awards earlier. For purposes of the information contained in this table, we have assumed that we have elected to accelerate the vesting of all awards. Pursuant to the employment agreement, Mr. Walter will perform consulting services for us for five years after he ceases to be Executive Chairman of the Board and we will pay him $1,000,000 per year as compensation for these services. Accelerated vesting of previously awarded RSUs, SARs and stock options represent all of the $27,446,600 potential compensation Mr. Walter would receive following retirement. Subsequent to June 30, 2007 and prior to the date of this proxy statement, an aggregate of $21,953,412 of these awards vested in accordance with their terms. At the end of the Consulting Period contemplated by the Walter Employment Agreement, and assuming no additional equity grants are made to Mr. Walter, then all RSUs, SARs and stock options will have vested.

(3)	A termination by Mr. Walter is for good reason in the following events: (i) the assignment to Mr. Walter of any duties materially inconsistent in any respect with Mr. Walter’s position, authority, duties or responsibilities, or any other action by Cardinal Health which results in a material diminution in his position, authority, duties or responsibilities; (ii) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (iii) Cardinal Health requires Mr. Walter to relocate; (iv) any purported termination by us of Mr. Walter’s employment other than as expressly permitted by the employment agreement; (v) any failure by us to comply with our obligation to require any successor to Cardinal Health to assume our employment agreement with Mr. Walter; and (vi) the occurrence of a “change of control.” If we terminate Mr. Walter’s employment without cause (“cause” is defined in footnote 4, below) or Mr. Walter terminates his employment for good reason, then Mr. Walter will receive : (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); (iii) two times the sum of his annual salary then in effect and recent average bonus; (iv) any stock incentive grants to which he is entitled under his employment agreement, if not awarded before his date of termination; (v) immediate vesting of his unvested stock options, SARs and RSUs and the ability to exercise his stock options and SARs until the end of their terms; and (vi) other benefits to which he is entitled pursuant to existing Cardinal Health programs and plans.

(4)	“Cause” means: (i) the willful and continued failure of Mr. Walter to perform substantially his duties with Cardinal Health (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (ii) the willful engaging by Mr. Walter in illegal conduct or gross misconduct which is materially and demonstrably injurious to Cardinal Health; (iii) conviction of a felony or guilty or nolo contendere plea by Mr. Walter with respect thereto; or (iv) a material breach of the covenants set forth in the employment agreement against competition, disclosure of confidential information, recruitment of Cardinal employees or disparagement. If Mr. Walter’s employment is terminated by us with cause, we are required to pay Mr. Walter his annual base salary through the date of termination and any annual bonus for the fiscal year prior to the date of termination to the extent not paid.

(5)	Mr. Walter is eligible for retirement, and therefore, if he voluntarily terminates employment with Cardinal Health without good reason, his termination will be considered retirement.

(6)	Pursuant to Mr. Walter’s employment agreement, “disability” means the absence of Mr. Walter from his duties with Cardinal Health on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness. If Mr. Walter’s employment is terminated by reason of death or disability, he will receive (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); (iii) in the case of death, immediate vesting of his unvested stock options, SARs and RSUs and the ability to exercise his stock options and SARs until the end of their terms, or, in the case of disability, either (a) immediate vesting of his unvested stock options, SARs and RSUs and the ability to exercise his stock options until the end of their terms, or (b) continued vesting of his unvested stock options, SARs and RSUs in accordance with their original terms during a period of time when Mr. Walter will be treated as a consulting employee (with the ability to exercise his stock options and SARs until the end of their terms); and (iv) other benefits to which he is entitled pursuant to existing Cardinal Health programs and plans.

(7)	Under the employment agreement, “change of control” is defined as disclosed on page 49 of this proxy statement. In the event of a change of control, and pursuant to our plans discussed above, Mr. Walter would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Walter. However, a change of control will permit Mr. Walter to terminate the employment agreement for good reason. If Mr. Walter’s employment is terminated by us without cause, or by Mr. Walter for good reason, following a change of control, Mr. Walter would be entitled to receive: (i) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); (iii) three times the sum of his annual salary then in effect and recent average bonus (if a change of control had occurred within the previous three years); (iv) the future stock incentive grants to which he is entitled, before his date of termination; (v) immediate vesting of his unvested stock options, SARs and RSUs and the ability to exercise his stock options and SARs until the end of their terms; and (vi) other benefits to which he is entitled pursuant to existing Cardinal Health programs and plans.

(8)	Assumes that the consulting services are terminated at the time the employment agreement is terminated by Mr. Walter for good reason, and we are obligated to pay Mr. Walter, in a lump sum within 30 days after the termination date, all compensation he would have received during the consulting period had the consulting arrangement not been terminated. For purposes of the table, in the event of retirement or involuntary termination without cause, we have assumed that the consulting services, and payments for such services, will not be terminated, and will be provided as specified in the agreement. Under the column “Change of Control — With Termination Without Cause or For Good Reason,” we have assumed the consulting arrangement is terminated at the time employment is terminated because a change of control provides Mr. Walter with the ability to terminate the employment agreement for good reason and obtain the benefits disclosed in the table.

(9)	Pursuant to the terms of his employment agreement, Mr. Walter is entitled to receive an annual incentive opportunity under our MIP equal to 150% of his base salary. The amount disclosed in the table is the average of the bonuses for fiscal 2004, fiscal 2005 and fiscal 2006.

(10)	Assumes the accelerated vesting of 1,046,082 stock options and 142,483 SARs. A total of 707,130 stock options and 142,483 SARs, representing $20,005,161 of the value disclosed in the table, vested in accordance with their terms after June 30, 2007 and prior to the date of this proxy statement.

(11)	Assumes the accelerated vesting of 64,658 RSUs. A total of 27,580 RSUs, representing $1,948,251 of the value disclosed in the table, vested in accordance with their terms after June 30, 2007 and prior to the date of this proxy statement.

(12)	Pursuant to the terms of Mr. Walter’s employment agreement, Mr. Walter is entitled to receive an annual stock incentive grant with an expected value on the grant date of not less than 700% of his annual base salary in fiscal 2008. Pursuant to the terms of Mr. Walter’s employment agreement, if his employment is terminated as a result of death or disability, or we terminate his employment without cause, or he terminates employment with good reason prior to receiving the fiscal 2008 stock incentive grant, then he is entitled to receive the stock incentive grant for fiscal 2008. On August 15, 2007, Mr. Walter received the fiscal 2008 stock incentive grant.

(13)	Pursuant to the employment agreement, for a period of two years (three years in the event the termination occurred following a change in control), we are required to pay for and provide Mr. Walter and his dependents with the same medical benefits coverage he would have been entitled to receive if he had remained a full-time employee of Cardinal Health. Our independent consultants used the following generic assumptions in valuing the medical benefits coverage: (a) a discount rate of 5.75% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(14)	If any payments made to Mr. Walter would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of Section 280G gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming a 280G excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 7.185%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Based upon this estimate, none of the payments would be subject to the excise tax. Any gross-up payments are required to be paid by us no later than the end of Mr. Walter’s taxable year next following his taxable year in which the related excise tax is remitted to the Internal Revenue Service.

The following table describes the potential compensation upon termination or a change in control for David L. Schlotterbeck, our Chief Executive Officer — Clinical and Medical Products.

										Change of Control(5)
					Termination							With
				Termination	by the							Termination
		Involuntary		by the	Executive -							Without
		Termination	Involuntary	Executive -	Without	Termination		Termination				Cause
Executive Benefits and Payments	Normal	Without	Termination	Good	Good	due to		due to		Without		of For Good
Upon Termination(1)	Retirement	Cause(2)	for Cause(3)	Reason(2)	Reason(2)	Death		Disability(4)		Termination		Reason(2)

Compensation:
Cash Severance	n/a	$0	$0	$725,000	$725,000	$0		$0		n/a		$725,000	(6)
FY 2007 MIP (100% of base salary)	n/a	$725,000	$0	$0	$0	$725,000		$725,000		n/a		$0	(6)
Long-Term Performance Incentives:
Fiscal 2006-2008 Performance Cash Program	n/a	$0	$0	$0	$0	$1,739,106		$1,739,106		n/a		$1,739,106
Stock Options (Accelerated Vesting)	n/a	$0	$0	$0	$0	$6,529,353	(7)	$6,142,457	(8)	$6,529,353	(7)	$6,529,353	(7)
Restricted Share Units (Accelerated Vesting)	n/a	$0	$0	$0	$0	$115,779	(9)	$61,739	(10)	$115,779	(9)	$115,779	(9)
Benefits and Perquisites:
Medical and Dental Benefits(11)	n/a	$14,232	$0	$14,232	$0	$6,830		$14,232		n/a		$14,232
Outplacement Services(12)	n/a	$12,000	$0	$12,000	$0	$0		$12,000		n/a		$12,000
Deferred Compensation	n/a	$0	$0	$0	$0	$0		$0		$0		$0
Interest on Deferred Severance Payments	n/a	$0	$0	$0	$0	$0		$0		n/a		$0
280G Tax Gross-up	n/a	$0	$0	$0	$0	$0		$0		n/a		n/a
Total:	n/a	$751,232	$0	$751,232	$725,000	$9,116,068		$8,694,534		$6,645,132		$9,135,470	(13)

(1)	For purposes of this table, we have assumed Mr. Schlotterbeck’s compensation to be as follows: base salary equal to $725,000; annual target incentive opportunity under our MIP to be 100% of base salary; and target opportunity under our fiscal 2006-2008 cash plan to be equal to Mr. Schlotterbeck’s cumulative payouts under the MIP during the performance period. Mr. Schlotterbeck is bound by the terms of a non-solicitation provision, which prohibits Mr. Schlotterbeck from soliciting officers or employees of Cardinal Health for a period of 12 months following his termination of employment. Mr. Schlotterbeck is also bound by the terms of a confidentiality provision in the agreement. Mr. Schlotterbeck is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)	A termination by Mr. Schlotterbeck is for good reason if (a) there is an assignment to Mr. Schlotterbeck of any duties which are inconsistent with the position in Cardinal Health that Mr. Schlotterbeck holds, an alteration in the nature or status of Mr. Schlotterbeck’s responsibilities or the conditions of his employment, or any other action by us that results in a diminution in Mr. Schlotterbeck’s position and authority; (b) we reduce Mr. Schlotterbeck’s annual base salary or bonus opportunity; (c) we require Mr. Schlotterbeck to relocate more than 10 miles; (d) we fail to pay Mr. Schlotterbeck any portion of his current compensation or any portion of an installment of deferred compensation; (e) we fail to continue in effect compensation and benefit plans which provide Mr. Schlotterbeck with benefits which are similar, on an aggregate basis, to those provided by Alaris in July 2004; (f) we purport to terminate Mr. Schlotterbeck’s employment without providing required notice; (g) after written notice from Mr. Schlotterbeck, there is a continuation or repetition of harassing or denigrating treatment of Mr. Schlotterbeck inconsistent with his position with Cardinal Health, which is materially adverse to Mr. Schlotterbeck; or (h) we materially breach the agreement. See the definition of “cause” in footnote 3, below.

In the event of termination by Cardinal Health of Mr. Schlotterbeck’s employment without cause or Mr. Schlotterbeck’s termination of employment for good reason, we will be required to pay: (i) any earned but unpaid salary plus all other amounts to which he is entitled under any compensation plan of Alaris at the time such payments are due; (ii) outplacement services for up to nine months following termination; (iii) medical benefits coverage at the same level that would have been provided to Mr. Schlotterbeck and his family if his employment with Alaris had continued for a period ending on the earlier of 24 months from the date of termination or the date on which Mr. Schlotterbeck becomes eligible to participate in another group health plan; and (iv) to the extent permitted under applicable law, full vesting of any accrued benefits under any pension, profit-sharing, deferred compensation or supplemental plans maintained by Alaris, and if not so permitted, a cash payment equal to the value of any unvested benefits in lieu of such full vesting. If at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminates his employment, he will receive a one-time payment equal to his base annual pay as of the date of termination, payable by us as soon as practicable following the date of termination (or, if subject to Section 409A of the Code, on the six-month anniversary of the date of termination). In the event that Mr. Schlotterbeck terminates employment on or subsequent to January 25, 2008, he will be entitled to receive a prorated annual bonus payment and a prorated cash payout under any then-applicable cash incentive plan in which he is then participating.

(3)	Under Mr. Schlotterbeck’s agreement, “cause” means (a) any breach by Mr. Schlotterbeck of his obligations under the agreement which is materially adverse to Cardinal Health and which remains uncured following notice; (b) any gross misconduct by Mr. Schlotterbeck which is materially adverse to Cardinal Health; (c) any violation by Mr. Schlotterbeck of a governmental law, rule, or regulation applicable to the business of Cardinal Health which is materially adverse to Cardinal Health; or (d) Mr. Schlotterbeck’s conviction of, or entry by Mr. Schlotterbeck of a guilty or no contest plea to the commission of a felony that causes material impairment or injury or substantial embarrassment to Cardinal Health.

(4)	Under Mr. Schlotterbeck’s agreement, “disability” means absence from the full-time performance of Mr. Schlotterbeck’s duties with Cardinal Health for six consecutive months.

(5)	In the event of a change of control, and pursuant to our plans discussed above, Mr. Schlotterbeck would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Schlotterbeck. If Mr. Schlotterbeck’s employment is terminated following a change of control, Mr. Schlotterbeck would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(6)	Under the terms of Mr. Schlotterbeck’s agreement, he is entitled to receive a cash severance payment in the event he terminates employment with good reason. If we terminate Mr. Schlotterbeck’s employment without cause, Mr. Schlotterbeck is not entitled to receive cash severance under his employment agreement, but he would be entitled to receive a payout under the fiscal 2007 MIP in the amount of $725,000.

(7)	Assumes the accelerated vesting of 256,096 stock options.

(8)	Assumes the accelerated vesting of 236,251 stock options, which is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of disability. In August 2007, all outstanding stock options were amended to provide that all unvested options will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $6,529,353.

(9)	Assumes the accelerated vesting of 1,639 RSUs.

(10)	Assumes the accelerated vesting of 874 RSUS, calculated as a pro rata portion of RSUs at the time of termination of employment by reason of disability. In August 2007, all outstanding RSUs were amended to provide that all unvested RSUs will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $115,779.

(11)	Pursuant to the agreement, for the earlier of (i) a period of 24 months, or (ii) the first day Mr. Schlotterbeck is eligible to participate in another group health plan, we are required to pay for and provide Mr. Schlotterbeck and his dependents with the same medical benefits coverage he would have been entitled to receive if he had remained a full-time employee of Cardinal Health. Our independent consultants used the following generic assumptions in valuing the medical benefits coverage: (a) a discount rate of 5.75% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(12)	Pursuant to the agreement, we are required to provide outplacement services for a period not to exceed nine consecutive months, at an aggregate cost to us not to exceed $12,000.

(13)	In the event that any payments made to Mr. Schlotterbeck would be subject to the excise tax imposed on “parachute payments” by the Code, under the agreement, the amount payable to Mr. Schlotterbeck will be reduced to the extent necessary to prevent any portion of the payments from being subject to the excise tax that would otherwise be imposed under the Code, but only if, by reason of such reduction, the net after-tax benefit (after taking into account all federal, state, local and foreign income, employment and excise taxes) to Mr. Schlotterbeck would exceed the net after-tax benefit to Mr. Schlotterbeck if no such reduction occurred. The valuation was performed by our compensation consultant, assuming a 280G excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, and a state income tax rate of 9.30% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Based upon this estimate, none of the payments would be subject to the excise tax.

The following table describes the potential compensation upon termination or a change in control for Mark W. Parrish, our Chief Executive Officer — Healthcare Supply Chain Services.

							Termination					Change of Control(3)
					Termination		by the							With
		Involuntary			by the		Executive-							Termination
		Termination		Involuntary	Executive -		Without	Termination		Termination				Without Cause
Executive Benefits and Payments	Normal	Without		Termination	Good		Good	Due to		Due to		Without		or for Good
Upon Termination(1)	Retirement	Cause(2)		for Cause	Reason(2)		Reason(2)	Death		Disability		Termination		Reason(2)

Compensation:
Cash Severance	n/a	$1,319,838		$0	$1,319,838		$0	$0		$0		n/a		$1,319,838
FY 2007 MIP (100% of base salary)	n/a	$619,838		$0	$0		$0	$619,838		$619,838		n/a		$619,838	(4)
Long-Term Performance Incentives:
Fiscal 2006-2008 Performance Cash Program	n/a	$0		$0	$0		$0	$1,145,839		$1,145,839		n/a		$1,145,839
Stock Options (Accelerated Vesting)	n/a	$2,600,937	(5)	$0	$2,600,937	(5)	$0	$3,160,592	(6)	$2,600,937	(7)	$3,160,592	(6)	$3,160,592	(6)
Restricted Share Units (Accelerated Vesting)	n/a	$3,590,914	(8)	$0	$3,590,914	(8)	$0	$4,029,306	(9)	$1,630,583	(10)	$4,140,846	(11)	$4,140,846	(11)
Benefits and Perquisites:
Medical and Dental Benefits	n/a	$0		$0	$0		$0	$0		$0		n/a		$0
Outplacement Services	n/a	$0		$0	$0		$0	$0		$0		n/a		$0
Deferred Compensation	n/a	$0		$0	$0		$0	$0		$0		$0		$0
Interest on Deferred Severance Payments	n/a	$2,058		$0	$2,058		$0	$0		$0		$0		$2,058
280G Tax Gross-up	n/a	$0		$0	$0		$0	$0		$0		n/a		n/a
Total:	n/a	$8,133,585		$0	$7,513,747		$0	$8,955,575		$5,997,197		$7,301,438		$10,389,011	(12)

(1)	For purposes of this table, we have assumed Mr. Parrish’s compensation to be as follows: base salary equal to $700,000; annual incentive opportunity under our MIP to be 100% of base salary; and target opportunity under our cash plan for fiscal years 2006-2008 to be equal to Mr. Parrish’s cumulative payouts under the MIP during the performance period. Mr. Parrish is bound by the terms of a non-competition agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of 18 months after his termination of employment (the “Restricted Period”). During the Restricted Period, Mr. Parrish is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Parrish’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Parrish knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Parrish is also bound by a non-disparagement provision in the agreement. Mr. Parrish is also subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)	A termination by Mr. Parrish is for good reason if there is a material diminution in Mr. Parrish’s duties. In the event of termination by us of Mr. Parrish’s employment without cause or Mr. Parrish’s termination of employment for good reason, we will be required to pay severance equal to the sum of 12 months of base salary plus Mr. Parrish’s target annual bonus for the fiscal year of Cardinal Health in which the termination occurs, payable by us in 12 equal monthly installments. Mr. Parrish will be entitled to ratable vesting of any unvested stock options or RSUs based upon the portion of the remaining vesting period elapsed at the date of the termination. If Mr. Parrish’s employment is terminated by us without cause, or by Mr. Parrish with good reason, and at the time of termination, Mr. Parrish has not attained the age of 55, the termination will be deemed to have qualified as a “retirement” under the terms of outstanding equity awards, to the extent permitted by the plans (“bridge to retirement”). On June 30, 2007, Mr. Parrish was 51 years old.

(3)	In the event of a change of control, and pursuant to our plans discussed above, Mr. Parrish would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Parrish. If Mr. Parrish’s employment is terminated following a change of control, Mr. Parrish would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, and under Mr. Parrish’s agreement with us, we will be required to pay severance equal to the sum of 12 months of base salary plus Mr. Parrish’s target annual bonus for the fiscal year of Cardinal Health in which the termination occurs, payable by us in 12 equal monthly installments.

(4)	The fiscal 2007 MIP payment is not payable following a change of control if Mr. Parrish’s employment is terminated by us without cause, but would be payable following a change of control if Mr. Parrish terminates his employment for good reason.

(5)	Assumes the accelerated vesting of 138,538 stock options, as a bridge to retirement described in footnote 2 above, and is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of termination.

(6)	Assumes the accelerated vesting of 205,669 stock options.

(7)	Assumes the accelerated vesting of 138,538 stock options, which is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of the disability. In August 2007, all outstanding stock options were amended to provide that all unvested options will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $3,160,592.

(8)	Assumes the special equity award of 35,000 RSUs vests in full on the date of termination. Additionally, assumes the accelerated vesting of 15,834 RSUs, as a bridge to retirement described in footnote 2 above, and is determined by the ratable vesting of unvested RSUs based upon the portion of the remaining vesting period elapsed at the date of termination.

(9)	Assumes the accelerated vesting of 57,040 RSUs, which includes the accelerated vesting of all RSUs granted in 2006 and the accelerated vesting of a ratable portion of unvested RSUs granted in prior years. In August 2007, all outstanding RSUs were amended to provide that all unvested RSUs will vest in the event of termination by reason of death, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $4,140,846.

(10)	Assumes the accelerated vesting of 23,083 RSUs, which is determined by ratable vesting of unvested RSUs based upon the portion of the remaining vesting period elapsed at the date of disability. In August 2007, all outstanding RSUs were amended to provide that all unvested RSUs will vest in the event of termination by reason of disability, and had such amendment occurred prior to June 30, 2007, the value in the table would have been $4,140,846.

(11)	Assumes the accelerated vesting of 58,619 RSUs (all unvested RSUs).

(12)	In the event that any payments made to Mr. Parrish would be subject to the excise tax imposed on “parachute payments” by the Code, under the agreement, the amount payable to Mr. Parrish will be reduced to the extent necessary to prevent any portion of the payments from being subject to the excise tax that would otherwise be imposed under the Code, but only if, by reason of such reduction, the net after-tax benefit (after taking into account all federal, state, local and foreign income, employment and excise taxes) to Mr. Parrish would exceed the net after-tax benefit to Mr. Parrish if no such reduction occurred. The valuation was performed by our compensation consultant, assuming a 280G excise tax rate of 20%, a statutory federal income tax rate 35%, a

Medicare tax rate of 1.45%, a state income tax rate of 7.185%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Based upon this estimate, we would reduce the benefits payable to Mr. Parrish by $90,791 to prevent any portion of the payments from being subject to the 280G excise tax.

Director Compensation Table

The members of our Board of Directors received the following compensation during fiscal 2007:

	Fees Earned or	Stock		Option		All Other
Name	Paid in Cash ($)(1)	Awards ($)(2)		Awards ($)(3)		Compensation ($)(4)	Total ($)

George H. Conrades	$88,000	$30,007		$74,859		$2,194	$195,060
Calvin Darden	$70,750	$72,224	(5)	$147,373	(5)	$2,238	$292,585
John F. Finn	$89,250	$30,007		$74,859		$2,923	$197,039
Philip L. Francis	$46,772	$39,432	(5)	$95,389	(5)	$1,308	$182,901
Robert L. Gerbig	$70,500	$30,007		$74,859		$3,128	$178,494
John F. Havens(6)	$26,418	$9,989		$26,135		$0	$62,542
J. Michael Losh	$71,288	$30,007		$74,859	(7)	$1,362	$177,516
John B. McCoy	$100,826	$30,007		$74,859		$0	$205,692
Richard C. Notebaert	$85,174	$30,007		$74,859		$0	$190,040
Michael D. O’Halleran	$72,000	$30,007		$74,859		$1,773	$178,639
David W. Raisbeck	$72,000	$30,007		$74,859		$1,317	$178,183
Jean G. Spaulding, MD	$70,000	$30,007		$74,859		$0	$174,866
Matthew D. Walter	$70,000	$30,007		$74,859		$3,438	$178,304

(1)	Includes payments of $10,000 each to Directors George H. Conrades, John B. McCoy and Richard C. Notebaert for service on an ad hoc succession committee in connection with the appointment of R. Kerry Clark as the Company’s President and Chief Executive Officer.

(2)	These awards are RSUs granted under our Amended and Restated Outside Directors Equity Incentive Plan, as amended (the “ODEIP”). This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2007 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We valued the RSUs as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of RSUs awarded. We recognize the grant date fair value as an expense over the vesting period of the award. The grant date fair value per share for RSUs granted on November 8, 2006 was $63.48 per share. The grant date fair value per share for RSUs granted on December 15, 2006 was $64.95 per share. At June 30, 2007, the aggregate number of RSUs outstanding and held by each director was as follows: Mr. Conrades — 473; Mr. Darden — 473; Mr. Finn — 473; Mr. Francis — 1,021; Mr. Gerbig — 473; Mr. Havens — 0; Mr. Losh — 473; Mr. McCoy — 473; Mr. Notebaert — 473; Mr. O’Halleran — 473; Mr. Raisbeck — 473; Dr. Spaulding — 473; and Mr. M. Walter — 473.

(3)	These awards are non-qualified stock options granted under our EIP and our ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2007 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the vesting period of the award. The lattice model incorporates a number of assumptions. The following range of assumptions were used to determine the fair value of the options granted to Messrs. Conrades, Darden, Finn, Gerbig, Losh, McCoy, Notebaert, O’Halleran, Raisbeck and Walter and Dr. Spaulding: expected option life: 6.0 to 7.0 years; dividend yield: 0.39% to 0.57%; risk-free interest rate: 4.56% to 4.62%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Francis: expected option life: 7.0 years; dividend yield: 0.55% to 0.57%; risk-free interest rate: 4.58% to 4.62%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Havens: expected option life: 7.0 years; dividend yield: 0.39%; risk-free interest rate: 4.56%; and expected volatility: 27.00%. The grant date fair value per share for options granted on November 8, 2006 was $22.94 per share. The grant date fair value per share for options granted to Mr. Darden on December 15, 2006 was $21.34. The grant date fair value per share for options granted to Mr. Francis on December 15, 2006 was $23.44 per share. At June 30, 2007, the aggregate number of option awards outstanding and held by each director was as follows: Mr. Conrades — 32,525; Mr. Darden — 10,104; Mr. Finn — 36,511; Mr. Francis — 6,616; Mr. Gerbig — 30,168; Mr. Havens — 33,203; Mr. Losh — 237,971; Mr. McCoy — 33,506; Mr. Notebaert — 32,525; Mr. O’Halleran — 30,836; Mr. Raisbeck — 24,461; Dr. Spaulding — 24,452; and Mr. M. Walter — 24,452.

(4)	The amounts included in the table are all “gross ups” or other amounts reimbursed during the fiscal year for the payment of taxes, other than $146 paid to Mr. Darden. The aggregate value of perquisites and other personal benefits or property paid to the director is less than $10,000, and therefore no value is included in the table with respect to perquisites or other personal benefits.

(5)	Includes the annual equity award and the equity award grant upon initially being appointed or elected to the Board, as discussed below.

(6)	Mr. Havens continued to serve as a director until the 2006 annual meeting of shareholders, held on November 8, 2006. Mr. Havens informed us in August 2006 that he would not stand for re-election when his term expired at the 2006 annual meeting.

(7)	During fiscal 2005, we entered into an employment agreement with Mr. Losh pursuant to which we agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing on July 26, 2004 and ending on May 15, 2005. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the common shares on July 27, 2004. The option became exercisable in full on July 27, 2007. During fiscal 2007, we recognized $1,165,835 for financial statement reporting purposes under FAS 123R (without regard to estimates of forfeitures related to service-based vesting) with respect to this option.

Director Compensation Arrangements

During fiscal 2007, our non-management directors were compensated as follows:

•	each non-management director received an annual retainer of $70,000;

•	the Audit Committee chairperson received an additional annual retainer of $15,000;

•	the Compensation Committee chairperson received an additional annual retainer of $8,000;

•	the Nominating and Governance Committee chairperson received an additional annual retainer of $6,000;

•	each director who serves on the Audit Committee received an additional annual retainer of $2,000;

•	our non-management Presiding Director received an additional annual retainer of $15,000;

•	for each meeting attended in a fiscal year after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two (each, an “excess meeting”), each director received a special meeting fee of $1,500 for a full day and $750 for a half day or less, subject to the approval of the Compensation Committee and up to a maximum of $25,000 in any fiscal year (an “excess meeting” excludes meetings attended by a non-committee member and written actions); and

•	when a special committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year.

The above cash retainer amounts were paid quarterly.

Each director also receives (a) an annual equity award grant on the date of our Annual Meeting of Shareholders, and (b) an equity award grant upon initially being appointed or elected to the Board. The equity award grants are in both cases granted pursuant to the ODEIP and are comprised of (1) an option to acquire a number of common shares equal to $210,000 divided by the closing share price on the grant date, and (2) a RSU grant of the number of RSUs equal to $30,000, divided by the closing share price on the grant date. The equity award grants on or after November 7, 2007 will in both cases be granted pursuant to the ODEIP or the 2007 Nonemployee Directors Equity Incentive Plan and will be comprised of (1) an option to acquire a number of common shares with a value of $78,000, based upon our standard method for valuing stock options for financial accounting purposes (assuming the option is held to term), and (2) a RSU grant of the number of RSUs equal to $42,000, divided by the closing share price on the grant date. Both the option and RSUs vest in full on the first anniversary of the grant date. Options are granted with an exercise price equal to the closing price on the NYSE of a common share on the grant date and are exercisable for seven years from the grant date. RSUs are settled in common shares.

Effective November 7, 2007, our non-management directors will be compensated as follows:

•	each non-management director receives an annual retainer of $75,000;

•	the Audit Committee chairperson receives an additional annual retainer of $18,000;

•	the Compensation Committee chairperson receives an additional annual retainer of $10,000;

•	the Nominating and Governance Committee chairperson receives an additional annual retainer of $10,000;

•	each director who serves on the Audit Committee receives an additional annual retainer of $2,000;

•	our non-management Presiding Director receives an additional annual retainer of $20,000;

•	for each meeting attended in a fiscal year after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two (each, an “excess meeting”), each director receives a special meeting fee of $1,500 for a full day and $750 for a half day or less, subject to the approval of the Compensation Committee and up to a maximum of $25,000 in any fiscal year (an “excess meeting” excludes meetings attended by a non-committee member and written actions); and

•	when a special Committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the Committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year.

The November 8, 2006 option and RSU awards were made under our ODEIP. The ODEIP provides for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board of Directors who are not our employees. The aggregate number of common shares authorized for issuance pursuant to the plan is 1.5 million. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA. Under the ODEIP, all unvested options and RSUs become fully vested upon a “change of control” (defined as described above under “Potential Payment Upon Termination or Change of Control of Cardinal Health”).

In addition, directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of directors or Committee members. Directors may elect to defer payment of their fees into our DCP, one of the investment alternatives for which is a Cardinal Health common shares fund. Deferrals into the Cardinal Health stock fund are valued as if each deferral were invested in common shares as of the deferral date. For directors, deferred balances under the DCP are paid upon retirement or other termination from board service, death or disability. In all cases, payments generally will commence at least six months after the event triggering the payment.

We also provide transportation or reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings and attendance at director education programs. We may reimburse directors for out-of-pocket travel expenses incurred by the director’s spouse in connection with certain Board meetings, and may “gross-up” or reimburse the director for payment of taxes related to the reimbursement of spousal travel expenses.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of seven members of our Board of Directors, each of whom the Board of Directors has determined is independent, as defined by the rules of the NYSE. The Audit Committee’s activities are governed by a written charter, approved in its current form by the Board of Directors in November 2006, which specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2007 (the “Fiscal 2007 Audited Financial Statements”) with our management and with Ernst & Young LLP (“Ernst & Young”), our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether the provision of non-audit services to Cardinal Health is compatible with the independence of Ernst & Young.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal 2007 Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

John F. Finn, Chairman
George H. Conrades
Philip L. Francis
Gregory B. Kenny
J. Michael Losh
Michael D. O’Halleran
David W. Raisbeck

INDEPENDENT ACCOUNTANTS

Fees

Our Audit Committee approved, and our shareholders ratified, the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2007.

Audit Fees.  Audit fees include fees paid by us to Ernst & Young related to the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting for fiscal 2007, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to us by Ernst & Young for audit services rendered to us and our subsidiaries for fiscal 2006 and fiscal 2007 totaled $12,717,414 and $12,929,391, respectively.

Audit-Related Fees.  Audit-related services include due diligence services related to the PTS and other divestitures, mergers and acquisitions, audit-related research and assistance, and employee benefit plan audits. The aggregate fees billed to us by Ernst & Young for audit-related services rendered to us and our subsidiaries for fiscal 2006 and fiscal 2007 totaled $715,094 and $4,774,334, respectively.

Tax Fees.  Tax fees include tax compliance and other tax-related services. The total fees billed to us by Ernst & Young for tax services provided to us and our subsidiaries for fiscal 2006 and fiscal 2007 totaled $1,709,037 and $1,927,959, respectively. The tax compliance fees and other tax-related fees billed to us by Ernst & Young for such services provided to us and our subsidiaries for fiscal 2007 totaled $987,062 and $940,897, respectively.

All Other Fees.  The aggregate fees billed to us by Ernst & Young for all other services rendered to us and our subsidiaries, including fees relating to licensing and international and subsidiary matters, for fiscal 2006 and fiscal 2007 totaled $97,329 and $113,031, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from Cardinal Health. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that independent accountants may not provide to an audit client, as well as the Audit Committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.

Pursuant to the Pre-Approval Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-established cost levels. If not covered or encompassed by a periodic pre-approval, proposed services must be separately pre-approved. In addition, any engagement of the independent auditor to provide internal control-related services must be separately pre-approved by the Audit Committee at the time it is proposed. Any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

In adopting the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. If the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next scheduled meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval. The Pre-Approval Policy also requires that our Chief Accounting Officer evaluates, among other things, the independence requirements applicable to the accountants and approves the engagement of the independent auditor to perform any of the pre-approved services.

Representatives of Ernst & Young, which served as our independent public accountants for fiscal 2007 and which the Audit Committee has appointed as the independent public accountants for fiscal 2008, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors has nominated each of Colleen F. Arnold, R. Kerry Clark, George H. Conrades, Calvin Darden, John F. Finn, Philip L. Francis, Gregory B. Kenny, Richard C. Notebaert, David W. Raisbeck and Robert D. Walter to serve as a director of Cardinal Health until the 2008 Annual Meeting and until his or her successor is duly elected and qualified. Each of Ms. Arnold and Messrs. Clark, Conrades, Darden, Finn, Francis, Kenny, Notebaert, Raisbeck and Walter currently serves as a director of Cardinal Health.

The Board of Directors recommends that you vote FOR the election of these nominees as more fully described under “Election of Directors” in this Proxy Statement.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2008. Although ratification is not required by the Code of Regulations, Ohio law or otherwise, the Board has determined to annually submit the selection of Ernst & Young to our shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Vote Required and Recommendation of the Board of Directors.  Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares cast on the proposal in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2008.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE CODE OF REGULATIONS TO REDUCE THE SHAREHOLDER SUPERMAJORITY VOTE REQUIREMENTS TO A MAJORITY VOTE

At the meeting, we will present a proposal to amend certain provisions of our Code of Regulations. Our Code of Regulations currently requires the affirmative vote of the holders of 75% of the Cardinal Health shares having voting power (“issued and outstanding shares”) to remove a director or to amend certain provisions in our Code of Regulations. This proposal would amend those “supermajority” vote requirements and provide instead that those actions require only the affirmative vote of a majority of the issued and outstanding shares.

The Nominating and Governance Committee of our Board and our Board have concluded that it is in the best interests of shareholders to propose an amendment to eliminate the “supermajority” vote requirements on shareholder actions imposed under our Code of Regulations. Accordingly, in August 2007, on the recommendation of the Nominating and Governance Committee, the Board of Directors unanimously adopted resolutions approving and recommending to shareholders the approval of amendments to our Code of Regulations to lower the “supermajority” vote requirements imposed on shareholder action under the Code of Regulations to a “majority” vote. In deliberating the advantages of the proposal, the Nominating and Governance Committee and the Board considered that, although supermajority voting requirements are designed to protect minority shareholder interests, many investors and others have begun to view supermajority vote provisions as conflicting with principles of good corporate governance because they can, either in appearance or in practice, be viewed as making it more difficult for shareholders to effect change and participate in decisions that are properly the realm of shareholders under state law. In addition, the Board of Directors considered current investor voting guidelines and preferences, and the practices of benchmark companies.

This proposal would change the following provisions in our Code of Regulations, to reduce the supermajority vote requirements to instead require only the affirmative vote of a majority of the issued and outstanding shares:

•	Section 2.7, with respect to removing all the directors or any individual directors (subject to certain exceptions required under state law when votes sufficient to elect a director under cumulative voting have been cast against the removal of such director); and

•	Article 10, with respect to amending or repealing certain provisions of the Code of Regulations (specifically, our current Code of Regulations requires the affirmative vote of 75% of the issued and outstanding shares to amend or repeal Article 10 itself or other specified provisions of the Code of Regulations regarding the number of directors, the term of office for a director, or removal of directors).

The actual text of these sections of the Code of Regulations, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the amendments that will be made if this proposal is approved by our shareholders, is attached to this proxy statement as Appendix A. The description of the proposed amendments to our Code of Regulations is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix A.

If approved, the amended Code of Regulations will become effective at the time of the shareholder vote.

Vote Required and Recommendation of the Board of Directors.  Approval of the proposal to amend the Code of Regulations requires the affirmative vote of the holders of 75% of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR the proposal to amend our Code of Regulations to eliminate the supermajority vote provisions.

PROPOSAL 4 — ADOPTION AND APPROVAL OF THE 2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

At the meeting, we will present a proposal to adopt the 2007 Nonemployee Directors Equity Incentive Plan (the “2007 Directors Plan”). No new awards will be granted under our Amended and Restated Outside Directors Equity Incentive Plan, or ODEIP, after the 2007 Directors Plan becomes effective.

The 2007 Directors Plan is intended to assist us in attracting and retaining qualified members of our Board of Directors. The 2007 Directors Plan provides for equity ownership opportunities for members of our Board of Directors who do not serve as employees of Cardinal Health (“nonemployee directors”) in order to encourage and enable them to participate in our future prosperity and growth and to match the interests of the nonemployee directors with those of shareholders. These objectives will be promoted through the granting of equity-based awards. The types of awards that may be granted under the 2007 Directors Plan are options to purchase our common shares (“options”) and grants of restricted shares or RSUs.

The primary aspects of the proposed 2007 Directors Plan are as follows, and are subject to the terms of the proposed 2007 Directors Plan, which is set forth in Appendix B to this proxy statement:

Plan Term	Effective on approval by our shareholders. If our shareholders approve the 2007 Directors Plan on November 7, 2007, such plan will terminate on November 7, 2017 unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. However, the term and exercise of awards granted before then may extend beyond that date.
Eligibility	Nonemployee directors of Cardinal Health. After election of directors at this Annual Meeting, there will be thirteen nonemployee directors.

Shares Authorized	750,000, subject to adjustments as described below, which may be newly issued shares or treasury shares.
Plan Administrator	Our Compensation Committee will administer the 2007 Directors Plan.
Option Grants:
Exercise Price	The exercise price of options will be no less than 100% of the fair market value per common share on the day the option is granted. Unless otherwise determined by the Compensation Committee, the fair market value will be the closing price for our common shares reported on the NYSE. On September 10, 2007, the fair market value of a share under this definition was $66.66.
Vesting and Exercise Periods	Options will become exercisable at such times and subject to the terms and conditions determined by the Compensation Committee, and will be exercisable for 10 years from the date of grant or such shorter period of time as provided in the option agreement. Unless otherwise determined by the Compensation Committee, if a nonemployee director ceases to be a member of the Board for any reason, then all options or any unexercised portion of such option which otherwise are exercisable shall remain exercisable until expiration of the original term of the option and all other options will expire. The Compensation Committee has the authority to provide for acceleration or other terms affecting the exercisability of options.
Restricted Shares and RSUs	Restricted shares or RSUs may be granted to a nonemployee director on the terms and conditions and as the Compensation Committee may prescribe from time to time. All restricted shares and RSUs will be subject to a restriction period of at least one year (other than in the event of a change of control of Cardinal Health or upon the death, disability or retirement of the nonemployee director and, if the period between two annual shareholder meetings is less than 365 days, such period will be considered to be one year) during which the nonemployee director is not permitted to sell, transfer, pledge, assign or otherwise encumber the restricted shares or RSUs.

Other Information

No Reduction in Exercise Price.  Subject to adjustments described below arising from changes in our capital structure, the exercise price of any outstanding options may not be reduced without shareholder approval.

Adjustments.  In the event of a change in the capital structure of our shares (such as a stock dividend, stock split, reverse stock split, share combination, or recapitalization) or an event affecting Cardinal Health or any of our subsidiaries (such as a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, or a disaffiliation from Cardinal Health of a subsidiary or division), the Compensation Committee will make adjustments as it deems appropriate and equitable, including adjustments to the aggregate number of shares reserved for issuance under the 2007 Directors Plan, the number and exercise price of shares subject to outstanding options, the purchase price, if any, for restricted shares or RSUs, and the number of shares subject to outstanding restricted share or RSU awards.

Transferability.  Options generally are not transferable, other than by will, the laws of descent and distribution or with the prior approval of the Compensation Committee. Unless such transfer has been approved, options are exercisable during a nonemployee director’s lifetime only by the director or his or her legal representative.

Change of Control.  In the event of a change of control (as defined below), all options will immediately become exercisable and vest in full and will remain exercisable for the remainder of the original term of the option, and any restrictions applicable to any restricted shares or RSUs will lapse and all restricted shares and RSUs will be fully vested. A change of control means any of the following:

•	the acquisition by any entity of beneficial ownership of 25% or more of either the outstanding common shares or the combined voting power of the then-outstanding voting securities of Cardinal Health (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below);

•	a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest);

•	a reorganization, merger or consolidation or other sale of all or substantially all of our assets or our acquisition of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A “Non-Control Acquisition” means a transaction where: (a) the beneficial owners of our outstanding common shares and voting securities immediately prior to such transaction beneficially own more than 50% of the outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction; (b) no person beneficially owns 25% or more of the then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the transaction); and (c) at least a majority of the Board continues in office following the transaction.

Amendments.  The Board has broad authority to amend the 2007 Directors Plan, except that, other than as described above under “Adjustments,” no such amendment (i) may impair the rights of the holder of a then-outstanding award without such holder’s consent, unless such amendment is required to comply with applicable law or stock exchange or accounting rules; (ii) unless approved by shareholders, may increase the maximum aggregate number of shares available under the 2007 Directors Plan, reduce the minimum exercise price for options granted under the 2007 Directors Plan, reduce the exercise price of outstanding options; or (iii) may be effected without shareholder approval otherwise required under applicable law, regulation or stock exchange rule.

Federal Income Tax Consequences.  The grant of an option will not result in income to the nonemployee director or in a deduction for Cardinal Health. The exercise of an option will result in ordinary income for the nonemployee director and a deduction for Cardinal Health measured by the difference between the exercise price and the fair market value of the Shares received at the time of exercise.

The grant of restricted shares or RSUs will not result in income for the nonemployee director or in a deduction for Cardinal Health during the restricted period. On the lapse of such restrictions, the nonemployee director will recognize ordinary income and Cardinal Health will recognize a deduction measured by the fair market value of the common shares when the restrictions lapse.

Nonemployee directors are compensated for their services as directors. For a description of such compensation, see “Director Compensation Arrangements” of page 64 of this proxy statement.

Specific Benefits Under the 2007 Directors Plan

We have not approved any awards that are conditioned upon shareholder approval of the 2007 Directors Plan proposal. We are not currently considering any other specific award grants under the 2007 Directors Plan. If the shareholders had adopted and approved the 2007 Directors Plan in fiscal 2007, we expect that our awards to nonemployee directors during fiscal 2007 would not have been substantially different from those actually made in that year, as described on page 64 under “Director Compensation Arrangements.”

Equity Compensation Plan Information

Certain of our equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board of Directors. The following is a description of our plans that have not been approved by shareholders.

Broadly-based Equity Incentive Plan, as amended.  Our Broadly-based Equity Incentive Plan, as amended (the “Broadly-based Plan”), was adopted by the Board of Directors effective November 15, 1999. The term of the Broadly-based Plan expired on November 14, 2005, and no new awards are being granted under it. The Broadly-based Plan provides for grants in the form of nonqualified stock options, restricted shares and RSUs to our employees. The aggregate number of common shares authorized for issuance under the Broadly-based Plan is 36 million with no more than 10% of the authorized amount issuable in the form of restricted shares and RSUs having a restriction period of less than three years.

Amended and Restated Outside Directors Equity Incentive Plan, as amended, or ODEIP.  Our ODEIP was adopted by the Board of Directors effective May 10, 2000. The term of the ODEIP expires on May 10, 2010. The ODEIP provides for grants in the form of nonqualified stock options, restricted shares and restricted share units to members of the Board of Directors who are not our employees. The aggregate number of common shares authorized for issuance under the ODEIP is 1.5 million.

Deferred Compensation Plan, as amended and restated, or DCP.  Our DCP was adopted by the Board of Directors effective April 7, 1994. The DCP permits certain of our management employees to defer salary and bonus into any of several investment alternatives, including a stock equivalent account. In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. The DCP also permits our directors to defer board fees into any of several investment alternatives, including a stock equivalent account. Deferrals into the stock equivalent account are valued as if each deferral were invested in our common shares as of the deferral date. The deferral election procedures, payment events and distribution timing under the DCP are structured to satisfy the requirements of Section 409A of the Code.

For management employees, deferred balances are paid upon retirement, termination from employment, death or disability, or at a fixed future date elected by the employee. For directors, deferred balances are paid upon retirement or other termination from board service, death or disability, or at a fixed future date elected by the director. Amounts may also be withdrawn in the event of an unforeseen financial emergency. The maximum aggregate number of common shares that can be credited to stock equivalent accounts under the plan is 2.3 million. Deferred balances are paid in cash, or in common shares in kind, with any fractional shares paid in cash. The DCP contains a dividend reinvestment feature for the stock equivalent account with dividends for Section 16 officers being reinvested in investment options other than the stock equivalent account.

Global Employee Stock Purchase Plan, as amended and restated.  Our Global Employee Stock Purchase Plan, as amended and restated (the “Global Employee Stock Purchase Plan”), was adopted by the Board of Directors on February 9, 2000. The Global Employee Stock Purchase Plan permits certain international employees to purchase common shares through payroll deductions. The total number of common shares made available for purchase under the plan is 4.5 million. International employees who have been employed by us for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1 — June 30; and July 1 — December 31.

The following table summarizes information relating to our equity compensation plans at June 30, 2007:

Equity Compensation Plan Information

					Number of Common Shares
					Remaining Available for Future
	Number of Common				Issuance Under Equity
	Shares to be Issued Upon		Weighted-Average		Compensation Plans (Excluding
	Exercise of Outstanding		Exercise Price of		Common Shares Reflected in
	Options		Outstanding Options		Column (a))
Plan Category	(a)		(b)		(c)
	(In millions)				(In millions)

Equity compensation plans approved by shareholders	17.2	(1)	$58.79	(1)	14.0	(2)
Equity compensation plans not approved by shareholders(3)	17.6	(4)	$56.45	(4)	7.8	(5)

Total at June 30, 2007	34.8		$57.58		21.8

(1)	In addition to stock options outstanding under the EIP and our LTIP, also includes 424,921 and 252,460 RSUs outstanding under the EIP and LTIP, respectively, that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(2)	Includes approximately 12.1 million common shares remaining available for future issuance under the LTIP in the form of options, stock appreciation rights, stock awards or other stock-based awards. Also includes approximately 1.9 million common shares remaining available for future issuance under our ESPP.

(3)	Does not include stock options to purchase 1.8 million common shares at a weighted-average exercise price of $44.49 that were assumed by us in connection with acquisition transactions.

(4)	In addition to stock options outstanding under the Broadly-based Plan and ODEIP, also includes 14,451 and 6,224 RSUs outstanding under the Broadly-based Plan and ODEIP, respectively, that are payable solely in common shares. Also includes 54,057 shares of phantom stock outstanding under the DCP that are payable in cash or common shares. These awards do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(5)	Includes approximately 1.3 million common shares remaining available for future issuance under the ODEIP in the form of options, restricted shares or RSUs; approximately 2.3 million common shares remaining available for future issuance under the DCP; and approximately 4.2 million common shares remaining available for future issuance under the Global Employee Stock Purchase Plan.

Vote Required and Recommendation of the Board of Directors.  Approval of the 2007 Directors Plan requires the affirmative vote of the holders of a majority of the common shares cast on the proposal in person or by proxy at the Annual Meeting. Under NYSE rules, approval of the 2007 Directors Plan also requires that the holders of a majority of the shares entitled to vote on the proposal cast a vote, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered votes cast on this matter and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the proposal to adopt and approve the 2007 Nonemployee Directors Equity Incentive Plan.

PROPOSAL 5 — SHAREHOLDER PROPOSAL REGARDING AN ANNUAL SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accept responsibility, are presented below. The proposal was submitted by the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. (the owner of 4,623 common shares on April 11, 2007).

The Shareholder Proposal and the supporting statement read as follows:

“RESOLVED, that stockholders of Cardinal Health, Inc. (“Cardinal Health”) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Cardinal Health’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Cardinal Health has not always been structured in ways that best serve shareholder’s interests. For example, CEO Kerry Clark’s employment agreement includes a guaranteed bonus of $1,120,000 for 2007 and guaranteed annual stock incentive grants equal to 600% of his salary beginning in fiscal year 2008.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice which could help shape senior executive compensation

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the compensation committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Cardinal Health’s board to allow shareholders to express their opinion about senior executive compensation at Cardinal Health by establishing an annual referendum process. The results of such a vote would, we think, provide Cardinal Health with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 5

Your Board of Directors recommends a vote against Proposal 5. The Board takes seriously its responsibility for evaluating the performance of and setting compensation for Cardinal Health’s named executive officers. This dedication is reflected in the thoughtful and deliberate process described in this proxy statement under the headings “Compensation Discussion and Analysis,” “Corporate Governance” and “Election of Directors.” As discussed in those sections, the Board, acting through the Compensation Committee, has adopted a pay-for-performance compensation philosophy in accordance with which a significant majority of total direct compensation of our named executives is performance-based. The Board believes that the Compensation Committee is best positioned to make complex decisions regarding compensation philosophy and its implementation which are influenced by a wide range of complex factors, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance trends and accounting requirements and tax laws.

Moreover, as a result of corporate governance enhancements adopted by the Company in recent years, shareholders already have a number of effective ways to communicate their views on executive compensation directly to the Board and senior management of Cardinal Health. Any shareholder may communicate directly in writing to the full Board, any Board Committee, or any individual director by using the process described under “Corporate Governance — Communicating with the Board” in this proxy statement. Shareholders may express their views on executive compensation to the Board and management in person or by proxy at our annual shareholders meetings. On an ongoing basis, representatives of management and the Board, when appropriate, meet with shareholder representatives and corporate governance groups to discuss our executive compensation practices and philosophy. Your Board believes that these and other communication methods, and not an annual referendum, are the most productive ways for shareholders and the Board to discuss specific matters of mutual concern.

In addition, it is unclear whether the proposed advisory vote on executive compensation would provide the Board with meaningful shareholder input and might instead have unintended adverse consequences. For example, a decision by shareholders not to ratify our executive compensation program would not necessarily convey to the Board the reasons for shareholder dissatisfaction or what actions the Board should take to address shareholder concerns. A significant vote ratifying our executive compensation program could overshadow legitimate concerns expressed by a small number of shareholders. In contrast, a significant vote against ratifying our executive compensation program in a different year could reflect events beyond the Board’s control and unduly emphasize short-term instead of long-term results. Finally, adoption of the proposal may place us at a competitive disadvantage in recruiting and retaining executive talent due to a perception that compensation opportunities at Cardinal Health may be limited when compared with opportunities at companies that have not adopted this practice.

Vote Required and Recommendation of the Board of Directors.  If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the common shares cast on the proposal in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 6 — SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accept responsibility, are presented below. The proposal was submitted by William C Thompson, Jr. Comptroller, City of New York, on behalf the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, Room 736, New York, New York 10007-2341 (the Pension Funds owned an aggregate of 1,346,334 common shares on May 14, 2007).

The Shareholder Proposal and the supporting statement read as follows:

“RESOLVED: That the shareholders of Cardinal Health, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1) Performance Vesting Stock Options — grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2) Index Options — grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3) Performance Accelerated Stock Options — grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Cardinal Health’s executive compensation received an F grade for three consecutive years: 2006, 2005, and 2004, from Glass Lewis & Co, a proxy service provider. According to Glass Lewis, Cardinal Health paid more compensation to its top officers than the median compensation for 47 similarly sized companies, with an average enterprise value of $29 billion; more than a sector group of 9 large health care companies, and more than a sub- industry group of 11 healthcare distributors companies. The CEO was paid above the median CEO in these peer groups. Overall, the Company paid significantly more than its peers, but performed worse than its peers.

As a result, Glass Lewis would recommend that shareholders vote WITHHOLD for members of the Compensation Committee, if they were up for re-election.

For these reasons, we urge shareholders to vote FOR this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 6

Your Board of Directors recommends a vote against Proposal 6, because we believe that our current long-term incentives are performance-based and effectively align participants’ interests with those of our shareholders. The Compensation Committee has adopted a pay-for-performance philosophy in accordance with which a significant portion of our executive compensation is performance-based and long-term. The Compensation Committee has implemented a variety of long-term incentive arrangements to motivate our executives, including stock options and a new long-term incentive performance cash program. See the Compensation Discussion and Analysis beginning on page 18 of this proxy statement for more information.

The Compensation Committee views stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Stock option awards also are granted with an exercise price equal to the market price for our common shares on the date of grant, and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. As a result, the

Compensation Committee believes that fixed-price stock options provide an objective performance measure that is directly aligned with the interests of shareholders and is an appropriate performance measure for Cardinal Health.

The Compensation Committee of independent directors is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of our business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance trends and accounting requirements and tax laws. The Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences so that Cardinal Health can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Board believes adoption of this proposal is unnecessary, as the current approach to long-term incentives already effectively aligns the interests of participating executives with those of our shareholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required and Recommendation of the Board of Directors.  If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the common shares cast on the proposal in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to our 2008 Annual Meeting of Shareholders is advised that the proposal must be received by us at our principal executive offices not later than June 3, 2008 and sent to the attention of our Corporate Secretary, facsimile number (614) 652-7325. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

In addition, if a shareholder intends to present a proposal at our 2008 Annual Meeting of Shareholders without the inclusion of that proposal in our proxy materials and written notice of the proposal is not received by us on or before August 17, 2008, or if we meet other requirements of the SEC rules, proxies solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by us. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cardinal Health in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by us with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to our Investor Relations department at our corporate office, or call the Investor Relations Line at (614) 757-5222. We will promptly deliver a separate copy (free of charge) upon request.

If the enclosed proxy is executed and returned, or a proxy is voted by telephone or the Internet, the common shares represented thereby will be voted in accordance with any specifications made by the shareholder. Proxies returned without specifications made by the shareholder will be voted to elect ten directors as set forth under “Election of Directors” above, in favor of Proposals 2, 3 and 4 and against Proposals 5 and 6.

The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving notice to us in writing or in open meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet.

If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

By Order of the Board of Directors.

IVAN K. FONG, Secretary

September 28, 2007

APPENDIX A

Selections from the Code of Regulations
Indicating Proposed Changes Discussed in Proposal 3

Section 2.7  Removal of Directors.  All the directors or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of not less than ~~75 percent~~ a majority of the shares having voting power of the Company with respect to the election of directors, provided that unless all the directors are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Any director may also be removed by the board of directors for any of the causes specified in~~Section~~ §1701.58(B), Ohio Revised Code, or any future statute of like tenor or effect.

* * *

ARTICLE 10

Amendment of Regulations

These regulations may be amended or new regulations may be adopted: (a) at any meeting of the shareholders held for such purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, ~~except that the affirmative vote of the holders of record of not less than 75 percent of the shares having voting power with respect to any such proposal shall be required to amend, change, adopt any provision inconsistent with, or repeal Sections 2.2, 2.5, or 2.7 or to amend, change, or repeal the provisions of this Article 10 establishing the voting requirements for amending, changing, adopting any provision inconsistent with, or repealing Sections 2.2, 2.5, or 2.7~~; or (b) without a meeting of the shareholders, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, ~~except that the written consent of the holders of record of not less than 75 percent of the shares having voting power with respect to any such proposal shall be required to amend, change, adopt any provision inconsistent with, or repeal Sections 2.2, 2.5, or 2.7 or to amend, change, or repeal the provisions of this Article 10 establishing the consent requirements for amending, changing, adopting any provisions inconsistent with, or repealing Sections 2.2, 2.5, or 2.7. If any amendment or new regulations are adopted without a meeting of the shareholders, the secretary shall mail a copy of the amendment or new regulations to each shareholder who would have been entitled to vote on the proposal but who did not participate in the adoption of the amendment or new regulations.~~

A-1

APPENDIX B

CARDINAL HEALTH, INC.
2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

Section 1.  PURPOSE

The purpose of the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan (the “Plan”) is to assist Cardinal Health, Inc. (the “Company”) in attracting and retaining qualified members of its Board of Directors (the “Board”). The Plan provides for equity ownership opportunities to directors in order to encourage and enable them to participate in the Company’s future prosperity and growth and to match the interests of directors with those of shareholders.

These objectives will be promoted through the granting to Nonemployee Directors (defined below) of equity-based awards (“awards”). The types of awards that may be granted under the Plan are options (“Stock Options”) to purchase Shares (defined below) and grants of Shares or Share Units subject to Section 6 (“Restricted Shares” or “Restricted Share Units”).

Section 2.  ADMINISTRATION

The Plan shall be administered by the Human Resources and Compensation Committee (the “Committee”) of the Board, which shall have the power and authority to grant Stock Options, Restricted Shares and Restricted Share Units to members of the Board who do not serve as employees of the Company (“Nonemployee Directors”). In particular, the Committee shall have the authority to: (i) select Nonemployee Directors as recipients of awards; (ii) determine the number and type of awards to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any award; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (v) interpret the Plan and any award granted and any agreements relating thereto; and (vi) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons.

Section 3.  ELIGIBILITY

Only Nonemployee Directors are eligible to receive awards under the Plan. Members of the Committee who are Nonemployee Directors are eligible to receive awards.

Section 4.  SHARES SUBJECT TO PLAN

The total number of the common shares of the Company, without par value (“Shares”), reserved and available for issuance pursuant to awards hereunder (“Available Shares”) shall be 750,000. The Available Shares may consist of authorized but unissued Shares or treasury Shares, including Shares purchased on the open market. For purposes of this Section 4, the aggregate number of Available Shares under the Plan at any time shall not be reduced by Shares subject to awards that have been cancelled, expired or forfeited. Shares granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Nonemployee Director. Notwithstanding anything to the contrary contained herein, the following Shares shall not become available for awards under the Plan: (i) Shares subject to awards that have been retained by the Company in payment or satisfaction of the exercise price of an award, or (ii) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the exercise price of an award.

In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation from the Company of a Subsidiary or division (“Disaffiliation”), or similar event affecting the Company or any of its subsidiaries (each, an “Organic Change”), the Committee shall make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number of Shares reserved for issuance under the Plan, the number and exercise price of Shares subject to outstanding Stock Options, the purchase price, if any, for Restricted Shares or Restricted Share Units, and the number of Shares subject to a Restricted Share or Restricted

Share Unit award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a Stock Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Stock Option shall conclusively be deemed valid), (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding awards, and (z) in connection with any Disaffiliation, arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate or division or by the entity that controls such subsidiary, affiliate or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon Company securities).

Section 5.  STOCK OPTIONS

Any Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Stock Options granted under the Plan will be options that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate.

(a) Eligibility and Grant.  All Stock Options shall be evidenced by a written agreement, which shall be dated as of the date on which a Stock Option is granted, signed (electronically or otherwise) by an officer of the Company authorized by the Committee, and which the Committee may also require the Nonemployee Director to sign (electronically or otherwise). Such agreement shall describe the Stock Options and state that such Stock Options are subject to the Plan.

(b) Exercise of Stock Options.  Stock Options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment or cliff exercise provisions) as shall be determined by the Committee. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the award of such Stock Option.

(c) Exercise Price.  The exercise price per Share purchasable under a Stock Option shall be determined by the Committee, except that the per Share exercise price shall be no less than 100% of the fair market value per Share as of the day the Stock Option is granted. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(d) No Stock Option Repricing.  Subject to Section 4 of the Plan, the exercise price of any Stock Option may not be reduced without shareholder approval.

(e) Maximum Term.  Each Stock Option shall be exercisable for 10 years from the date of grant or such shorter period of time as may be provided in the Stock Option agreement.

(f) Transferability of Stock Options.  Except as otherwise provided hereunder, Stock Options shall be transferable by the Nonemployee Director only with prior approval of the Committee. Any attempted transfer without Committee approval shall be null and void. Unless Committee approval of the transfer shall have been obtained, all Stock Options shall be exercisable during the Nonemployee Director’s lifetime only by the Nonemployee Director or the Nonemployee Director’s legal representative. Without limiting the generality of the foregoing, the Committee may, in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any Stock Option by a Nonemployee Director to a member of the Nonemployee Director’s family or to a family entity. In such case, the Stock Option shall be exercisable only by such transferee. For purposes of this provision: (i) a Nonemployee Director’s “family” shall include the Nonemployee Director’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including through adoptive relationships, and any person sharing the Nonemployee Director’s household (other than a tenant or employee); and (ii) a “family entity” shall include a trust in which the foregoing persons have more than fifty percent (50%) of the beneficial interest, a foundation in which the foregoing persons (or the Nonemployee Director) control the management of assets, and any other entity in which the foregoing persons (or the Nonemployee Director) own more than fifty percent (50%) of the voting interests; and (iii) neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by family members (or the Nonemployee Director) in exchange for an interest in that entity shall be considered to be a transfer for consideration.

(g) Method of Exercise.  Stock Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased. No Shares shall be transferred until full payment therefor has been made. Payment for exercise of a Stock Option may be made (i) in cash, (ii) by delivery of Shares already owned by the Nonemployee Director, (iii) by attestation of ownership of such already-owned Shares, (iv) to the extent permitted by law, by delivery of cash from the proceeds of a sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates, or (v) by any combination of the foregoing.

(h) Termination of Option.  Except as otherwise provided herein, unless otherwise determined by the Committee at or after grant or termination, if a Nonemployee Director ceases to be a member of the Board for any reason, then all Stock Options or any unexercised portion of such Stock Options which otherwise are exercisable shall remain exercisable until expiration of the original term of such Stock Options.

Section 6.  RESTRICTED SHARES AND RESTRICTED SHARE UNITS

Restricted Shares or Restricted Share Units may be granted to Nonemployee Directors alone or in addition to other awards granted under the Plan. For purposes of the Plan, “Restricted Shares” shall mean Shares issued to Nonemployee Directors subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and a prohibition on transfer, which may also be subject to such other restrictions as the Committee may impose, and “Restricted Share Units” shall mean a grant of a right to receive Shares in the future, with such units subject to a risk of forfeiture or other restrictions that will lapse at the end of a specified period or upon the achievement of performance or other objectives. Any Restricted Shares or Restricted Share Units granted under the Plan shall be subject to the following restrictions and conditions, and shall contain such additional terms and conditions in the applicable award agreement, not inconsistent with the terms of the Plan, as the Committee deems appropriate. The provisions of Restricted Share or Restricted Share Unit awards need not be the same with respect to each recipient.

(a) Restricted Share and Restricted Share Unit Award Agreement.  Each Restricted Share or Restricted Share Unit grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee. Such Restricted Share Award Agreement or Restricted Share Unit Award Agreement shall describe the Restricted Shares or Restricted Share Units and state that such Restricted Shares or Restricted Share Units are subject to the Plan and shall contain such other terms and provisions, consistent with the Plan, as the Committee may approve. At the time any Restricted Shares or Restricted Share Units are awarded, the Committee may determine that such Restricted Shares or Restricted Share Units shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company upon occurrence of certain events determined by the Committee, in its sole discretion, and specified in the applicable Restricted Share Award Agreement or Restricted Share Unit Award Agreement. Awards of Restricted Shares or Restricted Share Units must be accepted by a grantee thereof within the period of time specified by the Committee at grant, if any, by executing the Restricted Share Award Agreement or Restricted Share Unit Award Agreement and paying the purchase price, if any, of such award. The prospective recipient of a Restricted Share or Restricted Share Unit award shall not have any rights with respect to such award, unless such recipient executes an agreement evidencing the award and delivers a fully executed copy thereof to the Company, and otherwise complies with the applicable terms and conditions of such award.

(b) Share Restrictions.  Subject to the provisions of the Plan and the applicable Restricted Share Award Agreement or Restricted Share Unit Award Agreement, during a period set by the Committee commencing with the date of such award and ending on such date as determined by the Committee at grant (the “Restriction Period”), the Nonemployee Director shall not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares or Restricted Share Units awarded under the Plan. No Restriction Period shall be less than one year, except in the event of a change of control of the Company or upon the death, disability or retirement of a Nonemployee Director; provided that the period of time from one annual meeting of shareholders to the next shall be considered one year whether or not it includes 365 calendar days. Unless otherwise determined by the Committee at or after grant or termination of service, if a Nonemployee Director’s service to the Company terminates during the Restriction Period, all Restricted Shares or Restricted Share Units held by such Nonemployee Director still subject to restriction shall be forfeited by the Nonemployee Director.

(c) Stock Certificate and Legends.  Each Nonemployee Director receiving a Restricted Share award shall be issued a stock certificate or book-entry account on the Company’s transfer agent’s records in respect of such Restricted Shares. Such certificate or book entry shall be registered in the name of the Nonemployee Director. The Committee may require that any stock certificates evidencing such Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares award, the Nonemployee Director shall have delivered a stock power, endorsed in blank, relating to the Restricted Shares covered by such award.

(d) Shareholder Rights.  Except as provided in this Section 6, the Nonemployee Director shall have, with respect to the Restricted Shares covered by any award, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends or other distributions, with respect to the Shares, but subject, however, to those restrictions placed on such Restricted Shares pursuant to the Plan and as specified by the Committee in the Restricted Share Award Agreement. A Nonemployee Director shall not have any rights as a shareholder of the Company with respect to the Restricted Share Units unless and until the Shares underlying such Restricted Share Units have been issued or transferred and registered in the name of such Nonemployee Director; provided that a Restricted Share Unit Award Agreement may provide for dividend equivalents to be paid with respect to outstanding Restricted Share Units.

(e) Expiration of Restriction Period.  If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Nonemployee Director. Unrestricted shares subject to vested Restricted Share Units shall be delivered to the Nonemployee Director pursuant to the terms of the applicable Restricted Share Unit Award Agreement (which may, subject to Section 10(f), provide for deferral of such delivery to a date that is later than the date of vesting).

Section 7.  CHANGE OF CONTROL

(a) In the event of a Change of Control (as defined below), unless otherwise determined by the Committee at the time of grant and subject to Section 7(c), the following provisions shall apply:

(i) On the date that such Change of Control occurs, any or all Stock Options not previously exercisable and vested shall become fully exercisable and vested, and all outstanding Stock Options shall remain exercisable for the remainder of their original term.

(ii) On the date that such Change of Control occurs, the restrictions applicable to any or all Restricted Shares and Restricted Share Units shall lapse and such awards shall be fully vested.

(b) For purposes of the Plan, “Change of Control” means any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of twenty-five percent (25%) or more of either (x) the then-outstanding Shares of the Company (the “Outstanding Company Common Shares”), or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of

Control: (A) any acquisition directly from the Company or any corporation controlled by the Company, (B) any acquisition by the Company or any corporation controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 7(b)); or

(ii) individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any), and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 8.  AMENDMENTS AND TERMINATION

(a) The Board may amend, alter or discontinue the Plan; provided, however, that no amendment, alteration or discontinuation shall be made (i) which would impair the rights of an optionee, participant or permitted transferee under any award theretofore granted without the optionee’s, participant’s or transferee’s consent, except for amendments made to cause the Plan or such award to comply with applicable law, stock exchange rules or accounting rules; or (ii) without the approval of the Company’s shareholders to the extent such approval is required by applicable law, regulation or stock exchange rule.

In addition, without limiting the foregoing, unless approved by the Company’s shareholders and subject to Section 4 of the Plan, no such amendment or alteration shall be made that would: (i) increase the maximum aggregate number of Available Shares under the Plan; (ii) reduce the minimum exercise price for Stock Options granted under the Plan; or (iii) reduce the exercise price of outstanding Stock Options. Subject to the above provisions, the Board shall have authority to amend the Plan in any respect, including, without limitation, to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

Section 9.  UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a participant, optionee or transferee, nothing contained herein shall give any such participant, optionee or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

Section 10.  GENERAL PROVISIONS

(a) Additional Awards Permitted.  Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees, consultants or Nonemployee Directors.

(b) Additional Restrictions Permitted.  The Committee may specify on the date an award is granted that part or all of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Stock Options or upon the termination of the Restriction Period applicable to Restricted Share Units or (ii) Restricted Shares no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Plan, will be subject to further restrictions on transfer.

(c) Beneficiaries.  The Committee may establish such procedures as it deems appropriate for a Nonemployee Director to designate a beneficiary to whom any amounts or benefits payable in the event of the Nonemployee Director’s death are to be paid.

(d) Laws Governing.  The Plan and all awards made and action taken thereunder shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Ohio, except to the extent superseded by federal law.

(e) Government Regulation.  Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

(f) Section 409A.  It is the intention of the Company that no award shall be “deferred compensation” subject to Section 409A of the Code (“Section 409A”), unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all awards shall be interpreted accordingly. The terms and conditions governing any awards that the Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable award agreement, and shall comply in all respects with Section 409A.

Section 11.  EFFECTIVE DATE

The Plan shall become effective on the date when it is approved by the shareholders of the Company. No new awards shall be granted under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan after this Plan becomes effective.

Section 12.  TERM OF PLAN

No award shall be granted pursuant to the Plan more than 10 years after the date on which the Plan is first approved by the shareholders of the Company unless it is terminated earlier under Section 8 of the Plan, but awards granted prior to such date may extend beyond that date.

Section 13.  INDEMNIFICATION

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award granted under the Plan. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under or in connection with the Plan or any award granted under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her, except a judgment based upon a finding of bad faith, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, contained in any indemnification agreements, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

Section 14.  SAVINGS CLAUSE

In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed so as to foster the intent of the Plan.

Section 15.  AWARDS TO NONEMPLOYEE DIRECTORS OUTSIDE OF UNITED STATES

The Committee may modify the terms of any award under the Plan granted to a Nonemployee Director who, at the time of grant or during the term of the award, is resident or employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order to accommodate differences in local law, regulation, tax policy or custom, or so that the value and other benefits of the award to the Nonemployee Director, as affected by foreign tax laws and other restrictions applicable as a result of the Nonemployee Director’s residence or employment abroad, will be comparable to the value of such an award to a Nonemployee Director who is resident or employed in the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval of the shareholders of the Company.

. NNNNNNNNNNNN Admission Ticket NNNNNNNNNNNNNNN [Graphic Appears Here] MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 [Graphic Appears Here] [Graphic Appears Here] C123456789 000004 NNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 7, 2007. [Graphic Appears Here] [Graphic Appears Here] • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by Internet Vote by telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card X • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees: 01 — Colleen F. Arnold 04 — Calvin Darden 07 — Gregory B. Kenny 10 — Robert D. Walter For Withhold For Withhold For Withhold [Graphic Appears Here] [Graphic Appears Here] 02 — R. Kerry Clark 05 — John F. Finn 08 — Richard C. Notebaert [Graphic Appears Here] [Graphic Appears Here] 03 — George H. Conrades 06 — Philip L. Francis 09 — David W. Raisbeck [Graphic Appears Here] [Graphic Appears Here] B Issues — The Board of Directors recommends a vote FOR proposals 2, 3 and 4 and AGAINST proposals 5 and 6. For Against Abstain [Graphic Appears Here] For Against Abstain [Graphic Appears Here] 2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. 3. Proposal to approve amendments to the Code of Regulations to reduce the shareholder supermajority vote requirements to a majority vote. 4. Proposal to adopt and approve the 2007 Nonemployee Directors’ Equity Incentive Plan. [Graphic Appears Here] [Graphic Appears Here] 5. Shareholder proposal regarding an annual shareholder advisory vote on executive compensation. 6. Shareholder proposal regarding performance-based stock options. [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] • To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.

NNNNNNN 00S3EB C 1234567890 J N T 1 U P X 0 1 4 8 4 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND <STOCK#> . Admission Ticket Cardinal Health 2007 Annual Meeting of Shareholders November 7, 2007 at 2:00 p.m. Local Time 7000 Cardinal Place, Dublin, OH 43017 Upon arrival, please present this admission ticket and photo identification at the registration desk. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Cardinal Health This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. Kerry Clark, Ivan K. Fong and Jeffrey W. Henderson, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 10, 2007, at the annual meeting of shareholders to be held on November 7, 2007, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present. By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 on the reverse side, FOR proposal 2, FOR proposal 3, FOR proposal 4, AGAINST proposal 5, AGAINST proposal 6, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged. [Graphic Appears Here] Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.